Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.25

AMENDMENT NO. 3 (3/14/19)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

ZUFFA PARENT, LLC

Dated as of August 18, 2016

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT AN EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

ii

iii

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ZUFFA PARENT, LLC, a Delaware limited liability company (the “Company”), dated as of August 18, 2016 (the “Restatement Date”), by and among the Company and the Members party hereto.

RECITALS

WHEREAS, (i) the Company has been heretofore formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware Act”) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on July 27, 2016 (the “Certificate”), and (ii) certain original members of the Company entered into a written agreement pursuant to the Delaware Act governing the affairs of the Company and the conduct of its business (the “Existing Agreement”);

WHEREAS, in connection with a restructuring effected pursuant to the Securities Purchase Agreement (“Purchase Agreement”), entered into as of July 8, 2016, as the same may be amended from time to time, by and among the sellers set forth on Schedule 2.2 thereto, solely for the purposes set forth in Section 12.21 thereof, Frank Fertitta III, Lorenzo Fertitta and Dana White, Zuffa, LLC, VGD Buyer, LLC (“VGD”), solely for purposes of Sections 2.5 and 12.22 thereof, the WME Member (as defined below) and, solely for purposes of Section 12.19 thereof, Lorenzo Fertitta, (a) VGD merged with and into the Company, with the Company surviving the merger (the “Restructuring Merger”), and (b) by virtue of the Restructuring Merger, (i) the Class A Common Units (as defined in the First Amended and Restated Limited Liability Company Agreement of VGD (the “VGD LLC Agreement”)) outstanding immediately prior to the Restructuring Merger held by the WME Member, the SL Member (as defined below), the KKR Member (as defined below) and the UFC Co-Invest Member (as defined below), were cancelled and ceased to be outstanding and were converted into the right to receive Class A Common Units (as defined below) of the Company, (ii) the Class P Units (as defined in the VGD LLC Agreement) outstanding immediately prior to the Restructuring Merger held by the MSD Member were cancelled and ceased to be outstanding and were converted into the right to receive Class P Units (as defined below) of the Company; (iii) the Warrants (as defined in the VGD LLC Agreement) outstanding immediately prior to the Restructuring Merger held by the MSD Member were cancelled and ceased to be outstanding and were converted into the right to receive Warrants (as defined below) of the Company, (iv) the membership interests of the Company immediately prior to the Restructuring Merger not held by VGD Buyer were cancelled and ceased to be outstanding and were converted into the right to receive Class B Common Units (as defined below) of the Company; and (v) the membership interests of the Company immediately prior to the Restructuring Merger held by VGD were cancelled;

WHEREAS, the Company wishes to issue certain Profits Units (as defined below) to UFC Management Holdco LLC, a Delaware limited liability company (“UFC Management Holdco”), and, in turn, UFC Management Holdco will issue corresponding profits interests to certain individuals; and

WHEREAS, the Members have determined to amend and restate the Existing Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE IV

DEFINITIONS AND USAGE

Section 4.01 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“A&M Report” means the “MED” case in the report by Alvarez & Marsel entitled “Synergy Assessment” dated June 2016 and attached as Schedule D, provided the potential incremental savings relating to the development and production services on The Ultimate Fighters (identified on page 5 of said report) shall not be taken into account in terms of pursuing, implementing or otherwise achieving said “MED” case.

“Accounting Firm” is defined in Section 6.07(d).

“Acquisition Debt” means debt incurred to facilitate the transactions pursuant to the Purchase Agreement, comprised of the debt under the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 6.05 in connection with the issuance of a new Membership Interest to such Person after the Restatement Date.

“Additional Purchase Right” is defined in Section 6.06(b).

“Additional Securities” is defined in Section 6.06(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person, and including any Trust or Family Member of such Person; provided, that for purposes of this Agreement, (a) no Member (or member of UFC Management Holdco) shall be deemed to be an Affiliate of any other Member (or member of UFC Management Holdco) solely by virtue of this Agreement and (b) the Company, on the one hand, and each of the Members (and each member of UFC Management Holdco), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Agreement” is defined in the preamble hereto.

“Approved Company Sale” means any Sale Transaction approved by Directors who were designated by Members who collectively hold at least a majority of all Common Units held by those Members who are entitled to designate Directors (which approving Directors must include a Director (if any are then serving on the Board and have not failed to attend a recalled Board meeting in accordance with Section 6.04(b)) designated by each of the WME Member, the SL Member and the KKR Member).

“Approved Company ROFO Sale Exercise Notice” is defined in Section 10.09(b).

“Approved Company ROFO Sale Notice” is defined in Section 10.09(a).

“Approved Company ROFO Sale Option Period” is defined in Section 10.09(b).

“Approved Company ROFO Sale Purchase Price” is defined in Section 10.09(a).

“Approved Company ROFO Sale Purchase Terms” is defined in Section 10.09(a).

“Approved Company ROFO Sale Transaction” is defined in Section 10.09(a).

“Approved IPO” is defined in Section 9.07.

“Audit Committee” is defined in Section 9.03(d).

“Audit Committee Members” is defined in Section 9.03(d).

“Available Cash Flow” means the gross cash proceeds of the Company and its Subsidiaries (on a consolidated basis), excluding Capital Proceeds, less the portion thereof used to pay, or establish reserves for, all Company or Subsidiary expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by Majority Board Approval (it being understood and agreed that the Company’s expenses shall include compensation for all employees of the Company and its Subsidiaries). “Available Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“BBA Rules “ means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Blocker” means an entity that is (a) newly-formed for purposes of making a direct or indirect investment in the Company, (b) treated as a U.S. corporation for U.S. federal income tax purposes and (c) incorporated or formed under the laws of the United States (or any State thereof). For purposes of clause (a) of this definition, an entity shall be treated as “newly-formed” to the extent it is a successor to the January Capital Member in connection with a domestication of the January Capital Member, whether by a reorganization under Section 368(a)(1)(F) of the Code or otherwise.

“Blocker Covenant” is defined in Section 10.10.

“Blocker Member” means (x) any Blocker that directly (or indirectly through an entity that is taxable as a flow through for U.S. federal income tax purposes) holds Membership Interests in respect of Common Units and that is controlled, directly or indirectly, by Silver Lake Group, L.L.C., KKR North America Fund XI AIV GP LLC, Flash Entertainment FZ-LLC or any other Parent of the January Capital Member, WME Entertainment Parent, LLC, the Fertitta Member or the Dana White Member, respectively, or Permitted Transferees thereof, (y) any Blocker the interests of which are owned by a transferee to whom the right to have the Blocker be deemed a “Blocker Member” have been assigned in accordance with Section 14.04(c) hereof and (z) solely with respect to Section 11.01(a) and Section 11.01(e), up to three Blockers controlled, directly or indirectly, by MSD Capital, L.P. or MSD Partners, L.P. that (1) hold Membership Interests in respect of Common Units (and only Common Units), (2) at all times complies with the Blocker Covenant and (3) complies with the obligations of Section 11.01(e).

“Board” means the Board of Directors of the Company.

“Board Observer” is defined in Section 9.05.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York, State of Nevada or State of California or is a day on which banking institutions in the State of New York, State of Nevada or State of California are authorized or required by law or other governmental action to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 7.02(a).

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any class of Membership Interest in the Company held or purchased by such Member.

“Capital Expenditures” means for any period, the additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries that are set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP.

“Capital Proceeds” means the gross proceeds of the Company and its Subsidiaries (on a consolidated basis) received in connection with a Capital Transaction, less (a) reasonable and documented out-of-pocket transaction fees and expenses payable by the Company and its Subsidiaries in connection with such Capital Transaction, (b) amounts used to repay indebtedness of the Company or any of its Subsidiaries that by its terms is required to be repaid in connection with such Capital Transaction and amounts used to repurchase or redeem Class P Units to the extent required by Annex A in connection with such Capital Transaction and (c) in the case of a sale of all or substantially all of the Company’s and its Subsidiaries’ assets (determined on a consolidated basis based on value) or Liquidation, reasonable reserves (other than reserves established to voluntarily repay indebtedness), as determined by Majority Board Approval. If any Capital Proceeds consist of non-cash consideration, the value of any such non-cash consideration shall be the fair market value thereof as determined by Majority Board Approval.

“Capital Schedule” is defined in Section 7.02(a)(i).

“Capital Transaction” means a Sale Transaction or a Liquidation pursuant to Section 13.02.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by Majority Board Approval; and

(b) the Carrying Values of all such assets may, as determined by Majority Board Approval, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for a portion of such Member’s interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); (iv) in connection with the making of an Earn-Out Payment (irrespective of whether such Earn-Out Payment is treated as a partnership distribution for U.S. federal income tax purposes); (v) in connection with and at the time of a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member, and (vi) immediately after the exercise of a Warrant, to the extent required by Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(1); provided, however, that adjustments pursuant to clauses (i), (ii), (iii), (iv) and (v) of this paragraph need not be made if it is determined by Majority Board Approval that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member; provided, further, that notwithstanding the foregoing, adjustments pursuant to this clause (b) shall be made on the Restatement Date. In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Catch-Up Profits Unit” means a Profits Unit designated as a “Catch-Up Profits Unit” in the applicable award agreement or other agreement between the holder of such Profits Unit (including any indirect holder thereof) and the Company or UFC Management Holdco, as applicable, with respect to the issuance of such Profits Unit.

“Certificate” is defined in the Recitals hereto.

“Chairman” is defined in Section 9.02(b).

“Class A Common Units” means a Unit having the rights, privileges and obligations specified with respect to “Class A Common Units” in this Agreement.

“Class A Member” means any Member that holds Class A Common Units, in such Member’s capacity as a holder of such Units.

“Class B Common Units” means a Unit having the rights, privileges and obligations specified with respect to “Class B Common Units” in this Agreement.

“Class B Member” means any Member that holds Class B Common Units, in such Member’s capacity as a holder of such Units.

“Class P Member” means any Member that holds Class P Units, in such Member’s capacity as a holder of such Units.

“Class P Units” means a Unit having the rights, privileges and obligations specified with respect to “Class P Units” in this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each of the Sponsor Members, the equity commitment set forth in such Sponsor Member’s (or its Affiliate’s) Equity Funding Letter (as defined in the Purchase Agreement).

“Common Member” means any Member that holds Common Units, in such Member’s capacity as a holder of such Units.

“Common Units” means the Class A Common Units and the Class B Common Units and any New Units from time to time having the rights, privileges and obligations specified with respect to “Common Units” in this Agreement.

“Company” is defined in the preamble hereto.

“Company Representative” means for any relevant taxable year of the Company to which the BBA Rules apply, the WME Member acting as the “partnership representative” (as such term is defined under the BBA Rules) or such other person as may be appointed by the WME Member.

“Competitive Business “ means any mixed martial arts league or organization (or other fighting league or organization of which mixed martial arts as a concept (and without regard to any specific mixed martial arts rules) is the primary form of combat).

“Confidential Information” is defined in Section 11.02(b).

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Entities” is defined in Section 12.02(c)(iii).

“Corresponding Direct Management Units” is defined in Section 11.04.

“Covered Person” means each Member or an Affiliate thereof, and each current or former shareholder, member, partner, director, representative, officer or authorized agent or trustee of a Member or an Affiliate thereof, and each officer or authorized agent of the Company or of an Affiliate controlled by the Company, including each Director and Officer, in each case, in his capacity as such.

“Dana White Member” means, collectively, DAW Family Trust dated 09/05/06 (as amended 05/30/13), Dana and Anne White 2012 Irrevocable Trust dated 12/31/12 (as amended 05/30/13) and any Permitted Transferee of either of the foregoing that is a Related Person of the Dana White Member. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the Dana White Member, such consent, approval, waiver or notice shall be given by Dana White.

“Delaware Act” is defined in the Recitals hereto.

“Debt Securities” means debt securities or instruments for money borrowed issued by the Company or any of its Subsidiaries (including pursuant to a bond offering or similar capital markets transaction), provided, that Debt Securities shall not include the Acquisition Debt or any other credit facility or bank financing of the Company or any of its Subsidiaries.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by Majority Board Approval.

“Dilutive Adjustment” is defined in Section 7.03(g)(ii).

“Director” is defined in Section 9.02(a).

“DirecTV Agreement” means that certain Pay-Per-View License Agreement, dated as of February 1, 2011, by and between Zuffa, LLC and DirecTV, LLC (as amended, supplemented, modified, restated or replaced from time to time).

“Dispute” is defined in Section 14.06.

“Dissolution Event” is defined in Section 13.01(c).

“Distribution Threshold” means, with respect to each Profits Unit, the “Distribution Threshold” set forth in the applicable award agreement or other agreement between the holder of such Profits Unit and the Company with respect to the issuance of such Profits Unit or as otherwise established by the WME Directors, in each case as may be adjusted by the WME Directors, in good faith, to account for changes to the Equivalent Price of a Class A Common Unit resulting from Capital Contributions, distributions of Capital Proceeds or Available Cash Flow, Earn-Out Payments, recapitalizations, Unit splits or other similar events; provided that (i) the initial Distribution Threshold of Profits Units issued to Ariel Emanuel and/or Patrick Whitesell or their respective Trusts or Family Members within ninety (90) days following the Restatement Date shall be $1,000 and (ii) (x) the initial Distribution Threshold of Profits Units issued to Ariel Emanuel and/or Patrick Whitesell or their respective Trusts or Family Members after ninety (90) days following the Restatement shall be the Equivalent Price of a Class A Common Unit as of the date of issuance and (y) the Distribution Threshold of Profits Units issued to Ariel Emanuel and/or Patrick Whitesell or their respective Trusts or Family Members shall be adjusted to account for changes to the

Equivalent Price of a Class A Common Unit resulting from Capital Contributions, distributions of Capital Proceeds or Available Cash Flow, Earn-Out Payments, recapitalizations, Unit splits or other similar events, in each case of clauses (x) and (y), by the Board, acting unanimously and in good faith. For the avoidance of doubt, no adjustment to the “Distribution Threshold” applicable to a Profits Unit shall be made in respect of any distribution of Available Cash Flow or other cash and/or property of any kind in which such Profits Unit participates in accordance with this Agreement.

“Drag-Along Member” is defined in Section 7.05(a).

“Drag-Along Sale Transaction” is defined in Section 10.05(a).

“DW Put Right” is defined in Section 10.08(b).

“Earn-Out Funding Units” means any Units issued pursuant to Section 4.03(g)(ii)(D).

“Earn-Out Payments” means the sum of (i) the amount of any earn-outs due under the Purchase Agreement, plus (ii) if any portion of such payments described in clause (i) are funded by the Company, the amount of any additional consideration due to the recipients of any earn-outs due under the Purchase Agreement so that the Economic Cost thereof is borne solely by the Members, other than the Class B Members, unless an affected Class B Member consents otherwise with respect to such Class B Member.

“Earn-Out Recipient” means a recipient of an Earn-Out Payment.

“EBITDA” means net income or loss of the Company and its Subsidiaries (on a consolidated basis), as determined in accordance with GAAP, plus (a) interest expense (net of interest income), amortization or write off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums, (b) depreciation and amortization expense (not including amortization of costs of acquired and licensed content), (c) income tax expenses, and (d) share of losses from joint ventures, minus share of income from joint ventures.

“Economic Cost” has the meaning set forth in Section 7.03(g)(iii).

“Entity Taxes” means any taxes (including interest, penalties and additions to tax) imposed under the BBA Rules.

“Equity Securities” means, with respect to any Person, any (a) membership interests or shares of capital stock, (b) equity, ownership, voting, profit or participation interests or (c) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Equivalent Price” means, with respect to any Member, the amount, if any that such Member would be entitled to in a Liquidation and dissolution of the Company and a distribution of the proceeds therefrom pursuant to Section 7.03(c) if 100% of the Company’s business and assets were sold in an all cash transaction for an implied valuation: (i) with respect to a tag-along transaction pursuant to Section 10.04, that would result in the Transferring Member receiving (pursuant to Section 7.03(c)) an amount equal to the Proposed Tag Along Price in exchange for the Transferred Interests, (ii) with respect to a Sale Transaction pursuant to Section 10.05, equal to the aggregate consideration reasonably expected to be received by the Members (or the Company and its Subsidiaries in the event of a sale of assets) as set forth in the Sale Request, adjusted as necessary to assume a Sale Transaction Percentage of 100% and assuming the full release of any proceeds to be held in escrow and the exercise in full of the Warrants; provided that to the extent any such Transfer or Sale Transaction is for less than all of any Member’s Membership Interests, the amount payable with respect to such Member in respect of its Membership Interests shall be only that payable with respect to such Transferred or sold Membership Interests and, accordingly, such Member’s Equivalent Price shall be reduced pro rata based on the percentage of such Membership Interests (assuming the exercise in full of the Warrants) being so Transferred or sold and (iii) in connection with an IPO Conversion in accordance with Section 11.01, equal to the valuation implied by the offering price to the public in the IPO. Notwithstanding anything to the contrary herein, the Class P Units shall be included in the determination of “Equivalent Price” solely to the extent such Units are being actually redeemed or repurchased in connection with the transaction in which such Equivalent Price is being determined.

“Event” means UFC championship and non-championship mixed martial arts match-ups with featured undercards and a main card that are distributed on a pay-per-view basis.

“Executive Redemption Agreement” means that certain Redemption Agreement, dated as of the Second Amendment Date, by and between the Company and Ariel Emanuel and unanimously approved by the Board.

“Existing Agreement” is defined in the Recitals hereto.

“Expenses” is defined in Section 12.02(c)(iii).

“Fair Market Value” of any Membership Interests or other Equity Securities means the fair market value of such Membership Interests or other Equity Securities determined without regard to any minority or illiquidity discount, as determined by the Board in good faith.

“Family Member” means, with respect to a Person, such Person’s Spouse, domestic partner, parents, children, siblings or lineal descendants (including adoptive relationships), including any Affiliates thereof.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of August 18, 2016, by and among VGD Merger Sub, LLC, UFC Holdings, LLC, the Borrower (as defined therein), Holdings (as defined therein), the Lenders party thereto (as defined therein), Goldman Sachs Bank USA, as, inter alia, Administrative Agent (as defined therein), Deutsche Bank Securities Inc., as Syndication Agent (as defined therein), and the Co-Documentation Agents (as defined therein), including all exhibits, annexes and schedules thereto, as amended, supplemented, modified, restated or replaced from time to time.

“Fertitta Member” means each of Fertitta Business Management LLC, Frank J. Fertitta, III 2006 Irrevocable Trust dated 05/26/06 (as amended 05/30/13) and Lorenzo J. Fertitta, III 2006 Irrevocable Trust 05/26/06 (as amended 05/30/13) and any Permitted Transferee of any of the foregoing that is a Related Person of the Fertitta Member. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the Fertitta Member, such consent, approval, waiver or notice shall be given by Frank J. Fertitta III or Lorenzo J. Fertitta.

“Final Determination” is defined in Section 3.07(d).

“Fiscal Year” means the twelve (12) month period ending on December 31 of each year.

“Former Preferred Member “ means each Class P Member (with respect to its Class P Units) who elects for any or all Class P Units held by such Class P Member and outstanding upon completion of an IPO to convert into Common Units, in accordance with such Class P Member’s conversion rights under Annex A.

“Future Incentive Award Agreement” means that certain Profits Units Award Agreement, effective as of the Second Amendment Date, by and between the Company and Ariel Emanuel.

“GAAP” means U.S. generally accepted accounting principles.

“Gross Income Principle” is defined in Section 7.03(h).

“Gross Margin “ means, for any period, the consolidated revenue of the Company and its Subsidiaries less the cost of goods sold of Company and its Subsidiaries, in each case calculated on a basis consistent with and prepared in accordance with GAAP. For the avoidance of doubt, cost of goods sold will exclude internal payroll and related benefit expenses.

“Indemnifiable Positions” is defined in Section 12.02(c)(iii).

“Indemnification Sources” is defined in Section 12.02(c)(iii).

“Indemnitee-Related Persons” is defined in Section 12.02(c)(iii)(1).

“Indirect Management Purchase Units” is defined in Section 11.04.

“Indirect Management Member” is defined in Section 11.04.

“Indirect Management Repurchase” is defined in Section 11.04.

“Initial Profits Units Pool” means an initial pool of Profits Units, as such pool may be increased by unanimous Board approval and otherwise adjusted by unanimous Board approval for any combinations, splits, equity dividends, recapitalizations, reclassifications and the like. As of the Second Amendment Date, the number of Profits Units (including Partial Catch-Up Profits Units) in the Initial Profits Units Pool is 216,254.21. As of immediately following the consummation of the transactions contemplated by the Executive Redemption Agreement there are 23,070.97 unissued Profits Units in the Initial Profits Units Pool available for issuance, which shall be reserved for and granted to Ariel Emanuel following the Second Amendment Date.

“Initial IPO Period” is defined in Section 9.07.

“Insurance Proceeds” is defined in Section 7.03(f).

“IPO” means an initial underwritten public offering of Equity Securities of the Company or any IPO Entity.

“IPO Conversion” is defined in Section 11.01(a).

“IPO Demand Right” is defined in Section 11.01(a).

“IPO Entity” is defined in Section 11.01(a).

“IRR” means, with respect to a Class B Common Unit to be purchased by the WME Member pursuant to an exercise of the WME Call Right or the DW Put Right as of the time of determination, an annual pre-tax return of such Class B Common Unit, compounded annually, on the Capital Contribution made (or deemed made) in respect of such Class B Common Unit, as calculated by the WME Member in accordance with the second sentence hereof. IRR with respect to each Class B Common Unit to be purchased by the WME Member pursuant to an exercise of the WME Call Right or the DW Put Right shall be calculated (a) assuming (i) the Capital Contribution made (or deemed made) in respect of such Class B Common Unit was paid on the Restatement Date and (ii) all distributions under Section 7.03 in respect of such Class B Common Unit have been made on the date actually paid by the Company, and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other generally available software program for calculating IRR selected by the WME Member).

“IRS” means the U.S. Internal Revenue Service.

“ITR Agreement” is defined in Section 11.01(a).

“JAMS” is defined in Section 14.06(a).

“January Capital Member” means January Capital, an exempted company incorporated in the Cayman Islands, any Permitted Transferee thereof that is a Related Person of the January Capital Member, any Permitted Transferee thereof under Section 10.02(a)(vii), and any Permitted Transferee to which the January Capital Member Transfers all (but not less than all) of its Membership Interests pursuant to a Specified January Capital Permitted Transfer. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the January Capital Member, such consent, approval, waiver or notice shall be given by January Capital or, following a Specified January Capital Permitted Transfer, the January Capital Member as of immediately following such Specified January Capital Permitted Transfer or such other Affiliate of January Capital as approved by the WME Directors.

“Jointly Indemnifiable Claims” is defined in Section 12.02(c)(iii)(2).

“KKR Member” means, collectively, KKR Cage Aggregator LLC, and any Permitted Transferee thereof that is a Related Person of the KKR Member. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the KKR Member, such consent, approval, waiver or notice shall be given by KKR North America XI AIV GP LLC or any other KKR Member designated from time to time by KKR North America XI AIV GP LLC.

“Liquidation” means a liquidation or winding up of the Company.

“Majority Board Approval” means either (i) a vote of a majority of the Directors present at a meeting of the Board at which a quorum is present (which approving Directors must include a Director (if any are then serving on the Board and have not failed to attend a recalled Board meeting in accordance with Section 6.04(b)) designated by either the SL Member or the KKR Member) or (ii) action by written consent of a majority of the Directors then serving on the Board.

“Management Member” means any Member or member of UFC Management Holdco that is or, at the time such person became a Member or a member of UFC Management Holdco, as applicable, was an employee, consultant or service provider of or to the Company or any of its Subsidiaries, or is an Affiliate of such person; provided, that none of the Dana White Member (or Dana White personally), the WME Member or the employees or service providers of the WME Member shall be included in the definition of “Management Member”.

“Management Operating Committee” is defined in Section 9.03(e).

“Management Operating Committee Member” is defined in Section 9.03(e).

“Marketable Securities” means securities that are traded on any of the New York Stock Exchange, the Nasdaq National Market, the London Stock Exchange, the Hong Kong Stock Exchange or, in each case, any successor thereto.

“Member” means any Person named as a member of the Company on Schedule C and on the books and records of the Company, including Common Members, Class P Members, and Profits Members, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a member of the Company.

“Member Loan” means each loan issued to a Member hereunder pursuant to Section 6.6(n) of the Purchase Agreement.

“Member Parties” is defined in Section 11.02(a).

“Membership Interest” means a membership interest in the Company, which shall entitle the Member that is the owner of such membership interest to the Units, distributions and allocations provided for herein.

“Minimum Exit Valuation” means any IPO that implies that the Minimum Return is satisfied.

“Minimum Return” means, in the context of an IPO, an IPO in which the offering price to the public in such IPO is such that the value of the Class A Common Units held by the WME Member, the SL Member and the KKR Member and/or any Transferees of Class A Common Units by any of the foregoing Members (prior to any sales of Equity Securities in such IPO) is at least equal to (a) the product of (i) 2.5 multiplied by (ii) the sum of the aggregate capital contributions by the WME Member, the SL Member and the KKR Member in respect their respective of Class A Common Units, in each case, solely in respect of such capital contributions made as of the Restatement Date, and, following the Restatement Date, to fund the Earn-Out Payments, minus (b) the aggregate amount of all dividends and distributions received by the WME Member, the SL Member and the KKR Member in respect of their respective Class A Common Units (other than any dividends or distributions made to the WME Member, the SL Member and the KKR Member the purpose of which is to fund the Earn-Out Payments).

“Mixed Use Building “ means that certain office building and training facility currently under construction on the real property parcels hereafter described: a portion of the northwest quarter (NW 1⁄4) of the northeast quarter (NE 1⁄4) of Section 02, Township 22 South, Range 60 East, M.D.M., Clark County Nevada, as described as follows: Government Lot Twenty-Nine (29), Government Lot Thirty (30), Government Lot Thirty-One (31), lying within Section 02, Township 22 South, Range 60 East, M.D.M., APN: 176-02-501-009, 176-02-501-010 and 176-02-501-011.

“MSD Member” means, collectively, MSD Basquiat Investments, LLC and MSD EIV Private Investments, LLC, and any Permitted Transferee thereof that is a Related Person of the MSD Member (it being understood that any Person that is directly or indirectly controlled by MSD Capital, L.P. or MSD Partners, L.P. is a Related Person of such other Person). Whenever any consent, approval, waiver or notice is to be given under this Agreement by the MSD Member, such consent, approval, waiver or notice shall be given by MSD Basquiat Investments, LLC (or such other Related Person as subsequently identified by MSD Basquiat Investments, LLC in writing to the Company).

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) in the event the Carrying Value of any Company asset adjusted pursuant to subparagraph (b) of the definition thereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to the Preferred Gross Income Allocation, Preferred Discount Allocation or Section 7.04(b) shall not be taken into account in computing Net Income and Net Loss. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to the Preferred Gross Income Allocation, Preferred Discount Allocation and Section 7.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“New Cost Savings Plan” is defined in Section 9.13.

“New Unit Designation” means a written designation of the rights and obligations specified for a class of Units or a series of any class of Units (or for more than one class or series of any class of such Units) other than the classes of Units authorized as of the Restatement Date that is approved by the Board and executed (including by means of a joinder) by the initial holder or holders of Units of such class or series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“New Units” means any Units authorized in any New Unit Designation.

“Officers” is defined in Section 9.10(a).

“Operating Expenses “ means Gross Margin minus EBITDA. With respect to periods prior to August 18, 2016, Operating Expenses will exclude expenses with respect to usage of the owners’ airplane and supplementary bonuses.

“Other Business” is defined in Section 11.08.

“Outside Earn-out Payment Date” is defined in Section 7.03(g)(ii).

“Ownership Minimum” means, with respect to (i) each of the SL Member and the KKR Member, (x) an amount of Common Units equal to 50% of the Post-Syndication Units of such Member with respect to the right to designate a Director and with respect to the rights set forth in Section 8.01(e), and (y) an amount of Common Units equal to 25% of the Post-Syndication Units of such Member with respect to the right to designate a Board Observer, (ii) the WME Member, 300,000 Common Units with respect to the right to designate two Directors and with respect to the rights of the WME Member set forth in Sections 5.01(e) and 6.06(c) and 150,000 Common Units with respect to the right to designate one Director and one Board Observer and with respect to the rights of the WME Member in Section 9.10, (iii) the Fertitta Member, 31,250 Common Units with respect to the right to designate one Board Observer and 62,500 Common Units with respect to the rights of the Fertitta Member in Sections 6.06 and 5.01(e), (iv) the January Capital Member, 37,500 Common Units with respect to the right to designate one Board Observer and 75,000 with respect to the rights of the January Capital Member in Sections 6.06 and 5.01(e) (in each case, as adjusted for any combinations, splits, equity dividends, recapitalizations, reclassifications and the like), and (v) the MSD Member, Class P Units having an initial liquidation preference (as of the Restatement Date) equal to at least 50% of the initial liquidation preference (as of the Restatement Date) of all Class P Units issued to the MSD Member on the Restatement Date.

“Parent” means, with respect to such Person, any Person that directly or indirectly owns any equity or voting interest in such Person.

“Partial Catch-Up Profits Unit” means a Profits Unit designated as a “Partial Catch- Up Profits Unit” in the applicable award agreement or other agreement between the holder of such Profits Unit (including any indirect holder thereof) and the Company or UFC Management Holdco, as applicable, with respect to the issuance of such Profits Unit.

“Percentage Interest” means (i) with respect to each Class B Member at any time, an amount equal to the quotient (expressed as a percentage) obtained by dividing the number of Class B Common Units owned of record by such Class B Member by the aggregate number of issued and outstanding Common Units (other than any Earn-Out Funding Units) and Profits Units (giving effect to the applicable Distribution Thresholds with respect to the Profits Units for purposes of Section 7.03(b) and Section 7.03(c) and the limitations on distributions set forth in Section 7.03(e)) outstanding at such time, excluding, solely for purposes of Section 6.06, Section 10.06 and Section 10.07 all Profits Units from the numerator and the denominator in such calculation, and (ii) with respect to each Class A Member and each Profits Member, at any time, an amount equal to (A) 100% minus (B) the aggregate Percentage Interests of all Class B Members, multiplied by (C) the quotient (expressed as a percentage) obtained by dividing the number of Class A Common Units and Profits Units (giving effect to the applicable Distribution Thresholds with respect to the Profits Units for purposes of Section 7.03(b) and Section 7.03(c) and the limitations on distributions set forth in Section 7.03(e)) owned of record by such Member by the aggregate number of issued and outstanding Class A Common Units and Profits Units outstanding at such time, excluding, solely for purposes of Section 6.06, Section 10.06 and Section 10.07, all Profits Units from the numerator and the denominator in such calculation; provided, that (x) for purposes of Section 10.04, Section 10.06 and Section 10.07, with respect to Profits Units, only Profits Units held by the Specified Profits Members shall be included in the numerator and the denominator in such calculation and (y) any of the Percentage Interests of the Class B Members and the Class A Members and Profits Members shall be adjusted, if and to the extent, set forth in Section 10.11.

“Permitted Issuances” means issuances of any class or series of existing or newly-created Membership Interests or other Equity Securities or Debt Securities (a) in Qualified Acquisition where such Membership Interests, other Equity Securities or Debt Securities are issued as consideration in such Qualified Acquisition, (b) in connection with an IPO and/or an IPO Conversion (including issuing non-economic voting capital stock of the IPO Entity or otherwise to implement an Up-C Structure) in accordance with the terms hereof, (c) in connection with any acquisition of any business or assets or an investment (including a joint venture) not constituting a Qualified Acquisition (but from a non-Affiliated third party) by the Company or any of its Subsidiaries where such

Membership Interests, other Equity Securities or Debt Securities are issued as consideration in such transaction and, if required, such transaction has been approved by the Board pursuant to Section 9.01(c)(ii) and/or Section 9.01(c)(vi), (d) in connection with any split or reverse split of Membership Interests or other Equity Securities of the Company, (e) with respect to Debt Securities, to third parties including debt or credit funds affiliated with the Sponsor Members, other than private equity funds affiliated with the Sponsor Members, (f) with respect to Equity Securities, any warrants or similar securities issued to purchasers of Debt Securities directly in connection with such purchase of Debt Securities in accordance with clause (e) of this definition, (g) to the WME Member, SL Member and KKR Member in connection with an Earn-Out Payment, in accordance with the terms hereof unless otherwise mutually agreed by the WME Member, the Sponsor Members, the Fertitta Member and the January Capital Member, (h) (A) in connection with exchanges, in each case, on arm’s length or superior economic terms from the perspective of the Company, of membership interests of (x) the UFC Co-Invest Member, or (y) UFC Management Holdco, held by the respective members thereof, in each case for Equity Securities of the Company in accordance with the terms hereof (including, for clarity, a one-for-one exchange of corresponding equity securities), and (B) consisting of Profits Units out of the Initial Profits Units Pool, (i) in connection with the conversion of Class P Units in accordance with Annex A and/or issuance of any Common Units pursuant to the exercise of Warrants, (j) in connection with the payment in kind of any amounts in respect of the Class P Units as contemplated on Annex A, (k) in connection with corresponding issuances of membership interests of the UFC Co-Invest Member in an amount not to exceed $10,000,000 within eighty-nine (89) days following the Restatement Date and (l) issuances pursuant to the Future Incentive Award Agreement.

“Permitted Transfer” is defined in Section 10.02(a).

“Permitted Transferee” is defined in Section 10.02(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Post-Approved Company ROFO Sale Period” is defined in Section 10.09(c).

“Post-IPO High Vote Stock” is defined in Section 8.01(b).

“Post-IPO Regular Vote Common Stock” is defined in Section 8.01(b).

“Post-ROFO Period” is defined in Section 10.06(d).

“Post-ROFR Period” is defined in Section 10.07(d).

“Post-Syndication Units “ means, with respect to either the SL Member or the KKR Member, (a) the total number of Common Units issued to such Member and its Related Persons on the Restatement Date, minus (b) the aggregate number of Common Units of such Member that have been (i) Transferred by such Member to any Person that is not controlled by such Member or its affiliated investment funds pursuant to Section 7.02(d) and /or (ii) redeemed or repurchased by the Company pursuant to Section 10.02(e).

“Preemptive Member” is defined in Section 6.06(a).

“Preemptive Notice” is defined in Section 6.06(b).

“Preemptive Right” is defined in Section 6.06(a).

“Preferred/Warrants Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 18, 2016, by and between VGD and MSD Basquiat Investments, LLC and MSD EIV Private Investments, LLC.

“Preferred Base Amount” is defined in Annex A.

“Preferred Discount” means, with respect to a Class P Unit, that portion of the Preferred Base Amount of a Class P Unit equal to the excess of the Preferred Base Amount over the Preferred Purchase Price of such Class P Unit.

“Preferred Discount Allocations” is defined in Section 7.04(d).

“Preferred Gross Income Allocation” is defined in Section 7.04(a).

“Preferred Purchase Price” means, with respect to a Class P Unit, the Aggregate Purchase Price (as defined in the Preferred/Warrants Purchase Agreement) allocated to such Class P Unit pursuant to Section 4.2 of the Preferred/Warrants Purchase Agreement.

“Preferred Return” is defined in Annex A.

“Profits Interest “ means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43 (for the avoidance of doubt, without taking into account the two-year holding period requirement of IRS Revenue Procedure 93-27), or any future IRS guidance or other authority that supplements or supersedes the foregoing IRS Revenue Procedures. For the avoidance of doubt, “Profits Interest” shall not include any Warrants or Class A Common Units issued upon exercise of the Warrants.

“Profits Member” means any Member that holds Profits Units (directly or indirectly through the Management Holdco), in such Member’s capacity as a holder of Profits Units.

“Profits Unit” means a unit representing a Profits Interest issued by the Company.

“Prohibited Holder” means, unless such Transfer to a Prohibited Holder is otherwise unanimously approved by the Board, (a)(i) with respect to the Common Members, any Person (or a controlling or controlled Affiliate thereof) listed on Schedule A, as such Schedule may be updated from time to time by the Board acting unanimously; provided, that, solely with respect to any Rollover Member, no change to Schedule A shall be effective without the prior consent of such Rollover Member, and (ii) with respect to the MSD Member, any Person listed on Schedule B, as such Schedule may be updated from time to time by the Board acting unanimously; provided, that no change to Schedule B shall be effective without the prior consent of the MSD Member, and (b) so long as the DirecTV Agreement (or any extension or replacement thereof) is in effect, (i) any entity (including, without limitation, any individual system of any entity) and/or collection of entities (e.g., In Demand, TVN) that distributes or sub-distributes any Event or any portion thereof in the United States and its territories and possessions, including, without limitation, Puerto Rico (or in any portion thereof) by any technology whatsoever, (ii) any network or motion picture studio, or (iii) with respect to clauses (i) and (ii), any of their respective Affiliates.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Proposed Tag Along Price” is defined in Section 10.04(a).

“Pro Rata Share” is defined in Section 6.06(a).

“PTP” is defined in Section 10.01(c).

“Purchase Agreement” is defined in the Recitals hereto.

“Put Right” is defined in Section 11.04.

“Put Notice” is defined in Section 11.04.

“Qualified Acquisition “ means any acquisition by the Company or any of its Subsidiaries from a non-Affiliated third party (and not constituting a Related Party Transaction) of any business or assets (including by way of purchase, exchange or merger or consolidation, regardless of whether the Company or such Subsidiary is the surviving entity), so long as (a) the consideration paid in such transaction consists solely of Equity Securities (other than Senior Equity) of the surviving entity or its direct or indirect Parent, valued at no less than their then Fair Market Value, and (b) such transaction was approved by the Board pursuant to Section 9.01(c)(vi) to the extent required by such section.

“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy bound by AIG Specialty Insurance Company as of July 13, 2016, and all excess insurance policies bound on the date thereof in connection therewith.

“Registration Rights Agreement” is defined in Section 11.01(e).

“Related Fund” is defined in the definition of Related Person.

“Related Person” means (i) with respect to any Member, such Member’s (A) Relatives, (B) Trust, or (C) wholly-owned Subsidiary that is controlled by such Member, and (ii) with respect to any Member that is an Affiliate of a bona fide investment fund, (A) a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of such Member, or by an Affiliate of the investment manager of such Member (a “Related Fund”), and (B) any Person whose Equity Securities are directly or indirectly 100% owned by (i) one or more Related Funds of such Member and/or (ii) to the extent that the general partner(s) of such Member’s Related Funds acquired an equity interest in such Person in connection with such Related Fund’s investment in the Company, such general partner(s).

“Related Party Transaction” means any direct or indirect agreement, contract, transaction, payment or arrangement or other agreement between the Company, any of its Subsidiaries, the UFC Co-Invest Member (and/or any other similar entity formed to hold Equity Securities of the Company) and/or UFC Management Holdco (and/or any other similar entity formed to hold Equity Securities of the Company), on the one hand, and any Member or any of such Person’s Subsidiaries or other Related Persons (which, for the avoidance of doubt, in the case of the WME Member, shall include (i) Ariel Emanuel, Patrick Whitesell, and any other WME Director (if any) designated to the Board, (ii) WME Holdco, LLC, WME Iris Management Holdco, LLC, WME Iris Management Holdco II, LLC, WME IMG SCP, LLC or other similar holding company and their respective successors and assigns and/or (iii) any of their respective Affiliates (other than the Company and its Subsidiaries), Trusts and/or Family Members), on the other hand (including with respect to contractual arrangements involving the WME Member or any of its Subsidiaries), or any amendment, modification, extension or termination of any such agreement, contract, transaction, payment or arrangement; provided, however, that “Related Party Transaction” shall not include (a) the WME Services Agreement or any arrangements or transactions contemplated thereby or implemented pursuant thereto, in each case, to the extent no costs, fees or expenses not currently contemplated by the WME Services Agreement are required to be paid by the Company to the Service Provider (as defined in the WME Services Agreement) pursuant to such arrangements or transactions (it further being understood that any amendment or modification to, waiver under or renewal of the WME Services Agreement shall constitute a Related Party Transaction requiring unanimous Board approval), (b) subject in all cases to clause (c) below, any transaction with the WME Member or any of its Subsidiaries that is permitted by the First Lien Credit Agreement and Second Lien Credit Agreement, (c) any transaction with the WME Member or any of its Subsidiaries that is on arm’s-length terms and involves less than (x) $1,000,000 of payments with respect to any individual transaction or arrangement (excluding reasonable and documented production costs on arm’s length terms, i.e., out-of-pocket pass-through costs payable to third parties, production employee time at cost and, in the case of payments for use of physical assets, at cost or standard rate card as applicable (“production costs”); provided that any production costs payable to the WME Members or any of its Subsidiaries shall be included for purposes of clauses (x) and (y) of this definition if such production costs exceed the costs at which the Company could obtain similar services of like standards and quality from a third party which is not an Affiliate of the WME Member), whether or not occurring over a period of more than one calendar year, and (y) $3,000,000 of payments in the aggregate with respect to all such transactions or arrangements in any calendar year (excluding production costs), (d) issuances of Additional Securities pursuant to Section 6.06, (e) the exercise by the Company or a Member of any rights under this Agreement, (f) payments in accordance with the Purchase Agreement and (g) any transactions with a Member (other than the WME Member or any of its Subsidiaries), on arm’s length terms, as determined by a majority of the disinterested members of the Board. For clarity, any Sale Transaction, and any compensation, equity and other arrangements in connection therewith, in each case, in accordance with the terms of Section 10.05, shall not constitute a Related Party Transaction.

“Relatives” means, with respect to any Person, such Person’s Spouse, parents, grandparents and lineal descendants, and the grandparents and lineal descendants of such Person’s Spouse.

“Restatement Date” is defined in the preamble hereto.

“Restatement Date Member” means the WME Member, the SL Member, the KKR Member and the UFC Co-Invest Member.

“Restricted Affiliate “ means, (i) in the case of the SL Member, Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P. and their respective parallel funds and alternative investment vehicles, but excluding any unrelated fund and any portfolio company or portfolio investments of any of the foregoing, (ii) in the case of the KKR Member, KKR North America Fund XI L.P. and its respective parallel funds and alternative investment vehicles, but excluding unrelated funds and any portfolio company or portfolio investments of any of the foregoing, and (iii) in the case of the WME Member, any majority owned and directly or indirectly controlled Affiliate of the WME Member.

“Restricted Member” is defined in Section 11.07.

“Restructuring” is defined in the Recitals hereto.

“Restructuring Merger” is defined in the Recitals hereto.

“Revolving Credit Facility” has the meaning set forth in the First Lien Credit Agreement.

“ROFO Interests” is defined in Section 10.06(a).

“ROFO Member Exercise Notice” is defined in Section 10.06(c).

“ROFO Member Option Period” is defined in Section 10.06(c).

“ROFO Notice” is defined in Section 10.06(a).

“ROFO Option Period” is defined in Section 10.06(b).

“ROFO Pro Rata Portion” is defined in Section 10.06(c).

“ROFO Purchase Terms” is defined in Section 10.06(a).

“ROFO Rightholder” is defined in Section 10.06(a).

“ROFO Sale” is defined in Section 10.06(e).

“ROFO Seller” is defined in Section 10.06.

“ROFR Interests” is defined in Section 10.07(a).

“ROFR Exercise Notice” is defined in Section 10.07(b).

“ROFR Member Exercise Notice” is defined in Section 10.07(c).

“ROFR Member Option Period” is defined in Section 10.07(c).

“ROFR Notice” is defined in Section 10.07(a).

“ROFR Option Period” is defined in Section 10.07(b).

“ROFR Pro Rata Portion” is defined in Section 10.07(c).

“ROFR Purchase Price” is defined in Section 10.07(a).

“ROFR Purchase Terms” is defined in Section 10.07(a).

“ROFR Purchaser” is defined in Section 10.07.

“ROFR Rightholder” is defined in Section 10.07.

“ROFR Sale” is defined in Section 10.07(e).

“ROFR Seller” is defined in Section 10.07.

“Rollover Member” means each of the Fertitta Member, the January Capital Member and the Dana White Member.

“RP Election” is defined in Annex A.

“Sale Request” is defined in Section 10.05(a).

“Sale Transaction” means the sale of all or a majority of the Membership Interests in respect of Common Units and Profits Units by the Members to a third party (that is not a Member or an Affiliate thereof) or the sale by the Company to a third party (that is not a Member or an Affiliate thereof) of all or substantially all of the Company’s and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization).

“Sale Transaction Percentage” is defined in Section 10.05(a).

“Second Amendment Date” means the effective date of Amendment No. 2 to this Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of August 18, 2016, by and among VGD Merger Sub, LLC, UFC Holdings, LLC, the Borrower (as defined therein), Holdings (as defined therein), the Lenders party thereto (as defined therein), Deutsche Bank AG New York Branch, as, inter alia, Administrative Agent (as defined therein), Goldman Sachs Bank USA, as Syndication Agent (as defined therein), and Deutsche Bank Securities Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC and KKR Capital Markets LLC, as Co-Documentation Agents (as defined therein), including all exhibits, annexes and schedules thereto, as amended, supplemented, modified, restated or replaced from time to time.

“Securities “ means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the United States Securities Act of 1933 and the rules and regulations thereunder.

“Senior Equity” is defined in Annex A.

“SL Member” means, collectively, SLP IV Basquiat Feeder II, L.P, a Delaware limited partnership, Silver Lake Partners IV DE (AIV III), L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership and any Permitted Transferee thereof that is a Related Person of the SL Member. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the SL Member, such consent, approval, waiver or notice shall be given by Silver Lake Group, L.L.C. or any other SL Member designated from time to time by Silver Lake Group, L.L.C.

“Specified Covenants” is defined in Section 12.02(a).

“Specified January Capital Permitted Transfer” is defined in Section 7.02(a)(vi).

“Specified Matters” is defined in Section 9.01(c).

“Specified Member Matters” is defined in Section 9.06(a).

“Specified Profits Member” means any Profits Member (or indirect Profits Member through Management Holdco) designated as a “Specified Profits Member” in such Profits Member’s award agreement and, other than in the case of Ariel Emanuel and Patrick Whitesell, unanimously approved in writing by the Board. For the avoidance of doubt, Ariel Emanuel and his Related Person(s) (as defined in the Future Incentive Award Agreement) shall be a Specified Profits Member with respect to all Future Incentive Profits Units issued to Ariel Emanuel and his Related Person(s) under the Future Incentive Award Agreement.

“Sponsor Member” means the SL Member and the KKR Member, respectively.

“Spouse” means the wife, husband or domestic partner of an individual.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which 50% or more of the total economic value and/or voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (a) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (b) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Substitute Member “ means any Person admitted as a member of the Company pursuant to Section 6.05 in connection with the Transfer of a then-existing Membership Interest to such Person after the Restatement Date.

“Tag Along Non-Electing Interests” is defined in Section 10.04(b).

“Tag Along Notice” is defined in Section 10.04(a).

“Tag Along Participant” is defined in Section 10.04(a).

“Tag Along Period” is defined in Section 10.04(a).

“Tag Along Right” is defined in Section 10.04(a).

“Tax Matters Member” means, for any taxable year of the Company subject to the TEFRA Rules, the WME Member acting in the capacity of the “tax matters partner” of the Company (as such term was defined in Section 6231(a)(7) of the Code under the TEFRA Rules) or such other person as the WME Member may appoint.

“Tax Rate” means the maximum combined marginal income tax rate for the applicable Fiscal Year applicable to an individual or corporation resident in Los Angeles, California, San Francisco, California or New York City (whichever rate is highest and which rate shall be the same for all Members), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code.

“TEFRA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 through 6234), as enacted by the Tax Equity and Fiscal Responsibility Act of 1982, as amended from time to time, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance; provided, however, that the TEFRA Rules shall not include the BBA Rules.

“Transaction Agreements” means, collectively, this Agreement, the Purchase Agreement, the Transaction Fee Agreement, the UFC Management Holdco Agreement and UFC Co-Invest Agreement.

“Transaction Fee Agreement” means that certain Transaction Fee Agreement, dated as of the date hereof, by and among the Company, Silver Lake Management Company IV, L.L.C., a Delaware limited liability company and Kohlberg Kravis Roberts & Co. L.P.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, whether directly, indirectly, voluntarily, involuntarily, synthetically, in whole or in part, by operation of law or merger, pursuant to judicial process or otherwise. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Transfer Notice” is defined in Section 10.04(a).

“Transferred Interests” is defined in Section 10.04(a).

“Transferred Specified Matters” is defined in Section 11.04(e).

“Transferring Member” is defined in Section 10.04(a).

“Treasury Regulations” mean the regulations promulgated under the Code.

“Trigger Event” means a Transfer, other than a Transfer of the Common Units held by the Fertitta Member, the January Capital Member or the Dana White Member, that would itself (or, prior to February 18, 2020, as a result of any exercise of any rights pursuant to Section 10.04, Section 10.06 and/or Section 10.07) result in any acceleration of any repurchase obligations of the Company or any of its Subsidiaries, or trigger any put rights, change of control rights or events of default, under any agreements or other instruments governing any (i) Class P Units or other Senior Equity of the Company or any of its Subsidiaries that are senior to the Common Units (including the Class B Common Units) in respect of establishing a preference or priority with respect to dividends or distributions or upon a Liquidation or (ii) indebtedness for borrowed money of the Company or any of its Subsidiaries.

“Trust” means, with respect to any Person, (i) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that, and only so long as, (a) the beneficiaries of such Trust include only such Person and such Person’s Relatives, (b) the Trust shall agree in writing to be bound by the terms of this Agreement and (c) the Transferor retains exclusive voting control over the Membership Interest or other Securities so Transferred, in a trustee capacity or otherwise or (ii) any other trust or other estate planning vehicle that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as (a) the beneficiaries of such Trust or other similar estate planning vehicle include only such Person and such Person’s Relatives and (b) the Trust shall agree in writing to be bound by the terms of this Agreement.

“UFC Co-Invest Agreement” means the First Amended and Restated Limited Liability Company Agreement of UFC Co-Investment Holdco LLC (as amended, supplemented or otherwise modified in accordance with the terms thereof).

“UFC Co-Invest Member” means UFC Co-Investment Holdco LLC, a Delaware limited liability company and any Permitted Transferee thereof that is a Related Person of the UFC Co-Invest Member. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the UFC Co-Invest Member, such consent, approval, waiver or notice shall be given by the Company as managing member of the UFC Co-Invest Member.

“UFC Management Holdco” is defined in the Recitals hereto.

“UFC Management Holdco Agreement” means the First Amended and Restated Limited Liability Company Agreement of UFC Management Holdco (as amended, supplemented or otherwise modified in accordance with the terms thereof).

“Unit “ means a unit representing a Membership Interest in the Company and shall include all types and classes and/or series of Units (including, the Common Units, Class P Units, Profits Units and New Units); provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth in this Agreement and any New Unit Designation, and the Membership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights. The Units attributable to each Member’s Membership Interest are set forth opposite each such Member’s name on Schedule C.

“Unreturned Preferred Base Amount” means, with respect to each Class P Unit as of any time of determination, an amount equal to the excess (if any) of (a) the Preferred Base Amount of such Class P Unit over (b) the aggregate amount of distributions made in respect of such Class P Unit from and after the date such Class P Unit was issued by the Company to the original Class P Member holding such Class P Unit pursuant to Section 7.03(b)(ii), Section 7.03(c)(ii) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in respect of such Class P Unit.

“Unreturned Preferred Discount” means, with respect to each Class P Unit as of any time of determination, an amount equal to the excess (if any) of (a) the Preferred Discount of such Class P Unit over (b) the aggregate amount of distributions made in respect of such Class P Unit from and after the date such Class P Unit was issued by the Company to the original Class P Member holding such Class P Unit pursuant to Section 7.03(b)(ii)(2), Section 7.03(c)(ii)(2) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in respect of such Class P Unit.

“Unreturned Preferred Purchase Price” means, with respect to each Class P Unit as of any time of determination, an amount equal to the excess (if any) of (a) the Preferred Purchase Price of such Class P Unit over (b) the aggregate amount of distributions made in respect of such Class P Unit from and after the date such Class P Unit was issued by the Company to the original Class P Member holding such Class P Unit pursuant to Section 7.03(b)(ii)(1), Section 7.03(c)(ii)(1) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in respect of such Class P Unit.

“Unreturned Preferred Return” means, with respect to each Class P Unit as of any time of determination, an amount equal to the excess (if any) of (a) the aggregate accrued Preferred Return on such Class P Unit over (b) the aggregate amount of distributions made in respect of such Class P Unit from and after the date such Class P Unit was issued by the Company to the original Class P Member holding such Class P Unit pursuant to Section 7.03(b)(i), Section 7.03(c)(i) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in respect of such Class P Units.

“Up-C Structure” is defined in Section 11.01(a).

“VCOC Holder” is defined in Section 9.11(a).

“VGD” is defined in the Recitals hereto.

“VGD LLC Agreement” is defined in the Recitals hereto.

“Warrant Tag Along Transaction” is defined in Section 10.04(a).

“Warrants” means warrants of the Company to purchase Class A Common Units issued in connection with the issuance of the Class P Units. For the avoidance of doubt, the term Membership Interest and Unit do not include Warrants.

“Withholding Advances” is defined in Section 8.03(c).

“WME Call Right” is defined in Section 10.08(a).

“WME Directors” means the Directors designated by the WME Member.

“WME Member” means, collectively, WME Entertainment Parent, LLC, a Delaware limited liability company, and any Permitted Transferee thereof that is a Related Person of the WME Member. Whenever any consent, approval, waiver or notice is to be given under this Agreement by the WME Member, such consent, approval, waiver or notice shall be given by WME Entertainment Parent, LLC or any other WME Member designated from time to time by WME Entertainment Parent, LLC.

“WME Services Agreement” means that certain Services Agreement, dated as of the date hereof, by and between Zuffa, LLC and WME IMG, LLC, as the same may be amended from time to time with unanimous Board approval.

Section 4.02 Terms and Usage Generally. The definitions in Section 4.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Annexes and Schedules shall be deemed to be references to Articles and Sections of, and Annexes and Schedules to, this Agreement unless the context shall otherwise require. All Annexes and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. To the extent Annex A conflicts with the other terms of the LLC Agreement, Annex A shall control. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, references to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. Unless otherwise expressly provided herein, the word “or” is inclusive.

ARTICLE V

THE COMPANY

Section 5.01 Continuation. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 5.02 Name. The name of the Company shall be Zuffa Parent, LLC. The WME Directors may change the name of the Company in their sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or necessary or advisable to effect such change.

Section 5.03 Term. The term of the Company began on July 27, 2016, the date the Certificate was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XIII.

Section 5.04 Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the WME Directors in accordance with the Delaware Act.

Section 5.05 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

Section 5.06 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 5.05.

Section 5.07 Partnership Status. The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith, other than in connection with an IPO pursuant to Section 11.01.

Section 5.08 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries and shall be conveyed only in the name of the Company or its Subsidiaries and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE VI

MEMBERS; REPORTS;

BOOKS AND RECORDS

Section 6.01 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

Section 6.02 Authorization and Issuance of Units.

(a) Common Units. The Company has authorized the issuance of an unlimited number of Common Units consisting of Class A Common Units and Class B Common Units, of which [***] Class A Common Units and [***] Class B Common Units are outstanding on the Restatement Date and held by such Members as set forth on Schedule C.

(b) Class P Units. The Company has authorized the issuance of [***] Class P Units, of which [***] are outstanding on the Restatement Date and held by such Members as set forth on Schedule C. The Class P Units shall not have a maturity date.

(c) Profits Units. The Company has authorized an unlimited number of Profits Units, of which [***] are outstanding on the Restatement Date. No Profits Units will be issued with a Distribution Threshold that is in-the-money at the time of issuance.

(d) Other Units. In addition to the Common Units, Class P Units and Profits Units, the Board (subject to Section 9.01(c)(ii) and, as applicable, Section 6.06), is authorized to amend this Agreement to provide for the issuance of New Units in any class or series by adopting a New Unit Designation or by amending this Agreement to reflect such issuance and to establish the number of New Units to be included in each such series (which may be unlimited), and to fix the relative rights, obligations, preferences and limitations of the New Units of each such series; provided, that this Agreement is amended in accordance with Section 14.14 to reflect the rights, obligations, preferences and limitations of such New Units. The Company shall not issue any Membership Interests or other Securities in the Company, except as expressly provided herein.

(e) Additional Units. The Board is authorized to increase or decrease the number of authorized Units of any series or subseries of Units, prior or subsequent to the issue of that series or subseries, but not below the number of Units of such series or subseries then outstanding. Any Person receiving Units (other than as a result of a split, recapitalization, reclassification or distribution of Units) shall make a Capital Contribution to the Company at the time of such issuance in an amount determined by the Board.

Section 6.03 Unit Certificates. Unless the Board otherwise directs, Units will not be represented by certificates.

Section 6.04 Admission of Members. The name of each Member, and the respective Membership Interests of each Member, as of the Restatement Date, are set forth on Schedule C. When any Membership Interest is issued, redeemed, forfeited, cancelled or Transferred in accordance with this Agreement, Schedule C attached hereto shall be promptly amended to reflect such issuance, redemption, forfeiture, cancellation or Transfer, the admission of Additional Members or Substitute Members and a copy of such amended Schedule C shall be delivered to each of the Common Members, the Class P Members and their Permitted Transferees that hold Membership Interests. Following the Restatement Date, no Person shall be admitted as a Member and no additional Membership Interests shall be issued except as expressly provided herein.

Section 6.05 Substitute Members and Additional Members. No Transferee of any Membership Interest or Person to whom any Membership Interest is issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any right to receive distributions and allocations in respect of the Transferred or issued Membership Interest, as applicable, unless such Membership Interest is Transferred or issued in compliance with the provisions of this Agreement (including Article X). Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. Except as otherwise provided herein, a Substitute Member shall enjoy the same rights, and be subject to the same obligations, as a holder of the same class of Membership Interests as the Transferor (but, for the avoidance of doubt, notwithstanding anything herein to the contrary but subject to Section 14.04, excluding any rights specifically granted to the Transferor in its personal capacity; it being acknowledged and agreed by each Member that any rights specifically granted hereunder to any Member shall be personal to such Member and non-Transferable except to Related Persons pursuant to Permitted Transfers and, in the case of January Capital, to such other Permitted Transferee as described in the definition of “January Capital Member”); provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Membership Interest so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect the admission of such Substitute Member or Additional Member.

Section 6.06 Pre-Emptive Rights.

(a) If, following the Restatement Date and prior to an IPO, the Company or its wholly-owned Subsidiaries shall propose to issue any New Units or other Equity Securities, or any Debt Securities, or any right to subscribe for, or option to purchase or otherwise acquire, any New Units, other Equity Securities or Debt Securities, in each case other than in a Permitted Issuance (collectively, “Additional Securities”), then each Member (other than Profits Members and Class P Members) (each a “Preemptive Member”) shall have the right, subject to, to the extent applicable, the Class P Members’ rights pursuant to Section 10(f) of Annex A, to purchase (the “Preemptive Right”), on the same terms and at the same purchase price set forth in the Preemptive Notice (as defined below), up to that number of shares of Additional Securities (the “Pro Rata Share”) equal to the product of (i) the Percentage Interest of such Preemptive Member and (ii) the number of such Additional Securities to be issued. Each Preemptive Member shall have the right to assign its rights under this Section 6.06 to any of its Related Persons.

(b) In connection with any Preemptive Right, subject to, to the extent applicable, the Class P Members’ right pursuant to Section 10(f) of Annex A, the Company shall, by written notice (the “Preemptive Notice”), provide an offer to sell to each Preemptive Member that number of Additional Securities of any proposed issuance in accordance with Section 6.06(a), which Preemptive Notice shall include (i) the applicable purchase price per Additional Security, (ii) the aggregate amount of Additional Securities offered, (iii) the number of Additional Securities offered to such Preemptive Member in accordance with Section 6.06(a), (iv) the proposed closing date, (v) the place and time for the issuance thereof (which shall be no less than thirty (30) days from the date of such notice), (vi) a reasonably detailed summary of the rights and obligations of the Additional Securities (together with any offering or similar materials made available to other offerees) and (vii) any other material terms and conditions of the offer. Within fifteen (15) days from the date of receipt of the Preemptive Notice, any Preemptive Member wishing to exercise its Preemptive Right concerning such Additional Securities shall deliver notice to the Company setting forth the number of Additional Securities which such Member commits to purchase (which may be for all or any portion of such Additional Securities offered to such Preemptive Member in the Preemptive Notice). Subject to the terms of Sections 6.06(c) and 6.06(d), each Preemptive Member shall have the additional right (the “Additional Purchase Right”) to offer in its notice of exercise to purchase any or all of the Additional Securities not accepted for purchase by any other Preemptive Member, in which event such Additional Securities not accepted by any other Preemptive Member shall be deemed to have been offered to and accepted by the Preemptive Members exercising such Additional Purchase Right in proportion to their Percentage Interest on the same terms and at the same price per Additional Security as those specified in the Preemptive Notice, but in no event shall any Preemptive Member exercising its Additional Purchase Right be allocated a number of Additional Securities in excess of the maximum number such Preemptive Member has offered to purchase in its notice of exercise. Subject to the terms of Sections 6.06(c) and 6.06(d), each Preemptive Member so exercising its right under this Section 6.06 shall be entitled and, until ninety (90) days following the delivery of the Preemptive Notice (or the delivery by the Company of the notice contemplated by Section 6.06(d)(i), if earlier), obligated to purchase that number of Additional Securities specified in such Preemptive Member’s notice on the terms and conditions set forth in the Preemptive Notice, provided that any such purchase shall occur simultaneously with the sale and purchase of all Additional Securities proposed to be sold in accordance with the Preemptive Notice.

(c) Notwithstanding anything in this Section 6.06 to the contrary, the Company may at its option determine not to proceed with the offering contemplated by the Preemptive Notice; in which case (i) the Company shall provide written notice of such election to the Preemptive Members and (ii) any subsequent proposed issuance of Additional Securities shall once again be subject to the terms of this Section 6.06.

(d) Notwithstanding anything in this Section 6.06 to the contrary, but, to the extent applicable, without limiting the Class P Members’ rights pursuant to Section 10(f) of Annex A, if the Board reasonably determines that complying with the notice requirements of Section 6.06 is impractical due to the need to raise capital prior to the expiration of such notice periods, then (i) the Company shall provide a Preemptive Notice to each of the Preemptive Members as soon as practical under the circumstances and (ii) the Company shall not be deemed to have breached this Section 6.06 if, (A) it permits each Preemptive Member to purchase Additional Securities when they are initially issued in accordance with Section 6.06(a) and Section 6.06(b), if such Preemptive Member delivers notice to the Company in accordance with Section 6.06(b) of its intent to participate in such issuance at least five (5) business days prior to the initial issuance of such Additional Securities, (B) within thirty (30) days following the issuance of any Additional Securities, the Company or the Transferee of such Additional Securities offers in a manner consistent with Section 6.06(a) and Section 6.06(b) to sell such number of Additional Securities to each Preemptive Member (regardless of whether such Preemptive Member provided notice pursuant to clause (A)) so that, taking into account all such Additional Securities purchased pursuant to clause (A) and this clause (B), each Preemptive Member shall have the right to purchase, on the same terms and conditions as the purchaser (including the same purchase price payable with respect to such Additional Securities and the same date for the start of accrual of interest, discount, dividends or other return under the terms of the Additional Securities), up to such Preemptive Member’s Pro Rata Share of the total of (x) Additional Securities that the Company issues initially in accordance with Section 6.06(a) and Section 6.06(b) plus (y) the Additional Securities, if any, that the Company issues pursuant to clause (B), (C) the subscription (or similar) agreement with the original purchasers of the Additional Securities includes a provision permitting the Company to repurchase, from such original purchasers, such securities, for a purchase price equal to the amount paid for such securities, in an amount necessary to satisfy any elections made by the Preemptive Members who were not among such original purchasers pursuant to the rights provided for in clause (A), and (D) any Preemptive Member that delivers a notice to the Company pursuant to clause (B) is permitted to purchase the Additional Securities it would have been entitled to purchase under this Section 3.06(d) had such notice been provided prior to such issuance for a purchase price equal to the amount paid for such securities either (x) from the purchasers of such Additional Securities (which purchase shall be allocated pro rata based on the number of Additional Securities purchased by such purchasers pursuant to such issuance) or (y) from the Company (in which case the Company shall redeem an equivalent amount of Additional Securities from the original purchaser(s) thereof pursuant to the redemption provisions described in clause (C) above).

Section 6.07 Tax and Accounting Information.

(a) Accounting Method. Unless otherwise required by applicable law, for financial reporting purposes and tax purposes, the books and records of the Company shall be kept on the accrual method of accounting.

(b) Tax Returns.

(i) The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to each Member a copy of any such tax return; and

(ii) The Company shall furnish to each Member (A) as soon as reasonably practical after the end of each Fiscal Year all information concerning the Company and its Subsidiaries required for the timely (giving effect to available extensions) preparation of U.S. federal, state and local income tax returns by such Members (or any beneficial owner(s) of such Member), including a report (including a final Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other income tax returns; provided that the Company shall use commercially reasonable efforts to provide the Common Members, the Class P Members and their Permitted Transferees with estimates of such information reasonably believed by the Board in good faith to be correct within 120 days of the Fiscal Year end; (B) as soon as reasonably practical after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes; and (C) as soon as reasonably practical after a request by such Member and at such Member’s cost and expense, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its U.S. income tax obligations (or the U.S. income tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(c) Inconsistent Positions. No Member shall take a position on any U.S. federal, state or local income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s final Schedule K-1 (or other applicable income tax return) with respect to such item unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or any similar provision of state or local law (a “Final Determination”) or unless the Company’s position is unambiguously in breach of an obligation under this Agreement or the Purchase Agreement to take a specifically identified position on an income tax return.

(d) Financial Reports. The books and records of the Company shall be audited as of the end of each Fiscal Year by an independent “Big 4” accounting firm (an “Accounting Firm”) selected by the Board in accordance with this Agreement; provided that the Board shall engage Deloitte Touche Tohmatsu Limited as the initial Accounting Firm. The Company shall provide to each Member (other than the Class P Members, whose information rights are set forth on Annex A) (i) on an annual basis, no later than 90 days following the end of the applicable Fiscal Year (or, in the case of the Fiscal Year ended December 31, 2016, on or before the date that is 120 days after the end of such Fiscal Year), an audited balance sheet, statement of operations and statement of cash flow of the Company and its Subsidiaries, audited by the Accounting Firm, for such Fiscal Year; (ii) on a quarterly basis beginning for the fiscal quarter ending June 30, 2016, no later than 45 days following the end of the applicable fiscal quarter (or, in the case of financial statements for the quarters ended June 30, 2016, September 30, 2016 and March 31, 2017, respectively, on or before the date that is 60 days after the end of such fiscal quarter), an unaudited balance sheet and related statement of operations and statement of cash flow of the Company and its Subsidiaries for such quarter; and (iii) promptly following approval by the Board, the annual budget of the Company. Such annual and quarterly financial information referred to in clauses (i) and (ii) above shall be prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of notes in the case of such quarterly financial information. Each financial report described in this Section 3.07(d) shall include a description of amounts payable during such quarterly or annual period, as applicable, in connection with any Related Party Transactions.

Section 6.08 Books and Records. The Company shall keep full and accurate books of account and other records of the Company and its subsidiaries at its principal place of business. On reasonable notice and during regular business hours, any Member will have access to such books and records for any purpose reasonably related to such Member’s Membership Interest; provided, that, subject to the rights of certain Members under Section 9.11, the WME Directors (or their designee) shall have the right to keep confidential from any Member that does not have the right to designate a Director or Board Observer, for such period of time as the WME Directors (or their designee) deems reasonable, any information which the WME Directors (or their designee) reasonably believes to be in the nature of trade secrets or other information the disclosure of which the WME Directors (or their designee) in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential; provided, further, that the Company or such Subsidiary shall be entitled to exclude portions of such materials to the extent providing such portions would, despite the making of commercially reasonable efforts (including, for example, entry into a common interest agreement), be reasonably likely to result in the waiver of attorney-client privilege of the Company or its Subsidiaries.

Section 6.09 Related Party Transaction Reporting. The Company shall use its reasonable best efforts to, on a quarterly basis, provide an update to the Board and the Board Observers setting forth in reasonable detail all Related Party Transactions (including any proposed or currently contemplated Related Party Transactions, any amounts payable thereunder and, with respect to the WME Services Agreement, on a semi-annual basis, updates with respect to the services provided thereunder) entered into (or to be entered into) by the Company since the last such update to the Board and the Board Observers. In any case, the Company shall furnish to the Board and the Board Observers any such information or materials in the nature of that contemplated by the immediately preceding sentence that the Company provides to its lenders, noteholders or other financing sources substantially concurrently with the Company’s provision of such information or materials to such lenders, noteholders or other financing sources.

ARTICLE VII

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS; SET-OFF

Section 7.01 Capital Contributions.

(a) No Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution; provided, that Members admitted to the Company after the Restatement Date (other than pursuant to a Permitted Transfer) shall have an obligation to purchase such Membership Interests at the price determined in accordance with this Agreement.

(b) Each Person who is a Member as of the Restatement Date has made, or is deemed to have made, Capital Contributions which are reflected in the Members’ Capital Accounts set forth in the Capital Schedule delivered on the Restatement Date pursuant to Section 7.02(a)(i), and each such Member is deemed to have as of the date hereof the Membership Interests set forth opposite such Member’s name on Schedule C.

(c) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other Property of the Company.

Section 7.02 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member on the books of the Company in accordance with this Section 7.02(a). Each Capital Account shall be maintained in accordance with the following provisions:

(i) The Capital Account of each Member from time to time shall be set forth on a schedule (the “Capital Schedule”) maintained by the Company. The Capital Schedule shall be amended by the Board from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Section 7.02(a)(ii), Section 7.02(a)(iii), Section 7.02(a)(iv) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions; (B) such Member’s distributive share of Net Income, any Preferred Gross Income Allocation, any Preferred Discount Allocation and any other item in the nature of income or gain that is specially allocated with respect to such Member pursuant to Section 7.04(b); and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money distributed to such Member by the Company; (B) such Member’s distributive share of Net Loss and any other item in the nature of expenses or losses that is specially allocated pursuant to Section 7.04(b); and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(v) The Capital Accounts of the Members shall not be adjusted to reflect any increase or decrease in the fair market value of the assets of the Company in connection with any event or transaction other than an exercise of a Warrant and a Sale Transaction unless otherwise determined by Majority Board Approval (or their designee) as provided in the definition of “Carrying Value”; provided, for the avoidance of doubt, that the allocation and amount of any such adjustments (and any adjustments in connection with a Sale Transaction) shall be determined by Majority Board Approval.

(b) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in such Member’s Capital Accounts. Except as expressly provided elsewhere herein, no interest will be paid on the balance in any Member’s Capital Accounts.

Section 7.03 Amounts and Priority of Distributions.

(a) Distributions. Except as provided in the proviso set forth in the first sentence of Section 10.10 and Section 13.02 and Sections 7 and 8 of Annex A, distributions shall be made to the Members as set forth in this Section 7.03, at such times and in such amounts as the Board, in its sole discretion acting unanimously, shall determine.

(b) Distributions of Available Cash Flow. Subject to Section 7.03(d), Section 7.03(g) and Section 7.03(h), at such times and in such amounts as the Board, in its sole discretion acting unanimously, shall determine, distributions of Available Cash Flow shall be made to the Members in the following order of priority:

(i) First, if an RP Election applies to such distribution and the Class P Members make an RP Election in connection with such distribution in accordance with Annex A, to the Class P Members, in respect of each Class P Unit, on a pro rata basis based on the number of Class P Units held by each Class P Member, the Unreturned Preferred Return in respect of each such Class P Unit, until cumulative distributions have been made in respect of each such Class P Unit pursuant to this Section 7.03(b)(i), Section 4.03(c)(i) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in an amount equal to the lesser of (A) such Class P Unit’s Unreturned Preferred Return and (B) the maximum amount distributable in respect of such Class P Unit in accordance with the Gross Income Principle (it being understood that if any such Class P Unit has received aggregate distributions equal to such lesser amount of the amounts described in the foregoing clauses (A) and (B), then no further distributions shall be made in respect of such Class P Unit pursuant to this Section 4.03(b)(i) or Section 4.03(c)(i) (including pursuant to Section 10.02) unless and until the amount equal to the lesser of the amounts described in the foregoing clauses (A) and (B) exceeds the amount to distributed) unless and until the Unreturned Preferred Return in respect of such Class P Unit is in excess of zero dollars), subject to the deemed redemption contemplated by virtue of the penultimate paragraph of Section 10(a) of Annex A hereto;

(ii) Second, if an RP Election applies to such distribution and the Class P Members make an RP Election in connection with such distribution in accordance with Annex A,

(1) First, to the Class P Members, in respect of each Class P Unit, on a pro rata basis based on the number of Class P Units held by each Class P Member, the Unreturned Preferred Purchase Price in respect of each such Class P Unit, until cumulative distributions have been made in respect of each such Class P Unit pursuant to this Section 7.03(b)(ii)(1), Section 4.03(c)(ii)(1) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in an amount equal to such Class P Unit’s Unreturned Preferred Purchase Price (it being understood that if any such Class P Unit has received aggregate distributions totaling its Preferred Purchase Price, no further distributions shall be made in respect of such Class P Unit pursuant to this Section 7.03(b)(ii)(1) or Section 4.03(c)(ii)(1) (including pursuant to Section 13.02)), subject to the deemed redemption contemplated by virtue of the penultimate paragraph of Section 10(a) of Annex A hereto; and

(2) Second, to the Class P Members, in respect of each Class P Unit, on a pro rata basis based on the number of Class P Units held by each Class P Member, the Unreturned Preferred Discount in respect of each such Class P Unit, until cumulative distributions have been made in respect of each such Class P Unit pursuant to this Section 4.03(b)(ii)(2), Section 4.03(c)(ii)(2) (including pursuant to

Section 13.02) and/or (without duplication) Section 7.03(d) in an amount equal to the lesser of (A) such Class P Unit’s Unreturned Preferred Discount and (B) the maximum amount distributable in respect of such Class P Unit in accordance with the Gross Income Principle (it being understood that if any such Class P Unit has received aggregate distributions equal to such lesser amount of the amounts described in the foregoing clauses (A) and (B), then no further distributions shall be made in respect of such Class P Unit pursuant to this Section 4.03(b)(ii)(2) or Section 4.03(c)(i)(2) (including pursuant to Section 10.02) unless and until the amount equal to the lesser of the amounts described in the foregoing clauses (A) and (B) exceeds the amount to distributed), subject to the deemed redemption contemplated by virtue of the penultimate paragraph of Section 10(a) of Annex A hereto; and

(iii) Thereafter, subject to Section 7.03(f), to the Common Members and the Profits Members, in respect of each Common Unit and Profits Unit, on a pro rata basis in accordance with their respective Percentage Interests; provided, that Profits Members shall only be entitled to participate in distributions of Available Cash Flow if and to the extent determined by the Board, in its sole discretion acting unanimously, and any amounts not distributed to the Profits Members in accordance with this proviso that would otherwise be distributed to Profits Members pursuant to this Section 7.03(b)(iii) but for this proviso shall instead be distributed to the Common Members, pro rata in accordance with their relative respective Percentage Interests.

(c) Distributions of Capital Proceeds. Upon the occurrence of a Capital Transaction, subject to Section 7.03(d), Section 7.03(e), the proviso set forth in the first sentence of Section 7.10, Section 7.03(h) and Sections 5, 7 and 8 of Annex A, distributions of Capital Proceeds to Members shall be made in the following order of priority promptly following the consummation of such Capital Transaction:

(i) First, (A) in the case of a Sale Transaction, if an RP Election applies to such distribution and the Class P Members make an RP Election, subject to the deemed redemption contemplated by virtue of the penultimate paragraph of Section 10(a) of Annex A hereto, and (B) in the case of a Liquidation, to the Class P Members, in respect of each Class P Unit, on a pro rata basis based on the number of Class P Units held by each Class P Member, the Unreturned Preferred Return in respect of each such Class P Unit, until cumulative distributions have been made in respect of each such Class P Unit pursuant to this Section 7.03(c)(i), Section 7.03(b)(i) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in an amount equal to the lesser of (A) such Class P Unit’s Unreturned Preferred Return and (B) the maximum amount distributable in respect of such Class P Unit in accordance with the Gross Income Principle (it being understood that if any such Class P Unit has received aggregate distributions equal to such lesser amount of the amounts described in the foregoing clauses (A) and (B), then no further distributions shall be made in respect of such Class P Unit pursuant to this Section 4.03(c)(i) or Section 4.03(b)(i) (including pursuant to Section 10.02) unless and until the amount equal to the lesser of the amounts described in the foregoing clauses (A) and (B) exceeds the amount to distributed);

(ii) Second, (A) in the case of a Sale Transaction, if an RP Election applies to such distribution and the Class P Members make an RP Election, subject to the deemed redemption contemplated by virtue of the penultimate paragraph of Section 10(a) of Annex A hereto, and (B) in the case of a Liquidation:

(1) First, to the Class P Members, in respect of each Class P Unit, on a pro rata basis based on the number of Class P Units held by each Class P Member, the Unreturned Preferred Purchase Price in respect of each such Class P Unit, until cumulative distributions have been made in respect of each such Class P Unit pursuant to Section 7.03(b)(ii)(1), this Section 4.03(c)(ii)(1) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in an amount equal to such Class P Unit’s Unreturned Preferred Purchase Price (it being understood that if any such Class P Unit has received aggregate distributions totaling its Preferred Purchase Price, no further distributions shall be made in respect of such Class P Unit pursuant to Section 7.03(b)(ii)(1) or this Section 4.03(c)(ii)(1) (including pursuant to Section 13.02)); and

(2) Second, to the Class P Members, in respect of each Class P Unit, on a pro rata basis based on the number of Class P Units held by each Class P Member, the Unreturned Preferred Discount in respect of each such Class P Unit, until cumulative distributions have been made in respect of each such Class P Unit pursuant to Section 4.03(b)(ii)(2), this Section 4.03(c)(ii)(2) (including pursuant to Section 13.02) and/or (without duplication) Section 7.03(d) in an amount equal to the lesser of (A) such Class P Unit’s Unreturned Preferred Discount and (B) the maximum amount distributable in respect of such Class P Unit in accordance with the Gross Income Principle (it being understood that if any such Class P Unit has received aggregate distributions equal to such lesser amount of the amounts described in the foregoing clauses (A) and (B), then no further distributions shall be made in respect of such Class P Unit pursuant to Section 4.03(b)(ii)(2) or this Section 4.03(c)(ii)(2) (including pursuant to Section 10.02) unless and until the amount equal to the lesser of the amounts described in the foregoing clauses (A) and (B) exceeds the amount to be distributed); and

(iii) Thereafter, subject to Section 7.03(f), to the Common Members and the Profits Members, in respect of each Common Unit and Profits Unit, on a pro rata basis in accordance with their respective Percentage Interests.

(d) Tax Distributions. To the extent of Available Cash Flow (as determined by the Board acting unanimously) the Company shall make a distribution to the Members in respect of the Units as follows:

(i) if the product of (A) a Class P Unit’s share of cumulative taxable income of the Company (whether characterized as a share of taxable income, gross income or otherwise) during the period in which such Class P Unit is outstanding and (B) the Tax Rate, exceeds the aggregate amounts distributed in respect of such Class P Unit pursuant to Section 7.03(b), Section 7.03(c) and Section 13.02 for such period, the Company shall make a distribution with respect to such Class P Unit of an amount of cash such that the total cash distributed with respect to such period is equal to the amount of such excess; and

(ii) if the product of (A) a Common Unit’s allocable share of taxable income of the Company for the Fiscal Year or other relevant period, and (B) the Tax Rate, exceeds the amounts distributed in respect of such Common Unit pursuant to Section 7.03(b) or Section 7.03(c) with respect to such Fiscal Year or such other period, the Company shall make a distribution with respect to such Common Unit of an amount of cash such that the total cash distributed with respect to such Common Unit pursuant to this Section 7.03(d) with respect to such period is equal to the amount of such excess;

provided, that any distribution pursuant to this Section 7.03(d) shall be treated as an advance against future distributions otherwise payable to such Member pursuant to Section 7.03(b), Section 7.03(c) or Section 13.02(b) of this Agreement, and any reference herein to an amount distributed to a Member under Section 7.03(b) or Section 7.03(c) shall be deemed to include amounts distributed to such Member under this Section 7.03(d) with respect thereto; provided, further, that in the event there is insufficient Available Cash Flow to pay the distributions contemplated by this Section 7.03(d) in full, such distributions shall be made pro rata in accordance with each Unit’s proportionate share of the aggregate distributions that would have been made if all distributions under this Section 7.03(d) had been made in full. In computing taxable income or losses for the purposes of determining the amount of distributions pursuant to this Section 7.03(d), items of income, gain, loss and deduction shall be determined taking into account any adjustments pursuant to Section 734, Section 743 or Section 704(c) of the Code. All tax distributions pursuant to this Section 7.03(d) made on behalf of any Member shall be repaid to the Company by reducing the amount of the next succeeding distribution or distributions that would otherwise have been made to such Member pursuant to Section 7.03(b) or Section 7.03(c) (other than distributions under this Section 7.03(d)), or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of Liquidation otherwise payable to such Member. The amounts distributable pursuant to this Section 7.03(d) shall be calculated and distributed at the following times: (i) quarterly, on an estimated basis, with respect to the portion of the Fiscal Year through the end of such quarterly period, at least five days prior to the date on which U.S. federal corporate estimated tax payments are due and (ii) with respect to each Fiscal Year, at the end of such Fiscal Year.

(e) Distributions to Profits Units.

(i) It is the intention of the parties to this Agreement that distributions to holders of Profits Units be limited to the extent necessary so that each Profits Unit constitutes a Profits Interest, and accordingly, a holder of a Profits Unit shall not be entitled to receive distributions in respect thereof under Section 7.03(c) or Section 13.02(b) in respect of a Profits Unit until the amounts distributed with respect to a Class A Common Unit under Section 7.03(c) or Section 13.02(b) after the grant of such Profits Units equals or exceeds the Distribution Threshold with respect to such Profits Unit. For the purposes of this Section 7.03 and Section 13.02(b), each Profits Unit shall not be counted for the purposes of calculating the Member’s respective Percentage Interests until the applicable Distribution Threshold attributable to such Profits Unit is met.

(ii) Subject to Section 4.03(e)(i), if a Profits Unit is a Catch-Up Unit, then the Board shall, as promptly as practicable after the Distribution Threshold applicable to such Catch-Up Unit is satisfied through distributions made pursuant to Section 4.03 (or solely to the extent in connection with a sale of Equity Securities of the Company or other book-up event of the Company, appreciation), make adjustments to distributions pursuant to Section 4.03(c) and Section 10.02(b) so that the holder of such Catch-Up Unit is distributed, on a cumulative basis, the amount to which such Member would have been entitled in respect of such Catch-Up Unit had the Distribution Threshold of such Catch-Up Unit not been in effect in accordance with the applicable award agreement and may with the unanimous approval of the Board, in its discretion, make such other adjustments as may be necessary to equitably account for prior distributions made by the Company; provided, in the case of any Partial Catch-Up Profits Unit, distributions to the holder of such Partial Catch-Up Profits Unit in accordance with the principles of this Section 4.03(e)(ii) shall be limited to the extent set forth in the applicable award agreement; provided further, that no Catch-Up Profits Units or Partial Catch-Up Profits Units issued to Ariel Emanuel on or following the Second Amendment Date and booked-up pursuant to Section 4.02(v) may participate in current distributions after such book-up (other than tax distributions) unless unanimously approved by the Board (unless aggregate current distributions after such book-up exceed the Distribution Threshold of such Profits Units, in which case Profits Units shall participate in current distributions notwithstanding the approval of the Board).

(f) R&W Insurance Distributions. Subject to Section 4.03(b)(i), Section 4.03(b)(ii), Section 4.03(c)(i) and Section 4.03(c)(ii), if the Company receives any proceeds (“Insurance Proceeds”) pursuant to the R&W Insurance Policy, then the Company shall direct cash distributions in an aggregate amount equal to the product of (i) the amount of such Insurance Proceeds multiplied by (ii) the aggregate Percentage Interests of the Class B Members, to the Class A Members and any party to which any Class A Member Transfers Units, pro rata in accordance with their relative Percentage Interests. Any amounts so distributed shall be deemed for all purposes hereunder to have been actually distributed to the Class B Members and paid by the Class B Members to the Class A Members.

(g) Earn-Out Payments.

(i) Pursuant to the Purchase Agreement, the WME Member or the Company, as applicable, are the obligors in respect of a portion of the Earn-Out Payment. Subject to Section 7.03(g)(ii), the Earn-Out Payments may be funded in any of the following manners (or any combination thereof) as determined by unanimous Board approval (provided that if unanimous Board approval is not obtained, the WME Member or the Company, as applicable, shall nevertheless be permitted to comply with their respective obligations to the Earn-Out Recipients under the Purchase Agreement): (A) for so long as the January Capital Member is a Member, a special cash distribution by the Company to the January Capital Member in consideration of that portion of the Earn-Out Payment due to the January Capital Member, (B) a cash distribution to all Common Members on a pro rata basis to enable the Common Members (other than the Class B Members) to make Earn-Out Payments to the Earn-Out Recipients (provided that all such Common Members shall be required to make such Earn-Out Payment following receipt of such distribution), (C) a special cash distribution by the Company to the WME Member to fund Earn-Out Payments by the WME Member to the Earn-Out Recipients (provided that the WME Member shall be required to make such Earn-Out Payment following receipt of such distribution), and (D) funding by the WME Member (and to the extent agreed to by the Sponsor Members, the Sponsor Members) for Earn-Out Payments to the Earn-Out Recipients.

(ii) The Earn-Out Payments shall be subject to the following rules: (A) Earn-Out Payments to the January Capital Member will, to the extent permitted under the terms of any indebtedness and Senior Equity of the Company and its Subsidiaries and Annex A, and to the extent the WME Directors reasonably determine (after meaningful consultation with the full Board) that doing so would not have an adverse impact on the Company or its Subsidiaries, for so long as the January Capital Member is a Member, be distributed by the Company to the January Capital Member (subject, in each case, to clause (B) below) (provided that, for purposes of clarification, the January Capital Member shall not lose or waive its right to receive unpaid Earn-Out Payments solely because it ceases to be a Member; provided further that, if the Company is prohibited under the terms of any indebtedness or Senior Equity of the Company or its Subsidiaries or Annex A, or the Board otherwise determines that doing so would have an adverse impact on the Company or its Subsidiaries, and accordingly does not distribute Earn-Out Payments to the January Capital Member in accordance with this clause (A), then the January Capital Member shall have the right, but not the obligation, to elect in writing to defer the payment of such Earn-Out Payment for a period of up to 24 months (the “Outside Earn-Out Payment Date”); provided further that the deferred Earn-Out Payment will be made to the January Capital Member on the earliest to occur of (A) the date on which the deferred Earn-Out Payment may be made by the Company in accordance with, and subject to the terms and conditions of, this clause (A), (2) the date specified in writing by the January Capital Member (provided the January Capital Member provides written notice to the WME Member at least 60 days prior to the date on which the January Capital Member would like to receive the deferred Earn-Out Payment if such date is prior to the Outside Earn-Out Payment Date) and (3) the Outside Earn-Out Payment Date, (B) the Class B Members shall be grossed up so that they do not bear the effect of any Dilutive Adjustment (as defined below) or the Economic Cost of any Earn-Out Payments that are funded by distributions by the Company, (C) the Class B Members shall not bear any dilution arising from (x) the issuance of any Units that are issued in connection with the Earn-Out Payments or (y) any adjustment to the exercise price (a “Dilutive Adjustment”) of any securities or other interests convertible into Equity Securities of the Company resulting from any gross-up or true-up payment made in connection with, or that constitutes, any Earn-Out Payment, and (D) if any portion of the Earn-Out Payments are paid pursuant to clause (D) of Section 7.03(g)(i) by the WME Member and, if applicable, any Sponsor Members, the WME Member and such Sponsor Members (if any), will be issued Class A Common Units in respect of the amounts so paid thereby pursuant to such clause (D) at a price to be unanimously determined by the Board, which shall in no event be greater than Fair Market Value; provided, that if the Board does not unanimously agree on the price per Class A Common Unit, such Class A Common Units will be issued at Fair Market Value, as unanimously determined by the Board; provided, further, that if the Board does not unanimously agree on Fair Market Value, such value shall be determined by an investment banking firm of national reputation selected by the WME Member and reasonably acceptable to the SL Member, the KKR Member and the Company, whose expenses shall be borne by the Company.

(iii) Solely for purposes of this Section 7.03(g), “Economic Cost”, means, with respect to a Class B Member, such Member’s direct or indirect Percentage Interest of any Company cash or other Company asset that is distributed in a non-pro rata distribution to fund all or any portion of any Earn-Out Payment; provided, that, “Economic Cost” shall not include any diminution in value, lost profits or similar cost not relating to the immediate economic effect of the applicable non-pro-rata distribution.

(h) Preferred Return Distributions. Cumulative distributions to any Class P Member pursuant to Section 7.03(b)(i), Section 7.03(b)(ii)(2), Section 7.03(c)(i), Section 7.03(c)(ii)(2) and Section 13.02 (to the extent such distributions would have been made pursuant to Section 7.03(b)(i), Section 7.03(b)(ii)(2), Section 7.03(c)(i) and Section 7.03(c)(ii)(2) if such distributions had been made pursuant to Section 4.03 instead of pursuant to Section 10.02) shall not exceed the cumulative amount of Net Income and items of gross income allocated to such Member pursuant to Section 7.04 (the “Gross Income Principle”).

Section 7.04 Allocations.

(a) General. Except as otherwise provided herein (including for the avoidance of doubt pursuant to this Section 7.04(a)), Net Income and Net Loss (and each item of income, gain, loss, deduction and credit of the Company, as necessary) shall be allocated among the Capital Accounts of the Members with respect to each Fiscal Year, as of the end of such Fiscal Year, in a manner that as closely as possible gives economic effect to the provisions of Article VII and Article XIII and the other relevant provisions of this Agreement; provided, that if at any time there is insufficient Net Income items to allocate to the Class P Members so that the Class P Members have not received cumulative allocations of Net Income and other allocations of gross income items pursuant to this proviso in this Section 7.04(a) that would permit the Unreturned Preferred Return, as of such time, to be distributed to the Class P Members (taking into account the Gross Income Principle), then the Company shall allocate items of gross income (to the extent the Company has such items) to the Class P Members to extent of such shortfall (“Preferred Gross Income Allocations”). Any allocations pursuant to this proviso in this Section 7.04(a) shall be made as a priority to any other allocations pursuant to this Section 7.04(a) and Section 7.04(d). No allocations of Net Income or other allocations of gross income items shall be made to the Class P Members in respect of any Preferred Discount unless and until cash distributions are made in respect of any Preferred Discount. All allocations in respect of the Preferred Discount shall be governed by Section 7.04(d). For the avoidance of doubt, a Profits Member will not be allocated any Net Income or Net Loss (or individual items thereof) other than Net Income or Net Loss attributable to a Capital Transaction unless (and only to the extent) the Board determines that such Profits Member is entitled to distributions of Available Cash Flow under Section 4.03(b).

(b) Special Allocations.

(i) Minimum Gain Chargeback; Qualified Income Offset. This Agreement shall be deemed to include a minimum gain chargeback as provided in Treasury Regulations Section 1.704-2(f), a partner minimum gain chargeback as provided in Treasury Regulations Section 1.704-2(i)(4) and a qualified income offset as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(ii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-3(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(iii) Noncompensatory Options. This Agreement shall be deemed to include the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(s) governing non-compensatory options.

(c) Loss Limitation. Except as required by the Code and the Treasury Regulations, Net Loss allocated pursuant to Section 7.04(a) hereof shall not exceed the maximum amount of Net Loss that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss pursuant to Section 7.04(a) hereof, except as required by the Code and Treasury Regulations, the limitation set forth in this Section 7.04(c) shall be applied on a Member by Member basis and Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d) Preferred Discount. If at the time a distribution is made to the Class P Units and there would be, absent the Gross Income Principle, a distribution to the Class P Units pursuant to Section 4.03(b)(ii)(2) or Section 4.03(c)(ii)(2), the Company shall to the extent the Company has sufficient Net Income items allocate Net Income items to the Class P Members to permit the Unreturned Preferred Discount, as of such time, to be distributed to the Class P Members (taking into account the Gross Income Principle) and if the Company has insufficient Net Income items to make such allocation then the Company shall allocate items of gross income (to the extent the Company has such items) to the Class P Members to extent of such shortfall. In the year any Unreturned Preferred Discount is paid, any allocations pursuant to this Section 4.03(d) (the “Preferred Discount Allocations”) shall be made as a priority to any other allocations pursuant to Section 4.03(a) (other than allocations in respect of the Preferred Return).

Section 7.05 Tax Allocations; Code Section 704(c). Except as otherwise provided in this Section 7.05, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article VII. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulations Section 1.704-3(b) (or other method adopted by the WME Directors (or their designee) in accordance with Section 9.01(c) and Section 9.06(a)(vi); provided, however, that no other method may be used in connection with the revaluation of the Carrying Value of Company Property on the Restatement Date). Subject to Section 8.01, Section 9.01(c) and Section 9.06(a)(vi) any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.05 and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Accounts or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VIII

CERTAIN TAX MATTERS

Section 8.01 Tax Elections, Reporting and Audit Reports. Subject, in each case, to the provisions of Section 9.01(c) and Section 9.06(a)(vi):

(a) The WME Member is designated, and is specifically authorized to act as, the Tax Matters Member or Company Representative, as applicable. Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Member or Company Representative, as applicable, it will execute, certify, acknowledge, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b) With respect to all taxable years to which the TEFRA Rules apply, the Tax Matters Member shall be permitted to take any and all actions under the TEFRA Rules, and shall have any and all powers necessary to perform fully in such capacity; provided, that, this provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under the TEFRA Rules. With respect to all taxable years to which the BBA Rules apply, the Company Representative shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity; provided, that, this provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under the BBA Rules. In such regard, the authority of the Tax Matters Member and the Company Representative, as applicable, shall include the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and, with respect to the Company Representative, the authority to make any election under Section 6226 of the BBA Rules in connection with any audit. The Tax Matters Member or the Company Representative, as applicable, shall keep the Members informed of any material administrative and judicial proceedings and any election described in the preceding sentence; provided that the Tax Matters Member or Company Representative, as applicable, shall provide each Restatement Date Member and Rollover Member with copies of any material written correspondence with any taxing authority or otherwise related to any audit or proceeding. Any Member that is in dispute with any tax authority in relation to a matter relating to the Company shall notify the Tax Matters Member or the Company Representative, as applicable, within 30 days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Tax Matters Member or the Company Representative, as applicable, reasonably determines that the matter is of material relevance to the tax position of the Company, such Member shall consult in good faith with the Tax Matters Member or the Company Representative, as applicable (or any advisor appointed by the Board for the purpose) as to how that dispute is to be handled. Any Member that enters into a settlement agreement with respect to any Company item shall notify the Tax Matters Member or the Company Representative, as applicable, of such settlement agreement and its terms within 30 days after the date of settlement. Each Member shall provide the Tax Matters Member and Company Representative, as applicable, any tax information reasonably requested (including providing information in connection with Section 743 of the Code) so that the Tax Matters Member and Member Representative can implement the provisions of this Section 8.01 (including by making any election permitted hereunder), can file any tax return of the Company, and can conduct any tax audit or similar proceeding of the Company.

(c) All elections required or permitted to be made by the Company under the Code or other U.S. state or local income tax law shall be made in such manner as determined by the Tax Matters Member or Company Representative, as applicable. Each Member shall provide the Tax Matters Member or Company Representative, as applicable, with any information in its possession or which it could obtain without undue cost or expense reasonably necessary for the Company to comply with Section 734, 743, 754 of the Code or Treasury Regulation Section 1.761-3; provided, that, information may be presented on an aggregated basis and may not identify indirect owners by name.

(d) If the Company is subject to any tax liabilities under the BBA Rules (or any similar state and local authority), the Company Representative shall allocate among the Members (and former Members) any Tax liability imposed under the BBA Rules to the extent attributable to such Members (or former Members). Any tax liabilities so allocated shall be treated as Withholding Advances subject to the provisions of Section 8.03. The Members acknowledge and agree that the WME Member and/or the Company Representative shall be permitted to take any reasonable actions to avoid Entity Taxes being imposed on the Company or any of its subsidiaries under the BBA Rules.

(e) Any action taken by the Tax Matters Member or Company Representative, as applicable, in connection with U.S. tax audits of the Company will be binding upon the Members and the Company; provided that (A) the Tax Matters Member or Company Representative, as applicable, shall keep the other Restatement Date Members and Rollover Members promptly informed of any such administrative and judicial proceedings and provide such Members with copies of any related material written correspondence; and (B) that for so long as a Restatement Date Member or Rollover Member meets its applicable Ownership Minimum, such Restatement Date Member or Rollover Member shall be entitled to participate with the Tax Matters Member or Company Representative, as applicable, in any tax matters that would reasonably be expected to have a material disproportionate adverse effect on such other Restatement Date Member or Rollover Member (or any beneficial owners thereof) as compared to the WME Member (or any beneficial owners thereof).

(f) Each Member will cooperate with the Tax Matters Member or Company Representative, as applicable, and do or refrain from doing any or all things reasonably requested by the Tax Matters Member or Company Representative, as applicable, to conduct any examinations of the Company’s affairs by U.S. tax authorities, including resulting administrative and judicial proceedings.

(g) The WME Member shall be reimbursed by the Company for all reasonable costs and expenses incurred by the WME Member in acting as the Tax Matters Member or Company Representative, as applicable.

Section 8.02 754 Election. The Company shall make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year that includes the Restatement Date.

Section 8.03 Tax Withholding.

(a) If requested by the WME Directors (or their designee), each Member shall, if able to do so, deliver to the Company: (i) any certificate that the Company may reasonably request with respect to any federal, state, local, foreign or other law; and/or (ii) any other form or instrument reasonably requested by the Company relating to any Member’s status under such law in respect of its status with respect to any law regarding withholding of Taxes from amounts received or distributable by the Company. In the event that a Member fails or is unable to deliver to the Company any certificate or form described in this Section 8.03(a), the Company may withhold amounts from such Member in accordance with Section 8.03(b).

(b) After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, reduction of or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent it would not impose any significant unreimbursed cost or expense on the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in proportion to their Percentage Interests.

(c) Withholding Advances. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) or amounts are withheld on distributions or allocations to the Company on behalf of or with respect to any Member, and to the extent that the tax withholding exceeds the amount of the Tax Distribution that otherwise would have made to any Member at such time in respect of such income (determined in accordance with Section 4.03(d) and the limitations therein) (“Withholding Advances”), such amounts may be withheld or paid as so required and shall be treated for all purposes of this agreement as having been distributed to such Member in accordance with Section 4.03(b) or Section 4.03(c), as applicable.

(d) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the prime rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the WME Director (or their designee) and the affected Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of Liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in this Section 8.03(d), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon a Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(e) Withholding Advances – Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including interest, penalties and additions to Tax imposed with respect thereto).

Section 8.04 Profits Interests. All Members consent to the making of any election by the Company necessary to cause the Profits Units to be treated as Profits Interests for all federal income tax purposes. Unless otherwise determined by the Board, it shall be a condition subsequent to any Person’s receipt of any Profits Unit (if subject to vesting) that such Person makes an election under Section 83(b) of the Code within thirty (30) days of the receipt of such Profits Unit.

Section 8.05 Acquisition Debt.

(a) As of the Restatement Date, the Acquisition Debt is nonrecourse debt for the purposes of Section 752 of the Code. The Company shall use commercially reasonable efforts to notify the Rollover Members in advance if there will be a change in circumstances that would cause the Acquisition Debt to be recharacterized as recourse debt for the purposes of Section 752 of the Code; provided, that, to the extent advance notice is not practicable under the circumstances, then as promptly as possible after such event.

(b) The Company shall allocate, to the extent consistent with applicable law, as determined by the Board in good faith, non-recourse liabilities to January Capital in an amount necessary so that the January Capital Member has sufficient U.S. federal income tax basis in its Membership Interest to offset the distribution to be made to the January Capital Member in connection with the distribution described in Section 2.1(e) of the Purchase Agreement, including by means of using the “additional method” to allocate excess non-recourse liabilities as set forth in Treasury Regulation Section 1.752-3(a)(3).

Section 8.06 Treatment of Earn-Out Payments. Solely for U.S. federal, state and local income tax purposes, the Company and the relevant parties will (a) treat the Earn-Out Payments made to the Fertitta Member and the Dana White Member as additional consideration paid by the WME Member (and, if applicable, the Sponsor Members) for the Purchased Units, and (b) treat any Earn-Out Payments made to January Capital in accordance with Section 7.03(g)(i)(A) as a partnership distribution and to treat any Earn-Out Payments made to the January Capital Member described in accordance with Section 7.03(g)(i)(C) or Section 7.03(g)(ii)(D) above as additional consideration paid by the WME Member (and, if applicable, the Sponsor Members) for the Purchased Units (as defined in the Purchase Agreement), and in each case of clauses (a) and (b), shall report consistent with the foregoing for all U.S. federal, state and local income tax purposes.

Section 8.07 Tax Treatment of the Acquisition. The Company shall prepare and file its U.S. federal, state and local income tax returns consistent with Section 6.6(g) of the Purchase Agreement and no Member shall take a position on any Tax Return or during the course of any audit or proceeding inconsistent therewith except, in each case, as otherwise required by a change in law or a Final Determination; provided that, solely for purposes of this Section 8.07, the term “Equity Investors” as used in Section 6.6(g) of the Purchase Agreement shall include the MSD Member. The Company and each Member shall treat the purchase of the Class P Units by the MSD Member in the same manner as the purchase of the Parent Membership Interests as described in Section 6.6(g)(i)(E) of the Purchase Agreement and thus as giving rise to an adjustment to basis pursuant to Section 743 of the Code to the MSD Member, consistent with the first sentence of this Section 8.07.

Section 8.08 Tax Treatment of the Warrants. The Members intend that for U.S. federal, state and local income tax purposes the Warrants shall be treated as options to purchase Common Units of the Company and not as Membership Interests in the Company. If the Company is required to treat a holder of a Warrant as a partner for U.S. federal, state and local tax purposes, under Treasury Regulation Section 1.761-3 or otherwise, the Tax Matters Partner shall make appropriate adjustments to the provisions of Section 7.04, Section 7.05 and this Article VIII to give effect to such treatment.

Section 8.09 Income Tax Periods Prior to the Restatement Date. Section 7.04, Section 7.05, and Section 8.01 shall not apply to a U.S. federal, state or local income tax year of the Company ending on or before the Restatement Date, which shall instead be governed by the corresponding provisions of the Existing Agreement. For the avoidance of doubt, no Restatement Date Member shall have any liability to the Company or the Class B Members for any breach of the Existing Agreement.

Section 8.10 Tax Treatment of Certain Payments. The Company and the relevant parties shall treat (i) any payment pursuant to the last sentence of Section 6.6(n) of the Purchase Agreement as a guaranteed payment within the meaning of Section 707(c) of the Code and (ii) the PPV Payment (as defined in the Purchase Agreement) as a partnership distribution, in each case for all U.S. federal, state and local income tax purposes except to the extent otherwise required by a change in law or a Final Determination.

ARTICLE IX

VOTING RIGHTS AND MANAGEMENT OF THE COMPANY

Section 9.01 Powers.

(a) Except as expressly provided in this Agreement or the Delaware Act, (i) the business and affairs of the Company shall be managed, operated and controlled by the WME Directors in accordance with the terms of this Agreement, no Members shall have management authority or rights over the Company and each of the WME Directors shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein and (ii) without limiting the generality of the foregoing, except as expressly provided in this Agreement, the WME Directors shall have the exclusive power and authority, on behalf of the Company, to take such actions not inconsistent with this Agreement as the WME Directors reasonably deem necessary or appropriate to carry on the business and purposes of the Company. Except as expressly provided in this Agreement (including, for the avoidance of doubt, Section 9.01(b) and Section 9.12), each of the WME Directors are to the extent of their rights and powers set forth in this Agreement, agents of the Company for the purpose of the Company’s business, and the actions of each of the WME Directors taken in accordance with such rights and powers shall bind the Company (and no Member shall have such right or power). Without limiting the generality of the foregoing, except as expressly provided in this Agreement, each of the WME Directors shall have all the rights and powers that may be possessed by a manager under the Delaware Act and shall constitute a “manager” of the Company, as defined in the Delaware Act. Except as expressly provided in this Agreement (including, for the avoidance of doubt, Section 9.01(b) and Section 9.12) or as prohibited by the Delaware Act, the WME Directors may delegate (and revoke a prior delegation) to any Director, Officer, or employee of the Company or its Subsidiaries or any committee of the Board or any other committee of the Company, including the Management Operating Committee, any of the powers of the WME Directors. Notwithstanding anything else in this Agreement to the contrary, (A) no Member and no Affiliate of any Member shall be bound by or responsible for any obligations or commitments of the Company, except to the extent required by the Delaware Act, and (B) if at any time the WME Member is not entitled to designate a Director in accordance with this Agreement, then all power and authority vested hereunder in the WME Directors shall be vested in and determined by the Board by approval of Directors then serving on the Board that were designated by Members that collectively hold a majority of all Common Units held by Members then entitled to designate one or more Directors to serve on the Board.

(b) Powers of the Board.

(i) The Company shall maintain the Board pursuant to the terms as set forth herein. Notwithstanding Section 9.01(a) to the contrary, solely with respect to the Specified Matters and other matters that expressly require approval of the Board as provided in this Agreement (and without limiting Section 9.06), (i) the business and affairs of the Company shall be managed, operated and controlled by the Board in accordance with the terms of this Agreement, no Members shall have management authority or rights over the Company and the Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein and (ii) without limiting the generality of the foregoing the Board shall have the exclusive power and authority, on behalf of the Company, to take such actions not inconsistent with this Agreement as the Board reasonably deems necessary or appropriate to carry on the business and purposes of the Company. Notwithstanding Section 9.01(a) to the contrary, solely with respect to the Specified Matters and other matters that expressly require the approval of the Board as provided in this Agreement (and without limiting Section 9.06), the Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Board taken in accordance with such rights and powers shall bind the Company (and no Member shall have such right or power). Without limiting the generality of the foregoing, notwithstanding Section 9.01(a) to the contrary, solely with respect to the Specified Matters and other matters that expressly require approval of the Board as provided in this Agreement (and without limiting Section 9.06), the Board shall have all the rights and powers that may be possessed by a manager under the Delaware Act and shall constitute a “manager” of the Company, as defined in the Delaware Act. Notwithstanding Section 9.01(a) to the contrary, except as expressly provided in this Agreement or as prohibited by the Delaware Act, solely with respect to the Specified Matters and other matters that expressly require approval of the Board as provided in this Agreement, the Board may delegate (and revoke a prior delegation) to any Director, Chief Executive Officer, Officer, or employee of the Company or its Subsidiaries or any committee of the Board or any other committee of the Company, including the Management Operating Committee, any of the powers of the Board.

(c) Specified Matters. The following matters are designed to protect the Common Members and Profits Members from a substantial change in operations that would be viewed as outside the ordinary course of operating business. Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.04(e), any of the following actions, whether undertaken by the Company or any of its Subsidiaries, in any single transaction or series of related transactions (collectively, the “Specified Matters”), in each case following the Restatement Date, shall require the prior unanimous approval (and the Company and its Subsidiaries shall not take any such action without having obtained such unanimous approval) of the Board by vote or written consent in accordance with Section 9.04(a) and, solely if applicable, any Transferee who is the recipient of any applicable transferred consent rights pursuant to Section 11.04(e) (in writing):

(i) any incurrence, assumption or guarantee by the Company or its Subsidiaries of indebtedness for borrowed money that (in each case, other than any such indebtedness described under clauses (1) and (2) below), is (x) in excess of Fifty Million Dollars ($50,000,000) with respect to any individual transaction or (y) when taken together with all other indebtedness for borrowed money incurred after the Restatement Date over any three year period and outstanding as of the time of such incurrence, assumption or guarantee is in excess of One Hundred Fifty Million Dollars ($150,000,000) in the aggregate, other than (1) drawdowns or paydowns under the Revolving Credit Facility, or (2) the refinancing or replacement of the Revolving Credit Facility, provided that the revolving total commitment under such refinanced or replacement credit facility does not exceed the Revolving Commitment (as defined in the Revolving Credit Facility) as of the date hereof in which case the amount of such excess shall be taken into account in determining whether the Fifty Million Dollars ($50,000,000) and One Hundred Fifty Million Dollar ($150,000,000) thresholds set forth herein has been exceeded;

(ii) the creation, sale or issuance of any Equity Securities, including the reclassification of other securities into Equity Securities, other than (A) in connection with an IPO Demand Right or IPO approved by the Board in accordance with this Agreement, or otherwise pursuant to an IPO Demand Exercise (B) Earn-Out Funding Units issued to the WME Member in accordance with the terms hereof, (C) an exchange of membership interests, in each case, on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities), of (x) the UFC Co-Invest Member, or (y) UFC Management Holdco, held by the respective members thereof, for Equity Securities of the Company, in each case, in accordance with the terms hereof, (D) in connection with the issuance of any Common Units pursuant to the exercise of Warrants, and (E) issuances of Profits Interests from the Initial Profits Units Pool or issuances pursuant to the Future Incentive Award Agreement (which Future Incentive Award Agreement shall not be amended or otherwise modified without the unanimous approval of the Board hereunder); provided, that (1) issuances from the Initial Profits Units Pool to Ariel Emanuel and/or Patrick Whitesell and/or their Related Persons in the aggregate (as adjusted for splits, combinations and the like) in excess of 57,668 Profits Units (it being understood that an aggregate of 34,597.03 Profits Units are held by such Persons as of the Second Amendment Date, and following the grant of 23,070.97 Partial Catch-Up Profits Units from the Initial Profits Units Pool to Ariel Emanuel, an aggregate of 57,668 Profits Units (including 23,070.97 Partial Catch-Up Profits Units) will be held by such Persons as of immediately following such grant (without giving effect to any issuances that may be made to Ariel Emanuel pursuant to the Future Incentive Award Agreement)) and (2) other issuances of Equity Securities, in each case of clauses (1) and (2), other than issuances pursuant to the Future Incentive Award Agreement to Ariel Emanuel and/or his Related Persons, shall require the prior unanimous approval of the Board;

(iii) any redemptions, repurchases or other acquisitions by the Company or any of its Subsidiaries of any Equity Securities of the Company or any of its Subsidiaries (other than redemptions, repurchases or other acquisitions that (w) are pursuant to Section 10.06 or Section 10.07, (x) are required to be made by the Company or any of its Subsidiaries of any Class P Unit in accordance with Annex A hereto, (y) are made by the Company of any Equity Securities held by Members who are terminated service providers or terminated employees of the Company or (z) are (A) an exchange of membership interests of (1) the UFC Co-Invest Member, or (2) UFC Management Holdco, held by the respective members thereof, for Equity Securities of the Company, in each case, on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities), or (B) in connection with the issuance of any Common Units pursuant to the exercise of Warrants in accordance with the terms thereof) that have not been offered on the same terms and conditions to each of the Members (other than Class P Members, Profits Members and Members who are terminated service providers or terminated employees of the Company) on a pro rata basis in accordance with such Member’s Percentage Interest (excluding for this purpose, from both the numerator and the denominator, Profits Units and Units held by Members who are terminated service providers or terminated employees of the Company);

(iv) any Liquidation or dissolution of the operations of the Company (which shall be conducted in accordance with Article XIII), other than pursuant to an IPO or Sale Transaction, and any assignment for the benefit of creditors, consent to the appointment of a custodian, receiver, trustee or liquidator with similar powers or any filing or commencement of proceedings under bankruptcy or insolvency laws;

(v) making any distribution in respect of Membership Interests other than distributions pursuant to Section 7.03(d), Section 7.03(g)(ii) and Annex A attached hereto;

(vi) any acquisition by the Company or any of its Subsidiaries of any operating business, whether by merger, acquisition, purchase of all or substantially all of the assets thereof or otherwise, or any investment by the Company or any of its Subsidiaries in any Person (other than any of its Subsidiaries), in each case, for aggregate consideration payable by the Company or any of its Subsidiaries in excess of (i) with respect to any single transaction, Fifty Million Dollars ($50,000,000), or (ii) with respect to all such acquisitions in any thirty-six (36) complete calendar month period, One Hundred Fifty Million Dollars ($150,000,000) in the aggregate;

(vii) (A) any sale of any operating business by the Company or any of its Subsidiaries for aggregate consideration in excess of (i) with respect to any single transaction, Fifty Million Dollars ($50,000,000), or (ii) with respect to all such sales in any thirty-six (36) complete calendar month period, One Hundred Fifty Million Dollars ($150,000,000) in the aggregate, (B) any Sale Transaction (other than an Approved Company Sale pursuant to Section 10.05) and/or (C) any determination to effect an IPO or IPO Conversion or other matters in connection therewith (other than an Approved IPO and any IPO Conversion in connection therewith pursuant to Section 9.07 and/or Section 11.01);

(viii) notwithstanding any item set forth on the annual budget of the Company and its Subsidiaries, the incurrence of (A) Operating Expenses in a Fiscal Year in excess of an aggregate amount equal to 132.5% of the aggregate amount of Operating Expenses for the immediately preceding Fiscal Year, (B) Capital Expenditures in any Fiscal Year in excess of an aggregate amount equal to 150% of the Capital Expenditures for the immediately preceding Fiscal Year (excluding for purposes of this clause (B) any Capital Expenditures in connection with the development of the Mixed Use Building) and (C) any expenditures relating to the development of the Mixed Use Building in excess of $85,600,000;

(ix) any material changes to the nature of the Company’s and its Subsidiaries’ business, taken as a whole;

(x) any settlement or compromise of any suit, action or legal, administrative, regulatory or arbitral proceeding outside of the ordinary course of business that is primarily defensive that either (A) would require payments by the Company or any of its Subsidiaries in excess of Twenty Million Dollars ($20,000,000) in the aggregate or (B) imposes a material limitation or obligation on the operation of, or otherwise imposes a material equitable remedy against, the Company and/or any of its Subsidiaries, including in any event the class action litigation set forth on Schedule 6.01(c)(x) hereto (or any other putative class action litigation commenced after the Restatement Date with similar allegations);

(xi) (A) any change to the size of the Board or any change of the scope of authority of the Board or (B) delegation of authority to approve any Specified Matters or any other matters expressly requiring unanimous approval of the Board herein or an IPO or Sale Transaction, to any committee of the Board;

(xii) material changes to the Company’s tax elections or tax allocation methods that would have a material adverse impact on a Rollover Member or Restatement Date Member;

(xiii) any change to the Company’s auditors;

(xiv) any change to the Fiscal Year of the Company; and

(xv) any Related Party Transaction (it being understood that (A) the performance of any covenants and/or obligations under the Transaction Fee Agreement, including the payment of a transaction fee in the amount of Ten Million Dollars ($10,000,000) to each of the Sponsor Members on or promptly following the Restatement Date, (B) the fulfillment by the Company of its indemnification and other obligations to any Covered Person pursuant to Section 12.02 and (C) the exercise by the Company or a Member of any other rights under this Agreement (including Section 10.02(d)) shall not be deemed a Related Party Transaction);

provided, that any matter expressly permitted pursuant to any subsection of this Section 6.01(c) shall not constitute a Specified Matter under any other subsection of this Section 6.01(c). For the avoidance of doubt, this proviso shall not apply to any Related Party Transaction not otherwise permitted under Section 9.01(c)(xv) of this Agreement.

(d) To the fullest extent permitted by the Delaware Act and the laws of the State of Delaware, except as otherwise provided herein, no Membership Interests or other Securities in the Company shall have any voting, approval or consent rights with respect to any matter, including the approval of any merger, consolidation, recapitalization or Sale Transaction.

Section 9.02 Board Composition and Meetings.

(a) The Board shall consist of four (4) members (each, a “Director”), which Directors shall be designated as follows:

(i) The WME Member, for so long as it holds Units equal to at least the Ownership Minimum, shall be entitled to designate two (2) Directors, who shall initially be Ariel Emanuel and Patrick Whitesell; provided, that for so long as the WME Member holds at least 150,000 Common Units, the WME Member shall be entitled to designate one (1) Director;

(ii) The SL Member, for so long as it holds Units equal to at least the Ownership Minimum, shall be entitled to designate one (1) Director, who shall initially be Egon Durban; and

(iii) The KKR Member, for so long as it holds Units equal to at least the Ownership Minimum, shall be entitled to designate one (1) Director, who shall initially be Alex Navab.

(b) The WME Member, for so long as it holds Units equal to at least the Ownership Minimum, may designate one Director as Chairman of the Board (the “Chairman”). The Chairman shall preside at meetings of the Board and the Chairman or any other Director shall have the authority to set agenda items for due consideration at any meeting of the Board. In the absence of the Chairman at any meeting of the Board, any Director present at a duly called meeting of the Board shall preside.

(c) The Board or any committee thereof may hold meetings either within or without the State of Delaware or within or without the United States, and at each meeting of the Board or committee thereof, all Directors thereof, as applicable, shall be provided the right to participate by telephone, video conference or other readily available communications facility that permits all persons participating to hear and speak to each other and such participation in a meeting shall be sufficient to constitute presence in person at such meeting. Attendance or participation of any Director at a meeting of the Board of committee thereof shall constitute a waiver of notice of such meeting, except to the extent such Director attends or participates in such meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because such meeting is not properly called or convened.

(d) The Board shall hold regular meetings on at least a quarterly basis, which shall be held on such dates and at such times and places as may be designated from time to time by the Chairman. Written notice of each meeting of the Board of Directors and the contemplated agenda in reasonable detail of such meeting (together with copies of all presentation materials, draft resolutions of matters to be resolved and any other written information to be discussed at such meeting) shall be sent or otherwise given to each member of the Board of the Company or such committee and each Board Observer, as applicable, not less than seven (7) Business Days before the time and date of the meeting, with such notice being delivered either personally, by facsimile, by electronic mail or by any other similarly timely means of communication. The notice shall specify the place, date and hour of the meeting.

(e) Special meetings of the Board may be called by either the Chairman of the Board of Directors or two Directors, provided that each of the Directors designated by the SL Member and the KKR Member may call one special meeting of the Board each year. Special meetings of any committee of the Board may be called by either the chairman of such committee or any member of such committee. Special meetings of the Board or any committee thereof shall be called by delivering written notice of such meeting and the contemplated agenda in reasonable detail of such meeting

(together with copies of all presentation materials, draft resolutions of matters to be resolved and any other written information to be discussed at such meeting) to each member of the Board or such committee and each Board Observer, as applicable at least two (2) Business Days before the time and date of the meeting, with such notice being delivered either personally, by facsimile, by electronic mail or by any other similarly timely means of communication. The notice shall specify the place, date and hour of the meeting.

(f) Once appointed, a Director will serve on the Board until (i) his or her death or disability, (ii) resignation or (iii) the removal of such Director from the Board by the Person(s) having the right to designate such Director pursuant to Section 9.02(a).

(g) Any Director may be represented at a meeting of the Board by proxy, which proxy must be notified to the Board by letter or facsimile, signed by the Director giving the proxy, addressed to the Board and delivered prior to the commencement of the meeting.

(h) Each Member that has the right to designate a Director pursuant to Section 9.02(a) shall have the right to remove such Director. If any such Member ceases to have the right to designate a Director pursuant to Section 9.02(a) due to such Member holding fewer than the minimum number of Units required by Section 9.02(a), the Director designated by such Member shall automatically be deemed to have resigned and thereafter may be replaced by a Director designated by vote of holders of a majority of the Common Units, voting together as a single class. Any Director so designated by the Common Units may be removed by a majority vote of the Common Units, voting together as a single class.

(i) Meetings of the Common Members for any proper purpose or purposes may be called at any time by the Chairman of the Board, any Director or the Members holding a majority of the Common Units voting together as a single class.

(j) Written notice of all meetings of the Common Members, stating the place, date and hour of the meeting and the place shall be mailed or delivered to each Common Member not less than 10 nor more than 60 days prior to the meeting. All meetings of the Common Members shall be held at such places, within or without the State of Delaware, as may from time to time be designated by the Board, in the case of annual meetings, or by the Person or Persons calling the special meeting, and specified in the respective notices or waivers of notice thereof.

(k) The Common Members may hold meetings either within or without the State of Delaware or within or without the United States, and at each meeting of the Common Members, all such Members shall be provided the right to participate by telephone, video conference or other readily available communications facility that permits all persons participating to hear and speak to each other and such participation in a meeting shall be sufficient to constitute presence in person at such meeting. Attendance or participation of any Common Member at a meeting of the Common Members shall constitute a waiver of notice of such meeting, except to the extent such Common Member attends or participates in such meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because such meeting is not properly called or convened.

(l) The presence (whether in person, telephonically or otherwise) of at least a majority of the Common Members shall constitute a quorum for the transaction of business, and a majority vote of the Common Members present a meeting duly called at which a quorum is present shall constitute the act of the Common Members, voting together as a single class, on any matter on which the Common Members have the authority to act.

Section 9.03 Committees.

(a) The Company shall maintain a Management Operating Committee (the “Management Operating Committee”) consisting of three (3) members (the “Management Operating Committee Members”). The initial Management Operating Committee Members will be: Ariel Emanuel, Patrick Whitesell and Dana White. The Management Operating Committee shall have the authority delegated to it by the WME Directors (provided, that (i) any Specified Member Matter may not be so delegated without the consent of the Fertitta Member and the January Capital Member and (ii) any Specified Matter or other matter reserved for the Board hereunder may not be so delegated without the unanimous approval of the Board).

(b) Once appointed, a Management Operating Committee Member will serve on the Management Operating Committee until (i) his or her death, disability, (ii) resignation, (iii) except for Dana White, the removal of such Management Operating Committee Member from the Management Operating Committee by action of the WME Directors, or (iv) solely with respect to Dana White, the termination of his active employment as President of the Company. Vacancies in the Management Operating Committee may be filled only by action of the WME Directors; provided, that unanimous Board approval shall be required to appoint any Person to the Management Operating Committee other than (A) a WME Director, (B) a senior executive of the WME Member or any of its Affiliates, or (C) a senior executive of the Company.

(c) Any Management Operating Committee Member may be represented at a meeting of the Management Operating Committee by another Management Operating Committee Member by proxy, which proxy must be notified to the Management Operating Committee by letter or facsimile, signed by the Management Operating Committee Member giving the proxy, addressed to the Management Operating Committee and delivered prior to the commencement of the meeting.

(d) The Company shall maintain an Audit Committee (the “Audit Committee”) consisting of three (3) members (the “Audit Committee Members”). Each of the WME Member, the SL Member and the KKR Member shall be permitted to appoint a member to the Audit Committee so long as such Person is then entitled to designate a Director to the Board. The initial Audit Committee Members shall be the

Board Observers appointed by the WME Member, the SL Member and the KKR Member, respectively. The scope of authority of the Audit Committee shall require the unanimous approval of the Board and all decisions of the Audit Committee shall require the unanimous approval of the Audit Committee Members; provided, that notwithstanding anything to the contrary herein, the Audit Committee Member appointed by the WME Member shall have the sole authority to determine any fees payable to any auditor of the Company. The Audit Committee shall invite to attend each of its meetings each of the Board Observers a reasonable amount of time in advance thereof.

(e) Other than the Management Operating Committee, the Audit Committee and any committee established by the Board with authority for setting the Company’s budget or making decisions with respect to hiring, firing or establishing the compensation for senior management of the Company (none of which shall, without the WME Member’s consent, include any Director appointed by the SL Member or the KKR Member), each committee established by the Board shall (i) consist of one (1) Director appointed by each of the WME Member, the SL Member and the KKR Member and (ii) invite to attend each of its meetings each of the Board Observers a reasonable amount of time in advance thereof.

Section 9.04 Board Approval.

(a) Voting; Written Consent. (i) Any Specified Matter or other matter that expressly requires unanimous approval of the Board hereunder shall require approval of all Directors present at a meeting for which a quorum is established or by written consent of all Directors, (ii) an Approved Company Sale and an IPO approved pursuant to Section 9.07 shall require approval at a meeting for which a quorum is established, or by written consent, of Directors in accordance with the definition of “Approved Company Sale” and Section 9.07, respectively, and (iii) subject to Section 9.06, any other matter that requires approval of the Board or the Company herein shall require approval solely by the WME Directors as “managers” of the Company in accordance with Section 9.01(a), without a meeting or written consent of the Board. A copy of any written consent of Directors will be provided promptly thereafter to any Directors who did not execute such written consent as well as each Board Observer.

(b) Quorum. A quorum of the Board will consist of (i) with respect to any Specified Matter, an Approved Company Sale, an Approved IPO or matter that expressly requires Majority Board Approval or unanimous Board approval hereunder, all of the Directors and (ii) with respect to any other Board matter, the Directors appointed by the WME Member (or if no such Directors are then in office, all Directors). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by all Directors entitled to vote on such action. A copy of any such consent in writing will be provided to the Directors and the Board Observers promptly thereafter. Notwithstanding anything to the contrary herein, if a quorum does not exist at any meeting of the Board or a committee hereunder due to the lack of attendance of the requisite Directors or members of such committee at a properly called meeting of the Board or such committee (as applicable), such meeting shall be adjourned and subject to the obligation to provide proper prior notice to all members of the Board or such committee thereof and all Board Observers (as applicable), recalled for the same purpose on a date not less than four (4) (or two (2) solely in the event that a bona fide emergency would result in a material adverse effect on the Company and its Subsidiaries, taken as a whole) and not more than ten (10) calendar days from the date of adjournment and the attendance of such members of the Board or committee hereunder, as applicable, that failed to attend the adjourned meeting shall not be required to establish quorum for such recalled meeting or to approve any matters at such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting).

Section 9.05 Board Observers. Each of the WME Member, the SL Member, the KKR Member, the Fertitta Member, the January Capital Member and the MSD Member, for so long as such Member continues to own Units equal to at least the Ownership Minimum, shall be entitled to designate one (1) individual to be a Board observer (each, an “ Board Observer”); provided, that the Board Observers designated by the Fertitta Member and the January Capital Member may not be employees of the Company or any of its Subsidiaries. Each Board Observer shall be entitled to attend all meetings of the Board and any committee of the Board and participate in the discussions of the Board and each committee of the Board, subject to customary exceptions for conflicts of interest and attorney-client privilege. The Company shall provide to each Board Observer copies of all documents, including notices, board books, minutes, resolutions, consents and other materials, pertaining to any meeting of the Board or, as the case may be, committee of the Board that are provided to members of the Board or such committee and shall provide such materials at substantially the same time as they are provided to members of the Board, subject to customary exceptions for conflicts of interest and attorney-client privilege. Board Observers shall not have the right to vote on any matter and the attendance of the Board Observers shall not be required for purposes of taking any action at any meeting of the Board or for determining the existence of a quorum. The WME Member, the SL Member, the KKR Member, the Fertitta Member, the January Capital Member and the MSD Member shall each be entitled to replace the Board Observer designated by them at any time and from time to time.

Section 9.06 Member Consent Matters.

(a) Specified Member Matters. Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.04(f), for so long as the Fertitta Member and the January Capital Member hold Units equal to at least the Ownership Minimum, any of the following actions, whether undertaken by the Company or any of its Subsidiaries, in any single transaction or series of related transactions (collectively, the “Specified Member Matters”), in each case following the Restatement Date, shall require prior written consent (and the Company and its Subsidiaries shall not take any such action without having obtained such prior written consent) of the Fertitta Member and the January Capital Member and, solely if applicable, any Transferee who is the recipient of applicable transferred consent rights pursuant to Section 11.04(f) (in writing):

(i) the creation, sale or issuance of any Equity Securities for consideration less than Fair Market Value, other than (A) the issuance of Earn-Out Funding Units, (B) issuances of Profits Interests from the Initial Profits Units Pool, (C) in connection with an exchange, in each case, on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities), of membership interests of (x) the UFC Co-Invest Member, or (y) UFC Management Holdco, held by the respective members thereof, for Membership Interests or Equity Securities of the Company in accordance with the express terms hereof, (D) in connection with an exchange of Warrants held by a Member for Class A Common Units of the Company in accordance with the terms of the Warrants and this Agreement, (E) the payment in kind of any amounts in respect of the Class P Units as contemplated on Annex A and (F) issuances pursuant to the Future Incentive Award Agreement.

(ii) making any distribution in respect of Common Units other than distributions (A) on a pro rata basis in accordance with the Common Member’s relative Percentage Interests and (B) pursuant to and in accordance with the terms of Section 7.03(d) and Section 4.03(g)(ii);

(iii) any redemptions, repurchases or other acquisitions by the Company or any of its Subsidiaries of any Common Units (other than redemptions, repurchases or other acquisitions that (x) are pursuant to Section 7.06 or Section 7.07, (y) are (A) an exchange of membership interests of the UFC Co-Invest Member or UFC Management Holdco, held by the respective members thereof, for Equity Securities of the Company, in each case, on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities) or (B) in connection with the issuance of any Common Units pursuant to the exercise of Warrants in accordance with the terms thereof or (z) are made by the Company of any Common Units held by Common Members who are terminated service providers or terminated employees of the Company) that is not offered to each of the Common Members (other than Common Members who are terminated service providers or terminated employees of the Company) on a pro rata basis in accordance with the Common Members’ relative Percentage Interests;

(iv) any Related Party Transaction (it being understood that (A) the performance of any covenants and/or obligations under the Transaction Fee Agreement, including the payment of a transaction fee in the amount of Ten Million Dollars ($10,000,000) to each of the Sponsor Members on the Restatement Date, (B) the fulfillment by the Company of its indemnification and other obligations to any Covered Person pursuant to Section 12.02 and (C) the exercise by the Company or a Member of any other rights set forth in this Agreement (including pursuant to Section 10.02(d)) shall not be deemed a Related Party Transaction);

(v) changing the Accounting Firm, other than replacing the existing Accounting Firm with PricewaterhouseCoopers, Deloitte Touche Tohmatsu Limited, Ernst & Young or KPMG; and

(vi) (A) in each case except as may be required by applicable law, the making, changing or revoking of any material tax election, the settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, in each case, related to taxes, or (B) except as may be required by applicable law or GAAP, the changing of any method of accounting or method of reporting income or deductions for tax or accounting purposes, in each case of clauses (A) and (B), that would be reasonably expected to disproportionately adversely affect (1) the Fertitta Member (without the Fertitta Member’s consent) or the January Capital Member (without the January Capital Member’s consent) (including in their respective capacities as recipients of the Earn-Out Payments) relative to the other Rollover Members or Restatement Date Members (or any other Members), or (2) the Rollover Members as a group relative to the Restatement Date Members (or any other Members);

provided, that (1) this Section 9.06(a) shall in no event apply to any actions taken by the Company or any of its Subsidiaries arising from, or related to, an IPO or a Sale Transaction undertaken in accordance with the express terms hereof, and (2) any matter expressly permitted pursuant to any subsection of this Section 9.06(a) shall not constitute a Specified Member Matter under any other subsection of this Section 9.06(a).

(b) MFN. Prior to the first (1st) anniversary of the Restatement Date, in the event that the Company grants rights to any Member (including any Person who becomes a Member after the date hereof and prior to the first (1st) anniversary of the Restatement Date) relating to its ownership of Common Units that are more favorable in the aggregate than the rights of the Fertitta Member, the January Capital Member or the Dana White Member set forth in this Agreement (excluding the rights of the Restatement Date Members set forth herein), then the Company shall promptly provide the Fertitta Member, the January Capital Member and the Dana White Member with a written description of the rights so granted, and the rights of the Fertitta Member, the January Capital Member and the Dana White Member shall be deemed to have been amended to include such terms unless the Fertitta Member, the January Capital Member or the Dana White Member, as applicable, elects not to accept such amended rights.

(c) WME Member Matters. Notwithstanding anything to the contrary in this Agreement, for so long as the WME Member holds Units equal to at least the Ownership Minimum, the WME Directors will have the sole and exclusive right, on behalf of the Company or any of its Subsidiaries, to approve each of the following matters, in each case following the Restatement Date:

(i) subject to Section 9.01(c)(viii), the evaluation, creation, formulation and approval of the annual budget of the Company and its Subsidiaries; and

(ii) subject to Section 6.01(c)(xv), any hiring decisions or compensation or other employment or equity arrangements or grants (or renewals or modifications of existing employment arrangements), or discipline, suspension, termination, forfeiture or other similar decisions, in each case, with respect to any employee or other service provider that is an individual of the Company or any of its Subsidiaries;

provided, that (A) as a part of the WME Member’s process of evaluating, creating and formulating the annual budget pursuant to clause (i) above, the WME Directors will, as they reasonably deem appropriate, consult with the full Board and the Board Observers and (B) from and after the Restatement Date, the WME Directors shall consult with the full Board and the Board Observers meaningfully and in good faith prior to making any decisions under clause (ii) above with respect to any such employees or other individual service providers of the Company or any of its Subsidiaries (x) with a title of executive vice president (or other person having a title or responsibilities substantially similar to any person with such title) or more senior, (y) that are a direct management report of the Chief Executive Officer of the Company or (z) with an annual base salary in excess of $1,000,000.

Section 9.07 Approved IPO. Any IPO of the Company effected or determined to be effected in accordance with this Section 9.07 or Section 11.01 is referred to herein as an “Approved IPO”.

(a) Any IPO of the Company prior to the date that is thirty (30) complete calendar months following the Restatement Date (the “Initial IPO Period”) shall require the approval of Directors then serving on the Board that were designated by Members that collectively hold a majority of all Common Units held by Members then entitled to designate one or more Directors to serve on the Board, which Board approval must also include a Director designated by each of the WME Member, SL Member and KKR Member (if any Director designated by each such Member is then serving on the Board).

(b) Any IPO of the Company following the expiration of the Initial IPO Period and prior to the fifth (5th) anniversary of the Restatement Date shall require the approval of Directors then serving on the Board that were designated by Members that collectively hold a majority of all Common Units held by Members then entitled to designate one or more Directors to serve on the Board, which Board approval must also include a Director designated by each of the WME Member, SL Member and KKR Member (if any Director designated by each such Member is then serving on the Board); provided, that if such IPO satisfies the Minimum Exit Valuation, then such Board approval must include a Director designated by at least two (but shall not require all) of the WME Member, SL Member or KKR Member (if any Director designated by each such Member is then serving on the Board).

Section 9.08 Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement (but without any negation, modification, or otherwise any effect on the rights and obligations of the Members expressly provided for in this Agreement), the Members expressly intend, acknowledge and agree that, to the extent permitted by applicable law, neither any Member nor any Director is under any obligation to consider the separate interests of the Company or any of its Subsidiaries, the Members (including the tax consequences to the Members) or any other Person in deciding whether to take or approve (or decline to take or approve) any actions, and that neither any Member nor any Director shall be liable, at law or in equity, for losses sustained, liabilities incurred or benefits not derived by the Company, any of its Subsidiaries, any Member or any other Person in connection with such decisions. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, no Member or Director or any of their Affiliates, or any of their respective shareholders, partners, members, directors, officers, agents, employees, legal representatives, advisors, consultants or independent contractors, shall be subject to any fiduciary duties or similar obligations, at law or in equity, to the Company, any of its Subsidiaries, any Member, any Director or any other Person; provided, that nothing contained in this Section 9.08 negates, modifies, or otherwise affects (a) any of the rights and obligations expressly provided for in this Agreement, (b) any of the rights, obligations or duties of any employee or Officer (other than any employee or Officer that is a WME Director, who shall not be subject to this proviso) of the Company or any of its Subsidiaries or (c) any covenant of good faith and fair dealing with respect to this Agreement and the subject matter hereof.

Section 9.09 Expenses; Insurance. The Company shall reimburse Directors, Management Operating Committee Members, Audit Committee Members, Board Observers and any other member of any committee of the Board for all reasonable and documented out-of-pocket costs associated with the attendance at meetings of the Board, the Management Operating Committee and the Audit Committee, or other committee, as applicable. The Company will maintain liability insurance for Directors, Management Operating Committee Members, Audit Committee Members and any member of any other committee of the Board on commercially reasonable terms and in amounts satisfactory to the Board.

Section 9.10 Officers.

(a) Authority. Subject to clause (B) in the proviso of Section 9.06(c), the WME Directors shall be entitled to appoint agents or employees, with such titles as the WME Directors may approve in consultation with the full Board and Board Observers, as officers of the Company (“Officers”) to act on behalf of the Company, with such power and authority of the WME Directors as set forth in Section 9.01(a) as the WME Directors (or their designee) may delegate from time to time to any such Person; provided, that such power and authority is solely within the control of the WME Directors hereunder; provided, further, that (i) any Specified Member Matter may not be so delegated without the consent of the Fertitta Member and the January Capital Member and (ii) any Specified Matter or other matter reserved for the Board hereunder may not be so delegated without the unanimous approval of the Board.

(b) Resignation; Removal; Vacancies. Subject to clause (B) in the proviso to Section 9.06(c), each Officer shall hold office until his or her successor is appointed by the WME Directors or until his or her earlier (i) displacement from office by removal by the WME Directors (or their designee) or (ii) death, disability, retirement, expulsion or withdrawal from the Company for any reason. If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the WME Directors (or their designee).

(c) Initial Officers. The Officers of the Company as of the Restatement Date are set forth on Schedule 6.10(c) hereto.

Section 9.11 Information Rights.

(a) With respect to the SL Member and the KKR Member and, at the request of the SL Member or the KKR Member, as applicable, each Affiliate thereof that directly or indirectly has an interest in the Company, in each case, that intends to qualify this investment as a “venture capital investment” as defined in the Plan Assets Regulations (each, a “VCOC Holder”), for so long as the VCOC Holder, directly or through one or more subsidiaries, continues to hold any Membership Interests and provided such VCOC Holder has agreed in writing in form and substance reasonably acceptable to the Company to be bound by Section 11.02 as if it were a Member, without limitation or prejudice of any of the rights provided to the SL Member or the KKR Member, as applicable, hereunder, the Company shall, with respect to each such VCOC Holder:

(i) Provide such VCOC Holder or its designated representative with the following: (A) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, at such times as the VCOC Holder shall reasonably request, provided, that the Company and its Subsidiaries shall not be required to provide access to any information the Board reasonably determines to be competitively sensitive; (B) financial statements set forth in Section 6.07(d) contemporaneously with the delivery thereof to the applicable Members in accordance with Section 6.07(d); (C) to the extent the Company or any of its Subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Company or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company or such Subsidiary, as soon as available; and (D) copies of all materials provided to the Board at substantially the same time as provided to the Directors and, if requested, copies of the materials provided to the Board (or equivalent governing body) of any Subsidiary of the Company; provided that the Company or such Subsidiary shall be entitled to exclude portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege of the Company or its Subsidiaries or that could represent a conflict of interest;

(ii) Make appropriate Officers of the Company and its Subsidiaries and Directors available at such times as reasonably requested by such VCOC Holder for consultation with such VCOC Holder or its designated representative (that has agreed in writing in form and substance reasonably acceptable to the Company to be bound by Section 11.02 as if it were a Member) with respect to matters relating to the business and affairs of the Company and its Subsidiaries; and

(iii) Provide such VCOC Holder or its designated representative with such other rights of consultation which such VCOC Holder’s counsel may determine to be reasonably necessary under applicable legal authorities to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Assets Regulation.

(b) The WME Directors and the Board agree to consider in good faith the recommendations of each VCOC Holder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the WME Directors and the Board as provided herein.

(c) The SL Member and the KKR Member, as applicable, shall provide reasonable prior written notice to the Company of its or its applicable Affiliate’s intention to qualify as a VCOC Holder. The Company shall not be deemed to be in breach of its obligations for the failure to comply with any deadlines for deliverables under this Section 9.11 if the Company has complied with the requirements of this Section 9.11 within a reasonable period of time after receipt of the notice referred to in the preceding sentence.

Section 9.12 Termination. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article IX providing for the delegation of power and authority to the WME Directors or the Board shall terminate automatically, and be of no further force and effect:

(a) Immediately upon the consummation of a Sale Transaction, in which case, all such authority shall vest in the managing member of the Company (or body having corresponding authority); and,

(b) Upon the consummation of an IPO Conversion in accordance with, and pursuant to, Section 11.01, in which case, except as expressly provided in the Delaware Act, the business and affairs of the Company shall be managed, operated and controlled by the IPO Entity, the IPO Entity shall have the exclusive power and authority, on behalf of the Company, to take such actions as the IPO Entity deems necessary or appropriate to carry on the business and purposes of the Company, the IPO Entity shall be the agent of the Company for the purpose of the Company’s business, and the actions of the IPO Entity taken in accordance with such rights and powers shall bind the Company.

Section 9.13 Cost Savings; WME Services Agreement. If, during the period of January 1, 2017 through June 30, 2018, both (i) the amount of cost savings achieved by the Company, pursuant to the WME Services Agreement or otherwise, is less than 75% of the projected cost savings in the A&M Report and (ii) the Company’s aggregate EBITDA during such period is less than 80% of the Company’s projected aggregate EBITDA for such period (as determined by unanimous Board approval within sixty (60) days following the Restatement Date), in each of cases (i) and (ii), determined on a run-rate basis (and with respect to clause (i), including any planned cost savings as unanimously agreed by the Board to be included in this calculation), then, the Board shall discuss in good faith strategies by which the Company may achieve the full amount of such cost savings. Following such good faith discussions, at any time prior to December 31, 2018 or such later date as is unanimously approved by the Board, the SL Member and the KKR Member, acting unanimously, may elect to engage a third party consultant of national reputation to prepare a plan of cost savings for the Company reasonably equivalent to the cost savings identified in the A&M Report (the “New Cost Savings Plan”). Following completion of the New Cost Savings Plan, if unanimously agreed by the Board, the Company shall use its commercially reasonable efforts to achieve the cost savings identified in the New Cost Savings Plan.

ARTICLE X

TRANSFERS OF INTERESTS

Section 10.01 Restrictions on Transfers.

(a) Except as expressly provided in this Article X, prior to an IPO, without unanimous approval of the Board: (i) no Member shall Transfer all or any portion of its Membership Interests or any right pertaining thereto, including the right to vote or consent on any matter or to receive distributions or advances from the Company pursuant thereto and (ii) no Member nor any Parent of such Member shall issue or otherwise Transfer any Equity Security or other interest of a Member or of any Parent of a Member. Any Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b) It shall be a condition precedent to any Transfer (other than, with respect to Section 7.01(b)(i), (ii) and (iii), any indirect Transfer) otherwise permitted or approved pursuant to this Article X that, prior to an IPO:

(i) the Transferor shall have provided to the Company prior notice of such Transfer;

(ii) the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in the form of Exhibit A or in a form otherwise reasonably acceptable to the Company;

(iii) the Transfer shall comply with all applicable federal, state or foreign laws, including securities laws; and

(iv) to the knowledge of the Transferee and Transferor after reasonable inquiry, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any court or governmental entity anywhere, other than the states, courts and governmental entities in which the Company is then subject to such liability, reporting obligation or jurisdiction.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Membership Interests or any right or economic interest pertaining thereto if such Transfer creates a material risk that the Company could be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code (a “PTP”) and the Regulations promulgated thereunder unless the Company shall have become the IPO Entity; provided, that for so long as the Class P Units are outstanding, no Transfer shall be prohibited on the basis that it creates a material risk that the Company could be a PTP due to a failure to meet the requirements of Treasury Regulations Section 1.7704-1(h).

(d) Any Transfer of Membership Interests pursuant to this Agreement, including this Article X, shall be subject to the provisions of Section 6.05.

Section 10.02 Certain Transfers Permitted at Any Time.

(a) Notwithstanding anything to the contrary contained in Section 10.01(a), but subject to compliance with Section 10.01(b), Section 10.01(c) and Section 10.01(d), the following Transfers shall be permitted at any time (each a “Permitted Transfer”, and each applicable Transferee described in this Section 10.02(a), a “Permitted Transferee”); provided, that if such Transfer would result in the occurrence of a Trigger Event, such Transfer shall require unanimous Board approval:

(i) Transfers by any Member to such Member’s Related Person; provided that, to the extent such Transfer is of a limited partner interest in an alternative investment vehicle, such Transfer must be made in connection with a corresponding transfer in the bona fide investment fund to which such alternative investment vehicle relates;

(ii) Transfers or issuances of limited partnership interests, limited liability company interests, or other Equity Securities of any bona fide investment fund or private equity fund affiliated with, managed by an Affiliate of, or otherwise a Related Person of, a Member; provided that, with respect to any Transfer by the MSD Member pursuant to this clause (ii), such Transfer will be without regard to the occurrence of a Trigger Event;

(iii) Transfers or issuances of Equity Securities of WME Entertainment Parent, LLC or any Parent thereof;

(iv) Transfer of Membership Interests in connection with any bona fide internal restructuring, reorganization, spinoff or other corporate transaction of the WME Member and/or any of its Affiliates;

(v) Transfer by any Rollover Member of Membership Interests to the WME Member and/or any of its Affiliates;

(vi) Transfer of (A) the Equity Securities of any Parent of the January Capital Member or the January Capital Member or (B) the Membership Interests held by the January Capital Member, in either case of clauses (A) and (B), in a non-arms’ length transaction in connection with a bona fide internal restructuring, reorganization, spinoff or other internal corporate transaction undertaken not for the primary purpose of monetizing such Equity Securities or Membership Interests, as applicable, to a Person that is not (x) a Prohibited Holder or (y) a bona fide third party (a Transfer described in this Section 7.02(a)(vi), a “Specified January Capital Permitted Transfer”);

(vii) Transfer of the Equity Interests of the January Capital Member or the Membership Interests held by the January Capital Member in connection with a domestication of the January Capital Member, whether by a reorganization under Section 368(a)(1)(F) of the Code or otherwise;

(viii) Transfers or issuances of Equity Securities of KKR & Co. L.P.;

(ix) Any pledge of Membership Interests to (A) subject to the terms of the Member Loans (as applicable), any bona fide unaffiliated third party financial institution lender providing financing to a Restatement Date Member, the Rollover Members and/or any of their respective Affiliates, or (B) in connection with a Member Loan;

(x) Exchanges, in each case, on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities), (A) of membership interests of the UFC Co-Invest Member for Membership Interests or Equity Securities of the Company by members of the UFC Co-Invest Member in accordance with the terms hereof, (B) of membership interests of UFC Management Holdco for Membership Interests or Equity Securities of the Company by members of UFC Management Holdco in accordance with the terms hereof; or (C) in connection with the issuance of any Common Units pursuant to the exercise of Warrants in accordance with the terms hereof; provided that, with respect to this clause (C) such exchanges pursuant to the exercise of the Warrants held by the MSD Member will be without regard to the occurrence of a Trigger Event;

(xi) Redemptions or repurchases by the Company of Class P Units in accordance with the terms of Annex A; and

(xii) Redemptions or repurchases by the Company pursuant to the Executive Redemption Agreement.

(b) Notwithstanding anything to the contrary contained in Section 10.01(a), but subject to compliance with Section 10.01(b), Section 10.01(c) and Section 10.01(d), the following Transfers shall also be permitted subject to the limitations and qualifications set forth below; provided, that, in the case of any Transfer of Units other than Class P Units, if such Transfer itself or any Transfer pursuant to Section 10.04, Section 10.06 or Section 10.07 in connection therewith (assuming for such purpose that the rights set forth in Section 10.04, Section 10.06 or Section 10.07, as applicable, are exercised in full) would result in the occurrence of a Trigger Event, such initial Transfer shall require unanimous Board approval:

(i) Transfers pursuant to an Approved Company Sale, Section 10.02(d), Section 10.02(e), Section 10.04 through Section 10.09 or Section 11.01;

(ii) Subject to Section 10.06, from and after the first (1st) anniversary of the Restatement Date, Transfers by the Rollover Members (subject, in the case of the Dana White Member, to the rights of the WME Member under Section 7.08(a)) of any Common Units owned by such Member to any Person who is not a Prohibited Holder or an Affiliate thereof;

(iii) Subject to Section 10.04 and Section 10.07, from and after the second (2nd) anniversary of the Restatement Date, Transfers by any Common Member (other than a Rollover Member) to any Person who is not a Prohibited Holder or an Affiliate thereof; or

(iv) Transfers by Class P Members, in whole or in part, from and after the fifth anniversary of the Restatement Date to a “qualified institutional buyer” as defined pursuant to Rule 144A promulgated under the Securities Act, other than, for the avoidance of doubt, to a Prohibited Holder, in each case provided that the transferred Class P Units have Preferred Base Amount (calculated as of the Restatement Date) of at least $100,000,000 or represent the entire amount of Class P Units held by the Transferor at such time.

(c) For all purposes of this Agreement, to the extent that a Trust or Relative, as the case may be, owns any Units, such Units will be deemed to be owned by the Member who Transferred such Units to such Trust or Relative, as the case may be.

(d) Notwithstanding anything to the contrary herein but subject to Section 10.02(b), Section 10.02(c) and the terms of this Section 10.02(d), each Sponsor Member shall be permitted, for a period of three (3) months following the Restatement Date, to transfer Common Units with an initial purchase price in the aggregate of up to One Hundred Million Dollars ($100,000,000) of its Common Units (less any portion of its Commitment syndicated prior to the Restatement Date) (i) to a controlled Affiliate of such Sponsor Member of which the equity owners (other than such Sponsor Member) are (x) existing limited partners of such Sponsor Member or its affiliated investment funds and/or (y) with the prior written consent (not to be unreasonably withheld) of the WME Member and the other Sponsor Member, to Persons that are not existing limited partners of such Sponsor Member or its affiliated investment funds and/or (ii) directly to existing limited partners and Persons that are not existing limited partners of such Sponsor Member or its affiliated investment funds, in each case in this clause (ii), with the prior written consent (not to be unreasonably withheld) of the WME Member and the other Sponsor Member. No Transfer contemplated in this Section 10.02(d) shall require approval of the Board (except if such Transfer would result in the occurrence of a Trigger Event, in which cause unanimous Board approval shall be required) or be subject to the provisions of Section 10.04, Section 10.06 and/or Section 10.07. Upon the request of any Sponsor Member, the WME Member and the Company will assist in good faith and in a customary manner such Sponsor Member’s syndication in accordance with this Section 10.02(d).

(e) For a period of three (3) months following the Restatement Date, upon the request of any Sponsor Member, the Board will discuss and consider in good faith the advisability and feasibility of redeeming Common Units held by one or both of the Sponsor Members, in each case, by up to One Hundred Million Dollars ($100,000,000) in the aggregate and replacing the capital provided by such Common Units with additional third party indebtedness; provided, that (i) any of the foregoing shall require the unanimous consent of the Board and (ii) in the event that the Company redeems Common Units held by either or both of the Sponsor Members, the Rollover Members shall be entitled, but not obligated, to cause the Company to redeem a number of Common Units held by such Rollover Member equal to the number of Common Units held by such Rollover Member multiplied by a fraction, the numerator of which is the number of Common Units redeemed by the Sponsor Member from which the Company redeemed the greatest number of Common Units and the denominator of which is the total number of Common Units owned by such Sponsor Member immediately prior to such redemption. No Transfer contemplated in this Section 10.02(e) shall be subject to the provisions of Section 10.04, Section 10.06 and/or Section 10.07.

(f) If a Member is a resident of a community property jurisdiction as of the Restatement Date, becomes a resident of such jurisdiction at any time hereafter, marries while such Member is a resident of such a state, or such Member’s Spouse resides or hereafter resides in a community property jurisdiction, then, at the request of the Board, such Member’s Spouse shall also execute and deliver this Agreement and thereby agree to be bound by its terms to the extent of her or his community property or quasi-community property interest, if any, in such Member’s Membership Interests.

(g) If at any time a Permitted Transferee ceases to qualify as a Permitted Transferee, then all Membership Interests then held by such Permitted Transferee (and all interest and rights related thereto) will, without any further action required by such Permitted Transferee, be automatically Transferred back to the transferor of such Membership Interests, and such former Permitted Transferee and the transferor shall take such action as the Company reasonably deems appropriate to document and effect such Transfer.

Section 10.03 Effect of Transfers. When any Membership Interests are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company in accordance with Section 6.04.

Section 10.04 Tag Along Rights.

(a) If, prior to an IPO, a Common Member other than a Rollover Member (the “Transferring Member”) proposes to Transfer Common Units pursuant to Section 10.02(b)(iii) or pursuant to Section 10.01(a) with Board approval, subject to and following the application of the procedures set forth in Section 10.07, as applicable, each Common Member and each Specified Profits Member, and in the event of a Warrant Tag Along Transaction (as defined below), the holders of any Warrants (each, a “Tag Along Participant”) shall have the right and option, but not the obligation, to participate in the Transfer (the “Tag Along Right”) in the manner set forth in this Section 10.04(a); provided, that notwithstanding anything herein to the contrary, this Section 10.04 shall not apply with respect to any Transfer of Common Units pursuant to Section 10.05 and/or an IPO. At least twenty (20) days prior to the proposed date of any such Transfer, the Transferring Member shall deliver to the Company and each Tag Along Participant notice (the “Transfer Notice”) which shall set forth in a reasonably detailed manner (i) the name of the proposed Transferee, (ii) the number and class of Membership Interests proposed to be Transferred (the “Transferred Interests”), (iii) the amount offered by the proposed Transferee for the Transferred Interests (the “Proposed Tag Along Price”) and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date. Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Interests. In the event any portion of the Proposed Tag Along Price to be paid by the proposed Transferee is to be paid in non-cash consideration, the value of any such non-cash consideration shall be the Fair Market Value; provided, that if the Board cannot reach agreement, such value shall be determined by an investment banking firm of national reputation that the Board shall choose, whose expenses shall be borne by the Company. Each Tag Along Participant shall have the right to Transfer to the proposed Transferee identified in the Transfer Notice up to such Tag Along Participant’s pro rata portion, calculated in accordance with the Tag Along Participants’ and the Transferring Member’s Percentage Interests, of the Transferred Interests by giving written notice (a “Tag Along Notice”) to the Transferring Members and the Company within the twenty (20) day period after the delivery of the Transfer Notice (the “Tag Along Period”) which notice shall state that such Tag Along Participant elects to exercise its Tag Along Right under this Section 10.04 and shall state the maximum number of Membership Interests sought to be Transferred, including the number of such Membership Interests it would Transfer if one or more Tag Along Participants do not elect to Transfer their full pro rata portion of Transferred Interests. For purposes of this Agreement, a “Warrant Tag Along Transaction” means a transaction, pursuant to which any Common Member (other than a Rollover Member) converts or exchanges its Common Units into Equity Securities of WME Entertainment Parent, LLC. In the event of a Warrant Tag Along Transaction: (i) each holder of any Warrants will be deemed a Tag Along Participant under this Section 10.04 and will be entitled to receive a Transfer Notice pursuant to this Section 10.04(a), and (ii) in the event that any such holder exercises its Warrants for Common Units, such holder shall be entitled to exercise the Tag Along Right pursuant to this Section 10.04.

(b) In the event any such Tag Along Participant elects to exercise its tag along rights with respect to less than all of its pro rata portion of Transferred Interests (such remaining securities, the “Tag Along Non-Electing Interests”), the Tag Along Participants (other than holders of Tag Along Non-Electing Interests) shall be entitled to sell additional Membership Interests equal in the aggregate to the number of Tag Along Non-Electing Interests, pro rata in accordance with their Percentage Interests, up to the maximum number of Membership Interests elected for sale by the respective Tag Along Participant as set forth in its Tag Along Notice. The proposed Transferee shall not be obligated to purchase a number of Membership Interests exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Membership Interests sought to be Transferred by the Tag Along Participants, the number of Membership Interests to be Transferred by the Transferring Members and each such Tag Along Participant shall be reduced on a pro rata basis. The Transferring Members shall, within five (5) days after the expiration of the Tag Along Period, notify each Tag Along Participant that has elected to exercise its rights of tag along hereunder as to the number of Membership Interests of such Tag Along Participant to be included in the sale pursuant to the above allocation.

(c) Each Tag Along Participant, in exercising its Tag Along Right hereunder, may participate in the Transfer by delivering to the Transferring Members at the closing of the Transfer of the Transferred Interests such documents as are reasonably necessary to convey to the applicable purchaser the Membership Interests to be Transferred by such Tag Along Participant, in form and substance reasonably satisfactory to such purchaser. The sale of Membership Interests by the Tag Along Participants shall (subject to the last sentence of this Section 10.04(c)) be on the same terms and conditions as the sale of Membership Interests by the Transferring Members except the purchase price to be paid to the Tag Along Participant for each class of Membership Interest shall be the applicable Equivalent Price. At such closing, the purchaser shall remit directly to each Transferring Member and each Tag Along Participant, by wire transfer if available and if requested by such Transferring Member or such Tag Along Participant, the consideration (as determined in accordance with the immediately preceding sentence) for such Transferring Member’s Membership Interests and such Tag Along Participant’s Membership Interests sold pursuant thereto. In connection with the transaction contemplated by this Section 10.04(c), each Tag Along Participant shall agree to make the same representations, covenants, indemnities and agreements as the Transferring Members (and shall be subject to the same escrow or other holdback arrangements as the Transferring Members so long as such holdbacks are proportionately based on the amount of consideration received for the sale of Membership Interests in such transaction); provided that (i) the aggregate amount of liability of each Tag Along Participant shall not exceed the proceeds received by such Tag Along Participant in such tag along sale, (ii) all indemnification obligations (other than with respect to the matters referenced in clause (iii)) shall be on a several and not joint basis to each Transferring Member and Tag Along Participant pro rata based on the amount of consideration received in the transaction, (iii) a Tag Along Participant shall not be responsible for any indemnification obligations and liabilities (including through escrow or hold back arrangements) for breaches of representations and warranties made with respect to any other Transferring Member’s or other Tag Along Member’s (1) ownership of and title to Membership Interests, (2) organization and authority or (3) conflicts and consents and any other matter concerning such other Transferring Member or Tag Along Participant or for breaches of any covenant specifically relating to any other Transferring Member or other Tag Along Participant, (iv) no Tag Along Participant shall be required to enter into any agreements regarding non-competition, exclusivity or other similar obligations, (v) no Tag Along Participant shall be required to agree to any non-solicit, no hire or other similar provision, (vi) no Tag Along Participant shall be required to agree to any term that purports to bind any portfolio company or investment of the Tag Along Participant or any of their respective Affiliates (other than such a portfolio company or investment that has been provided Confidential Information), and (vii) no Tag Along Participant shall be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by the other Tag Along Participants or enter into any agreements not also executed by the other Tag Along Participants.

(d) The closing of the sale of the Membership Interests owned by the Transferring Members and all Tag Along Participants who have elected to sell Membership Interests shall be held simultaneously at such place and on such date as approved by the Transferring Member and the proposed Transferee, but in no event later than twenty (20) days (or longer, if applicable law so requires) after expiration of the Tag Along Period. If within twenty (20) days (or longer, if applicable law so requires) after the expiration of the Tag Along Period, the Transferring Member has not completed the disposition of its Membership Interests and those of the electing Tag Along Participants in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 10.01(a); provided, that such lapse of time contemplated in this sentence shall not prevent the Transferring Member from seeking to consummate another sale to such proposed Transferee, subject to the terms and conditions of this Article X, including re-obtaining unanimous Board approval in accordance with Section 10.01(a) (as applicable) and complying with this Section 10.04.

(e) Notwithstanding anything to the contrary herein, (i) any Transfer by the Transferring Member as to which tag along rights would apply under this Section 10.04 shall be subject to Section 10.01(b) and Section 10.01(c), (ii) a Tag Along Participant shall be deemed to have waived its right of tag along hereunder if it fails to give notice within the time period prescribed in Section 10.04(a), (iii) the Tag Along Rights of Tag Along Participants shall not apply to any Transfer pursuant to Section 10.02(a), Section 7.02(b)(iv), Section 10.02(d), Section 10.02(e), Section 10.05, Section 10.06, Section 10.08, Section 10.09 or Section 10.11 and (iv) no Profits Units (other than those held by the Specified Profits Members) shall have a Tag-Along Right unless otherwise determined by prior unanimous approval of the Board.

Section 10.05 Drag-Along Sale Transactions.

(a) If, at any time prior to an IPO, the Board elects to pursue an Approved Company Sale involving all of the Membership Interests (other than any Class P Units and any Membership Interests that a Member agrees to roll over, with the prior requisite consent of the Board set forth in the definition of Approved Company Sale (“Requisite Board Approval”), in connection with such Approved Company Sale) (a “Drag-Along Sale Transaction”), then the Board, acting by Requisite Board Approval, shall provide at least ten (10) Business Days’ prior written notice to each Member (other than Class P Members) (such Members, the “Drag-Along Members”, which notice shall set forth in a reasonably detailed manner the terms and conditions of such proposed Drag-Along Sale Transaction, including the name of the prospective transferee, the number of Membership Interests proposed to be sold or exchanged by the Drag-Along Members, if any, in the Drag-Along Sale Transaction, the percentage of Membership Interests held by the Drag-Along Members proposed to be sold in such Drag-Along Sale Transaction (the “Sale Transaction Percentage”), the Equivalent Price and the proposed time and place of closing (such notice being referred to as the “Sale Request”), each Drag-Along Member shall, subject to the terms and conditions herein, be obligated to consent to and consummate the proposed Drag-Along Sale Transaction and take all other actions reasonably necessary to consummate the proposed Drag-Along Sale Transaction on the terms proposed by the Board, acting by Requisite Board Approval, in accordance with this Agreement (subject in all respects to the limitations and obligations set forth in this Section 10.05), including as set forth in the Sale Request; provided, that no Rollover Member shall have any obligations pursuant to this Section 10.05 unless the proceeds to be received by such Rollover Member in connection with such Drag-Along Sale Transaction are equal to or greater than the Fair Market Value of the Common Units held by such Rollover Member that would otherwise be subject to this Section 10.05. Without limiting the generality of the foregoing, but subject to Section 10.05(b), if the Drag-Along Sale Transaction is structured as a sale or redemption of Membership Interests, each Drag-Along Member shall agree to sell the Sale Transaction Percentage of such Drag-Along Member’s Membership Interests on the same terms and conditions (other than price, which shall be the Equivalent Price). If required, each Drag-Along Member shall deliver assignments for all of its Membership Interests being Transferred pursuant to this Section 10.05(a) at the closing of the proposed Transfer, free and clear of any liens. The Drag-Along Sale Transaction shall be consummated upon terms and conditions no less favorable than those set forth in the Sale Request. The purchase prices payable to each Drag-Along Member in connection with a Drag-Along Sale Transaction shall be the amount of such Drag-Along Member’s Equivalent Price and, except as set forth in this Section 10.05(a) in connection with a rollover, each Drag-Along Member shall receive the same form of consideration. Immediately following the consummation of a Sale Transaction consisting of a sale of assets, the Company will distribute the Capital Proceeds received by the Company to the Drag-Along Members in accordance with the terms of this Agreement.

(b) Each Drag-Along Member shall take or cause to be taken all actions reasonably requested by the Board, acting by Requisite Board Approval (subject in all respects to the limitations and obligations set forth in this Section 10.05) in order to reasonably expeditiously consummate any Drag-Along Sale Transaction and any related transactions on the terms and conditions set forth in the applicable Sale Request or on such terms and conditions as approved in advance by the Board acting by Requisite Board Approval (subject in all respects to the limitations and obligations set forth in this Section 10.05), including executing, acknowledging and delivering assignments, purchase and sale agreements and other documents or instruments as may be reasonably requested and otherwise reasonably cooperating with the Board, acting by Requisite Board Approval, and any prospective buyer to consummate such Drag-Along Sale

Transaction on such terms. Each Drag-Along Member shall: (i) make such customary representations and warranties, including as to due organization and good standing, corporate power and authority, due approval, no conflicts and ownership free and clear of any liens on such Membership Interest, as the case may be, and customary covenants and enter into such definitive agreements as are customary for transactions of the nature of the Sale Transaction; provided, that notwithstanding anything in this Section 10.05 to the contrary, (A) no Drag-Along Member (other than a Management Member), shall be required to enter into any agreements regarding non-competition, exclusivity or other similar obligations, (B) no Drag-Along Member (other than a Management Member) shall be required to agree to any non-solicit, no hire or other similar provision, (C) no Drag-Along Member (other than a Management Member) shall be required to agree to any term that purports to bind any portfolio company or investment of the Drag-Along Member (other than a Management Member) or any of their respective Affiliates (other than such a portfolio company or investment that has been provided Confidential Information); and (D) no Drag-Along Member (other than a Management Member) shall be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by each other Drag-Along Member or enter into any agreements not also executed by each other Drag-Along Member; and (ii) be obligated to join on a pro rata basis (based upon proceeds received) in any indemnification or other obligations that are part of the terms and conditions of the Drag-Along Sale Transaction (other than any such obligations that relate specifically to a particular Drag-Along Member, such as indemnification with respect to representations and warranties given by a Drag-Along Member regarding such Person’s title to and ownership of a Membership Interest); provided, that (x) the aggregate amount of liability of each Drag-Along Member shall not exceed the proceeds received by such Drag-Along Member in such Sale Transaction; (y) all indemnification obligations (other than with respect to the matters referenced in clause (z) shall be on a several and not joint basis to each Drag-Along Member pro rata based on the amount of consideration received in the Drag-Along Sale Transaction; and (z) a Drag-Along Member shall not be responsible for any indemnification obligations and liabilities (including through escrow or hold back arrangements) for breaches of representation and warranties made with respect to any other Drag-Along Member’s (1) ownership of and title to Membership Interests, (2) organization and authority or (3) conflicts and consents and any other matter concerning such other Drag-Along Member or for breaches of any covenant specifically relating to any other Drag-Along Member. Each Drag-Along Member shall bear its proportionate share (based upon proceeds received) of the costs of any such Drag-Along Sale Transaction to the extent such costs are incurred for the benefit of all such Drag-Along Members and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Drag-Along Members on their own behalf will not be considered costs of the Drag-Along Sale Transaction.

(c) The closing of the sale of the Membership Interests proposed to be sold by the Drag-Along Members in the Drag-Along Sale Transaction shall be held simultaneously at such place and on such date as reasonably determined by the Board, acting by Requisite Board Approval, but in no event later than one hundred eighty (180) days (or longer, if the obtaining of all requisite consents under applicable law so requires) after the date of delivery of the Sale Request. If within one hundred eighty (180) days (or longer, if the obtaining of all requisite consents under applicable law so requires) after the date of delivery of the Sale Request, the Drag-Along Sale Transaction has not been consummated in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 10.01; provided that such lapse of time contemplated in this sentence shall not prevent the Board, acting by Requisite Board Approval, from seeking to consummate another sale to such proposed purchaser or another proposed purchaser, subject to compliance with the terms and conditions of this Article X, including this Section 10.05.

(d) In no manner shall this Section 10.05 be construed to grant to any Member any dissenters’ rights or appraisal rights or give any Member any right to vote in any transaction structured as a merger or consolidation or otherwise (it being understood that the Members hereby expressly waive rights under Section 18-210 of the Delaware Act) and grant to the Board, acting by Requisite Board Approval, the sole right to approve a Sale Transaction (whether by merger, consolidation, exchange or otherwise) in compliance with this Section 10.05 without approval or consent of any Members.

Section 10.06 Right of First Offer. If, at any time prior to the consummation of an IPO, any Rollover Member (the “ROFO Seller”) proposes to Transfer Common Units pursuant to Section 10.02(b)(ii) or pursuant to Section 10.01(a) with unanimous Board approval, such Transfer shall be subject to the following provisions:

(a) The ROFO Seller shall deliver an irrevocable written notice (the “ROFO Notice”) to the Company and the other Common Members and the Specified Profits Members (the “ROFO Rightholders”) offering such Membership Interests first to the Company and then to such ROFO Rightholders, and specifying in reasonable detail the number of Membership Interests proposed to be Transferred (the “ROFO Interests”), the proposed purchase price therefor (the “ROFO Purchase Price”), and, if the January Capital Member is the ROFO Seller, whether or not such sale will include a sale of Equity Securities in the January Capital Member (the “ROFO Purchase Terms”).

(b) For a period of fifteen (15) days after the ROFO Notice has been delivered to the Company (the “ROFO Option Period”), the Company shall have the right to elect to purchase all or any portion of the ROFO Interests for cash by delivering a written notice to the ROFO Seller prior to the expiration of the ROFO Option Period, specifying the Company’s acceptance of the ROFO Purchase Terms (including, for the avoidance of doubt, the ROFO Purchase Price).

(c) If, during the ROFO Option Period, the Company elects to purchase less than all of the ROFO Interests included by the ROFO Seller in such ROFO Notice (or if the Company shall have delivered written confirmation to the ROFO Seller that it has irrevocably waived its rights under this Section 10.06 with respect to such transaction), then, for a period of fifteen (15) days after the termination of the ROFO Option Period or the delivery of such written confirmation (the “ROFO Member Option Period”), each of the other ROFO Rightholders shall have the right to elect to purchase up to that number of the remaining ROFO Interests equal to the product of (i) the Percentage Interest of such ROFO Rightholder, and (ii) the number of ROFO Interests to be Transferred by such ROFO Seller (the “ROFO Pro Rata Portion”) (or such greater portion, as described in the last sentence of this clause (c)) for cash by delivering a written notice (a “ROFO Member Exercise Notice”) to the ROFO Seller prior to the expiration of the ROFO Member Option Period, specifying the Member’s acceptance of the ROFO Purchase Terms (including, for the avoidance of doubt, the ROFO Purchase Price). If the applicable ROFO Rightholders do not, in the aggregate, elect to purchase all of the remaining ROFO Interests based on their respective ROFO Pro Rata Portions, each applicable ROFO Rightholder electing pursuant to purchase its entire ROFO Pro Rata Portion of remaining ROFO Interests shall have the right to purchase all or any of the remaining ROFO Interests not elected to be purchased by the other applicable ROFO Rightholders.

(d) If, during the ROFO Member Option Period, ROFO Member Exercise Notices are delivered with respect to less than all of the ROFO Interests, then, notwithstanding the foregoing or anything to the contrary herein, the ROFO Rightholders shall automatically be deemed to forfeit their right to purchase the ROFO Interests and the ROFO Seller may thereupon, in its discretion, elect to Transfer to a third party all of the ROFO Interests or solely the remaining ROFO Interests (if the ROFO Seller determines to accept a partial exercise by the ROFO Rightholders pursuant to this Section 7.06) within one hundred twenty (120) days, or (as long as a definitive purchase agreement providing for such sale is entered into within such 120 days) such longer period as may be necessary to obtain approval for such transfer under applicable antitrust law (the “Post-ROFO Period”) of the expiration of the ROFO Member Option Period; provided that neither (x) the purchase price nor (y) the terms and conditions, taken as a whole, of such sale as agreed to with the Transferee is more favorable to such Transferee than the ROFO Purchase Terms; provided, further that any such sale shall again be subject to this Section 10.06 if not consummated prior to the end of such Post-ROFO Period.

(e) The closing of the sale by the ROFO Seller of any ROFO Interests to the Company and/or any ROFO Rightholder, as applicable, if any such parties duly exercise (and are not deemed to have forfeited) such rights under this Section 10.06 (a “ROFO Sale”), shall be held within thirty (30) days (or such later date as may be necessary to satisfy any applicable law) after the expiration of the later of the ROFO Option Period or the ROFO Member Option Period, as the case may be, or such other time as the Company or the ROFO Rightholders and the ROFO Seller, as applicable, shall mutually agree. At such closing the ROFO Seller shall deliver its ROFO Interests being purchased under this Section 10.06, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the proposed purchaser and duly executed by the ROFO Seller, and such ROFO Interests shall be free and clear of any liens (other than limitations on transfer pursuant to applicable securities laws) and the ROFO Seller shall so represent and warrant, and further represent and warrant that it is the sole record owner of such ROFO Interests.

(f) Notwithstanding anything to the contrary herein, (i) any Transfer by the ROFO Seller as to which the right of first offer would apply under this Section 10.06 shall be subject to Section 7.01(b) and (c), (ii) the Company and the Members shall be deemed to have waived their rights of first offer hereunder if they fail to give notice within the time period prescribed in Section 10.06(c) and Section 10.06(d), respectively, and (iii) the rights of first offer set forth herein shall not apply to any Transfer pursuant to Section 10.02(a), Section 10.02(d), Section 10.02(e), Section 10.04, Section 10.05, Section 10.07, Section 10.08, or Section 10.09.

Section 10.07 Right of First Refusal. If, at any time prior to the consummation of an IPO, a Common Member (other than any Rollover Member or its Transferee) (each, a “ROFR Seller”) receives an offer from any Person (a “ROFR Purchaser”) to purchase any of its Membership Interests and such ROFR Seller desires to Transfer Membership Interests pursuant to Section 10.02(b)(iii) or pursuant to Section 10.01(a) with unanimous Board approval, such ROFR Seller shall grant first to the Company and then (but, for purposes of this Section 10.07, only if such ROFR Seller is a Common Member) to the other Common Members and the Specified Profits Members (each such rightholder, a “ROFR Rightholder”), a right, but not an obligation, to purchase all or any portion, of such Membership Interests, but subject to the following provisions:

(a) The ROFR Seller shall deliver an irrevocable written notice (the “ROFR Notice”) to the Company and the Common Members and the Specified Profits Members offering such Membership Interests to the applicable ROFR Rightholders, and specifying in reasonable detail the number of Membership Interests proposed to be Transferred (the “ROFR Interests”), the identity of the ROFR Purchaser, the proposed purchase price therefor, the cash value of any non-cash consideration, the proposed effective date and the proposed closing date, and, if a Blocker Member is the ROFR Seller, whether or not such sale will include a sale of Equity Securities in such Blocker Member (the “ROFR Purchase Price” and such terms collectively, the “ROFR Purchase Terms”).

(b) For a period of fifteen (15) days after the ROFR Notice has been delivered to the Company (the “ROFR Option Period”), the Company shall have the right to elect to purchase all or any portion of the ROFO Interests for cash by delivering a written notice (a “ROFR Exercise Notice”) to the ROFR Seller prior to the expiration of the ROFR Option Period, specifying the Company’s acceptance of the ROFR Purchase Terms (including, for the avoidance of doubt, the ROFR Purchase Price).

(c) If, during the ROFR Option Period, the Company elects to purchase less than all of the ROFR Interests included by the ROFR Seller in such ROFR Notice (or if the Company shall have delivered written confirmation to the ROFR Seller that it has irrevocably waived its rights under this Section 10.07 with respect to such transaction), then, for a period of fifteen (15) days after the termination of the ROFR Option Period or the delivery of such written confirmation (the “ROFR Member Option Period”), each of the ROFR Rightholders shall have the right to elect to purchase up to that number of ROFR Interests equal to the product of (i) the Percentage Interest of such

ROFR Rightholder, and (ii) the number of ROFR Interests to be Transferred by such ROFR Seller (the “ROFR Pro Rata Portion”) (or such greater portion, as described in the last sentence of this clause (c)) for cash by delivering a written notice (a “ROFR Member Exercise Notice”) to the ROFR Seller prior to the expiration of the ROFR Member Option Period, specifying the ROFR Rightholder’s acceptance of the ROFR Purchase Terms (including, for the avoidance of doubt, the ROFR Purchase Price). If the applicable ROFR Rightholders do not, in the aggregate, elect to purchase all of the remaining ROFR Interests based on their respective ROFR Pro Rata Portion, each applicable ROFR Rightholder electing pursuant to purchase its entire ROFR Pro Rata Portion of remaining ROFR Interests shall have the right to purchase all or any of the remaining ROFR Interests not elected to be purchased by the other applicable ROFR Rightholders.

(d) If, during the ROFR Member Option Period, ROFR Member Exercise Notices are delivered with respect to less than all of the ROFR Interests, the ROFR Seller may Transfer the remaining ROFR Interests within one hundred twenty (120) days, or (as long as a definitive purchase agreement providing for such sale is entered into within such 120 days) such longer period as may be necessary to obtain approval for such transfer under applicable antitrust law (the “Post-ROFR Period”) of the expiration of the ROFR Member Option Period (or such earlier date that the Company shall have delivered such aforementioned written confirmation); provided that neither (x) the purchase price agreed nor (y) the terms and conditions, taken as a whole, of such sale as agreed to with the Transferee is no more favorable to such Transferee than the ROFR Purchase Terms; provided, further, that any such sale shall again be subject to this Section 10.07 if not consummated prior to the end of such Post-ROFR Period.

(e) The closing of the sale by the ROFR Seller of any ROFR Interests to the Company and/or any ROFR Rightholder, as applicable, if any such parties duly exercise such rights under this Section 7.07 (a “ROFR Sale”), shall be held within thirty (30) days (or such later date as may be necessary to satisfy any applicable law) after the expiration of the later of the ROFR Option Period or the ROFR Member Option Period, as the case may be, or such other time as the Company or the ROFR Rightholders and the ROFR Seller, as applicable, shall mutually agree. At such closing, the ROFR Seller shall deliver its ROFR Interests being purchased under this Section 10.07, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the proposed purchaser and duly executed by the ROFR Seller and such ROFR Interests shall be free and clear of any liens (other than limitations on transfers pursuant to applicable securities laws) and the ROFR Seller shall so represent and warrant, and further represent and warrant that it is the sole record owner of such ROFR Interests.

(f) Notwithstanding anything to the contrary herein, (i) any Transfer by the ROFR Seller as to which the right of first refusal would apply under this Section 10.07 shall be subject to Section 10.01(b) and (c), (ii) the Company and the Members shall be deemed to have waived their rights of first refusal hereunder if they fail to give notice within the time period prescribed in Section 10.07(c) and Section 10.07(d), respectively, and (iii) the rights of first refusal set forth herein shall not apply to any Transfer pursuant to Section 10.02(a), Section 10.02(b)(ii), Section 10.02(d), Section 10.02(e), Section 10.05, Section 10.06, Section 10.08, Section 10.09 or Section 10.11.

Section 10.08 WME Member-Dana White Member Put/Call.

(a) Call Right. On the first (1st) anniversary of the Restatement Date, the WME Member shall have the right (but not the obligation) (the “WME Call Right”) to purchase from the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) a number of Class B Common Units equal to the quotient obtained by dividing (i) up to $15,000,000 by (ii) $1,000 (as adjusted for splits, combinations and the like following the Restatement Date) for a price per Class B Common Unit, payable in cash, necessary to provide the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) with an IRR of twenty-five percent (25%) on the Class B Common Units purchased by the WME Member, measured from the Restatement Date to the first (1st) anniversary of the Restatement Date.

(b) Put Right. If the WME Member has not exercised the WME Call Right in the maximum possible amount pursuant to Section 10.08(a), then on the second (2nd) anniversary of the Restatement Date, the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) shall have the right (but not the obligation) (the “DW Put Right”) to require the WME Member to purchase from the Dana White Member the number of Class B Common Units equal to the quotient obtained by dividing (i) $15,000,000 (less the corresponding dollar amount utilized in clause (i) of Section 10.08(a) to determine the amount of a partial purchase made pursuant to Section 10.08(a), if any) by (ii) $1,000 (as adjusted for splits, combinations and the like following the Restatement Date) for a price per Class B Common Unit, payable in cash, necessary to provide the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) with an IRR of fifteen percent (15%) on the Class B Common Units so purchased by the WME Member under this Section 7.08(b), measured from the Restatement Date to the second (2nd) anniversary of the Restatement Date.

(c) Procedures. If the WME Member wishes to exercise the WME Call Right, the WME Member must deliver written notice to the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) not later than ten (10) Business Days prior to the first (1st) anniversary of the Restatement Date. If the WME Member has not exercised the WME Call Right to the maximum possible amount pursuant to Section 7.08(a), then if the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) wishes to exercise the DW Put Right, the Dana White Member (or any Permitted Transferee holding such Member’s Class B Common Units) must deliver written notice to the WME Member not later than ten (10) Business Days prior to the second (2nd) anniversary of the Restatement Date. The closing of the WME Call Right or the DW Put Right, as applicable, shall occur on the first (1st) anniversary of the Restatement Date or second (2nd) anniversary of the Restatement Date, as applicable (or if such date is not a Business Day, the next succeeding Business Day). In connection with the exercise of the WME Call Right or the DW Put Right pursuant to, and subject to the terms and conditions of, this Section 10.08, each of the WME Member and the Dana White Member (or any Permitted Transferee holding the Dana White Member’s Class B Common Units) shall take or cause to be taken all actions reasonably requested by the WME Member in order to expeditiously consummate such purchase and any related transactions, including executing, acknowledging and delivering assignments and other documents and instruments as may be reasonably requested and otherwise cooperating with the WME Member, and making customary representations and warranties, including as to due approval and ownership free and clear of any liens (other than limitations on transfer pursuant to applicable securities laws) and transfer of the applicable Class B Common Units.

Section 10.09 WME Right of First Offer for an Approved Company Sale.

(a) If, following February 18, 2018, the Board desires to pursue an Approved Company Sale, the Board shall deliver an irrevocable written notice (the “Approved Company ROFO Sale Notice”) to the WME Member offering to consummate such Approved Company Sale with the WME Member (or its Affiliated designee) (an “Approved Company ROFO Sale Transaction”), and specifying in reasonable detail the proposed purchase price therefor (the “Approved Company ROFO Sale Purchase Price”) and the terms and conditions of such proposed Approved Company ROFO Sale Transaction (the “Approved Company ROFO Sale Purchase Terms”).

(b) For a period of ninety (90) days after the Approved Company ROFO Sale Notice has been delivered to the WME Member (the “Approved Company ROFO Sale Option Period”), the WME Member shall have the right to elect to exercise its right of first offer with respect to such Approved Company ROFO Sale Transaction by delivering a written notice (an “Approved Company ROFO Sale Exercise Notice”) to the Board prior to the expiration of the Approved Company ROFO Sale Option Period, specifying the WME Member’s acceptance of the Approved Company ROFO Sale Purchase Price and the Approved Company ROFO Sale Purchase Terms.

(c) If, during the Approved Company ROFO Sale Option Period, the WME Member has not delivered an Approved Company ROFO Sale Exercise Notice electing to consummate an Approved Company ROFO Sale Transaction (or if the WME Member shall have delivered written confirmation to the Board that it has irrevocably waived its rights under this Section 10.09 with respect to such transaction), the Board may cause the Company (subject to Section 10.05) within one hundred twenty (120) days, or (as long as a definitive purchase agreement providing for such Approved Company Sale is entered into within such 120 days) such longer period as may be necessary to obtain approval for such transfer under applicable antitrust law (the “Post-Approved Company ROFO Sale Period”) of the expiration of the Approved Company ROFO Sale Option Period (or such earlier date that the WME Member shall have delivered such aforementioned written confirmation) to consummate the Approved Company Sale; provided that neither (x) the purchase price or valuation of the Company and its Subsidiaries in connection with such Approved Company Sale nor (y) the terms and conditions of such Approved Company Sale, in either case of clause (x) or (y), is more favorable to the buyer in such Approved Company Sale than the Approved Company ROFO Sale Purchase Price and the Approved Company ROFO Sale Purchase Terms, respectively; provided, further that any such Approved Company Sale shall again be subject to this Section 10.09 if not consummated prior to the end of such Post-Approved Company ROFO Sale Period.

(d) The provisions of Section 10.05(c) and Section 10.05(d) shall apply mutatis mutandis to an Approved Company ROFO Sale Transaction under this Section 10.09 as to a Drag-Along Sale Transaction under Section 10.05.

Section 10.10 Transfer of Equity of Blocker Members. Notwithstanding anything to the contrary herein, the Blocker Members shall be entitled to elect, in connection with the Transfer of any Units or Membership Interests subject to this Article X to cause its Equity Securities to be Transferred in such transaction in lieu of the Units or Membership Interests directly or indirectly held by the Blocker Member being Transferred in such transaction without any discount whatsoever in the consideration received for such Equity Securities determined on a per Unit or Membership Interest basis by reference to the number of Units or Membership Interests indirectly transferred in connection with such Equity Securities, and the provisions of this Article X shall apply mutatis mutandis to such Transfer; provided that, notwithstanding anything in this Agreement to the contrary, in connection with a purchase effected by the Company pursuant to Section 10.06 or Section 10.07, the Company shall immediately distribute any Equity Securities of a Blocker Member purchased by the Company in connection therewith to all of the Common Members pro rata in accordance with their relative Percentage Interests. In connection with any such election by a Blocker Member, a creditworthy Person as may be agreed to by the Blocker Member and the buyer shall indemnify the buyer (without limitation as to survival, deductible or cap) for 100% of any liabilities of the Blocker Member incurred, or arising in respect of the period, prior to the closing of such transaction and that such buyer would not have incurred or become subject to but for the Blocker Member exercising its rights under this Section 10.10. No Blocker Member shall (i) acquire or hold any assets other than (x) interests in the Company (or any successor entity), (y) direct or indirect interests in one or more newly formed Subsidiaries of the Blocker that directly or indirectly own interests in the Company (or any successor entity) and (z) loans to Affiliates, and, in each case, along with any interest or earnings with respect to such interests or loans (such assets permitted to be acquired or held, the “Permitted Assets”), (ii) incur any liabilities other than those related to the Permitted Assets, amounts loaned to such Blocker Member by its direct or indirect owners and operating the Blocker Member or any Subsidiary thereof and complying with tax laws and other applicable laws which shall be capitalized prior to any Transfer contemplated by this Agreement (other than a Transfer (x) in connection with an IPO where any debt instruments in respect of such amounts loaned can be canceled in connection with or after the Transfer without cost to the IPO Entity or its affiliates or (y) involving a buyer who agrees to acquire any such debt instruments in the applicable Transfer; provided, that if the buyer permits any such debt instruments to remain outstanding in connection with a Transfer, appropriate adjustments will be made to the allocation and amount of consideration to reflect the value of any such debt instruments and the value of the equity interests in the applicable Blocker that are subject to the corresponding liability), or (iii) incur any third party indebtedness for borrowed money (the “Blocker Covenant”). Any failure by a Blocker Member to comply with the Blocker Covenant shall render the rights of such Blocker Member set forth in this Section 10.10 null and void, unless the liabilities arising from a breach of clause (ii) and/or clause (iii) of such Blocker Covenant have been satisfied or eliminated or an amount of cash equal to or greater than such liabilities is held by such Blocker and/or any of its Subsidiaries prior to and immediately following the exercise of the rights set forth in this Section 10.10, in each case, in a manner reasonably satisfactory to the buyer. Without limiting the indemnification obligations of a Blocker Member to a buyer in accordance with this Section 10.10, the immediately preceding sentence shall be the sole remedy in the case of any breach of the Blocker Covenant. For clarity, without limiting the generality of the foregoing, any Transfer of Equity Securities of a Blocker Member shall be subject to the provisions of this Article X as if such Transfer were a Transfer of Units or Membership Interests mutatis mutandis, subject to the proviso set forth in the first sentence of this Section 10.10.

Section 10.11 Rollover Members’ Indemnification Obligations. In the event that a Rollover Member is required to indemnify the Parent Indemnified Parties (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement and such Rollover Member does not reasonably promptly pay such amounts in cash when due and owing under the Purchase Agreement, the Company shall have the option, with respect to any indemnification claims duly, timely and properly asserted prior to the first (1st) anniversary of the Restatement Date, to require that the applicable indemnification obligation due and owing be settled through the surrender to the Company of a portion of the applicable Rollover Member’s Units (or any transferee of such Rollover Member’s Units) that, in the aggregate, equals the value of such indemnification amount owed to the applicable Parent Indemnified Parties (as defined in the Purchase Agreement), treating the value of such Units as the value thereof as of the Restatement Date (as adjusted for any splits, combinations and the like following the Restatement Date).

Section 10.12 Transfer to Prohibited Holders. Notwithstanding anything to the contrary in this Agreement, other than in an Approved Company Sale, in no event shall any Member Transfer all or any portion of their respective Membership Interests prior to an IPO to a Prohibited Holder.

ARTICLE XI

CERTAIN OTHER AGREEMENTS

Section 11.01 Initial Public Offering.

(a) If (x) the Board requests that the Company pursue an Approved IPO in accordance with Section 9.07, or (y) at any time from and after the fifth (5th) anniversary of the Restatement Date, a Restatement Date Member (other than the UFC Co-Invest Member), for so long as it (together with its Affiliates) then owns at least (i) with respect to any Restatement Date Member (other than the UFC Co-Invest

Member), 10% of the then-outstanding Common Units, (ii) with respect to the SL Member or the KKR Member, an amount of Common Units equal to 75% of the Post-Syndication Units of such Member, or (iii) with respect to the WME Member, 450,000 Common Units, requests that the Company pursue an IPO (such request, the “IPO Demand Right”), then, in either case of clause (x) or (y), the Company shall pursue completion of an IPO. Any IPO of the Company or any IPO Entity shall be subject to the provisions of this Section 11.01. Upon any valid request in accordance with the first sentence of this Section 11.01, the WME Directors may, without the consent of any Member: (x) cause the Company to complete an IPO and (y) in connection with any IPO, (i) shall cause the Company to convert each Member’s Membership Interests in accordance with Section 11.01(c), (ii) amend this Agreement to provide for (A) a conversion in accordance with Delaware law to a corporation that would be the IPO Entity or (B) the formation of a parent holding company that is a corporation for U.S. federal income tax purposes and whose primary direct or indirect asset would consist of Common Units of the Company (with the Company remaining a partnership for U.S. federal income tax purposes), which parent holding company would be the IPO Entity and which IPO Entity (or its direct or indirect majority owned subsidiary) would be the sole managing member, with full authority and control of the Company following such IPO (an “Up-C Structure”), (iii) distribute shares of common stock or other Equity Securities of the resulting company to the Members, (iv) form a Subsidiary holding company and distribute its shares to the Members, (v) move the Company or any successor to another jurisdiction to facilitate any of the foregoing or (vi) take such other steps as are reasonably necessary to create a suitable vehicle for an offering or sale, in each such case in accordance with the Delaware Act and applicable law and so long as no such action taken in connection with the foregoing or elsewhere in this Section 8.01 has a disproportionate adverse effect on any Member, giving effect to the differences in their respective rights under Article IV and Article X (the resulting entity, the “IPO Entity”), and in each case for the express purpose of effecting an IPO (an “IPO Conversion”). In connection with any IPO using an Up-C Structure, (x) Membership Interests (other than Class P Units that are not converted pursuant to Section 6 of Annex A) shall be exchangeable into publicly-traded shares of the IPO Entity on terms to be determined by the WME Directors (so long as, among the holders of Membership Interests, each such holder maintains equivalent economic rights and value (based on the Equivalent Price of such Membership Interests or pursuant to Section 6 of Annex A, as applicable) and privileges as in effect immediately prior to the IPO Conversion (but after giving effect to the conversion referred to in clause (y)(i) of the third sentence of this Section 11.01(a)) except as otherwise expressly provided in this Section 11.01) provided, that without the consent of the WME Member, the SL Member, the KKR Member or any Rollover Member, as applicable, none of the WME Member, the SL Member, the KKR Member or any Rollover Member shall be forced to exchange its Membership Interests for stock of the IPO entity in connection with any IPO using an Up-C Structure; (y) each Member (excluding the Class P Members but including Former Preferred Members) shall also receive stock in the IPO Entity with no economic value that provides each Member with voting power in the IPO Entity that is equal to the voting power such Member would have if it exchanged all of its Common Units for stock of the IPO Entity; and (z) subject to Sections 7, 8 and 10 of Annex A, the IPO Entity shall enter into an income tax receivable agreement (each, an “ITR Agreement”) with each Common Member and, at the Former Preferred Member’s option, each Former Preferred Member (or in the case of a contribution, exchange, merger, combination or conversion with respect to a Blocker Member, the owner(s) of such Blocker Member’s Equity Securities) pursuant to which the IPO Entity agrees to make payments to such Member (or, as applicable, the owner(s) of the Blocker Member’s Equity Securities) in an amount equal to eighty-five percent (85%) (or, if 85% is not reasonably acceptable to the initial public offering market, the highest percentage that is reasonably acceptable to the initial public offering market at such time) of any tax benefits available to the IPO Entity generated by such Member (or, as applicable, indirectly attributable to the owner(s) of the Blocker Member’s Equity Securities), such as (1) tax benefits received by the IPO Entity resulting from the taxable exchange of Common Units by such Member, (2) in the case of a Blocker Member, tax attributes of such Blocker Member that the IPO Entity obtains and (3) other tax attributes of the IPO Entity that are reasonably acceptable to the initial public offering market at such time; provided that any tax benefits available in a given year shall be treated as used by the IPO Entity on a pro-rata basis.

(b) If an IPO Demand Right is exercised, each Member and the Company shall use reasonable best efforts to take all reasonable actions and cause to be done all reasonable things within its control to consummate the IPO.

(c) In connection with any proposed IPO Conversion, at the option of the WME Directors without the consent of any Member, all or any portion of the Membership Interests may be converted into or redeemed for shares (or other Equity Securities) and other rights with equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such IPO Conversion and the Board and the Members shall take any action necessary such that the rights and privileges that the Members have with respect to their Membership Interests immediately prior to such IPO Conversion are afforded to such Members in the organizational and other documents of the IPO Entity, including entering into a stockholders agreement containing provisions that are comparable to those set forth in this Agreement, in each case only to the extent such rights and privileges would not be otherwise modified or terminated upon an IPO in accordance with this Agreement; provided, that with respect to the MSD Member, if (and only if) the only Equity Securities of the IPO Entity or the Company held by the MSD Member as of immediately following the IPO will be common equity securities received upon the exercise of Warrants, then the MSD Member shall not be required or permitted to enter into such stockholders agreement or be bound by or entitled to any rights or obligations thereunder. Nothing in the immediately preceding sentence shall limit the rights of the Class P Member under Annex A. If any such conversion or redemption is effected, each Member agrees that its consent is not required and that it shall raise no objection to such conversion or redemption and shall execute and deliver all agreements, instruments and documents as may be reasonably required in order to consummate such conversion or redemption; provided, that unless otherwise determined by the Board, the Common Units held by the Members or any of their respective Permitted Transferees shall be converted or convertible into (or otherwise be entitled to receive) shares (or other Equity Securities) of a class of high-voting stock (or other Equity Securities) of the IPO Entity that will entitle the holder to fifteen (15) votes per share (or other Equity Security)

(or such other number of votes as determined by the Board) on all matters upon which holders of such Equity Securities of the IPO Entity are entitled to vote (the “Post-IPO High Vote Stock”) and each share (or other Equity Security) of the IPO Entity that is issued or sold in an IPO shall entitle its holder to one (1) vote on all matters upon which holders of such Equity Securities of the IPO Entity are entitled to vote (the “Post-IPO Regular Vote Common Stock”); provided, further, that upon any transfer, disposition, assignment, sale, pledge or other transfer of Post-IPO High Vote Stock by any of the Members or their respective Permitted Transferees to any person that is not a Member or Permitted Transferee, such Post- IPO High Vote Stock shall automatically and as a condition to the effectiveness of such transfer, disposition, assignment, sale, pledge or other transfer, convert into Post-IPO Regular Vote Common Stock on a one-to-one basis.

(d) If the WME Directors elect to exercise their rights under Section 11.01(a) and Section 11.01(c) the Members shall, subject to the other terms of this Section 11.01, take such actions as may be reasonably required and otherwise cooperate in good faith with the WME Directors, including taking all actions reasonably required by the WME Directors in connection with consummating the IPO Conversion (including the voting of any Membership Interests (including any voting as Members as may be necessary to effect a transfer by continuation or to authorize a share capital, whether by Liquidation and creation of a new entity, amendment to this Agreement or otherwise), to approve such IPO Conversion and to take any other actions reasonably required in order to effectuate an IPO Conversion).

(e) To the extent the applicable Blocker Member directs or consents in writing, the IPO Conversion shall be structured so that (i) such Blocker Member’s Blocker may be merged with and into or otherwise transferred to the IPO Entity, with the Equity Securities in such Blocker Member being converted into the Equity Securities of the IPO Entity without discount, provided that the owner(s) of Equity Securities in such Blocker Member indemnifies the IPO Entity and the other Members for any liabilities of such Blocker Member and any Subsidiary thereof to be acquired with such Blocker Member that accrue, or arise in respect of the period, prior to the IPO Conversion (other than any liabilities for which any Blocker Member would be entitled to indemnification pursuant to Section 12.02) and that such Blocker Member has complied with the Blocker Covenant; (ii) the securities of the IPO Entity received (or to be received upon exchange) by such Blocker Member are identical in all respects to the securities received by each other Restatement Date Member and its members in respect of their Common Units; (iii) in connection with an Up-C Structure, the Company continues to pay tax distributions calculated in a manner no less favorable as provided for under Section 7.03(d); (iv) subject to the Registration Rights Agreement, the owner(s) of Equity Securities in such Blocker Member benefits from the same liquidity rights as those applicable to the WME Member in respect of its Common Units and, except for applicable securities laws and as provided in the Registration Rights Agreement (including customary underwriters’ lock up agreement as contemplated therein), there will be no restrictions on the transfer of common stock of the IPO Entity received by the Members or, in the event of an Up-C Structure, on the ability to exchange Common Units for common stock of the IPO Entity; and (v) consummation of the IPO Conversion shall be conditioned upon and occur substantially simultaneously with the consummation of the IPO to the extent such IPO Conversion is to take place. The Company shall use commercially reasonable efforts to cause any such merger or transfer of a Blocker Member to qualify as a tax-free reorganization for U.S. federal and applicable state and local income tax purposes.

(f) In connection with any such IPO, the Company, the IPO Entity and the Members (other than Class P Members that have not converted any of their Class P Units pursuant to Section 6 of Annex A) shall enter into a customary registration rights agreement (the “Registration Rights Agreement”), with provisions consistent with those set forth on Annex B hereto. Members holding Common Units or any Equity Securities of the Company or the IPO Entity issued upon exchange of any of the foregoing may assign all or any portion of their registration rights to any Permitted Transferee or to bona fide unaffiliated purchasers of registrable securities with a market value at the time of purchase of at least $75 million. The Company and the IPO Entity will not grant, agree to or become bound by any registration rights that would diminish or limit the registration rights set forth on Annex B, including by granting registration rights to any other Person that would give such Person prior rights to include registrable securities in a registered offering.

Section 11.02 Confidentiality.

(a) Each of the Members shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees, and other advisors (including the Directors and any Management Operating Committee Members) (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the express consent, in the case of Confidential Information acquired from the Company, of the Board or, in the case of Confidential Information acquired from another Member, such other Member,

(i) unless such disclosure shall be required by applicable law, regulation or legal process;

(ii) such disclosure is reasonably required in connection with any tax audit involving the Company or any Member or its Affiliates;

(iii) such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member;

(iv) such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Interests in the Company; provided, that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Board so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 11.02(a) (excluding this clause (iv)) prior to the disclosure of such Confidential Information; or

(v) such disclosure is of financial and other information of the type typically disclosed to investors and prospective investors in such Member or its Affiliates and is made to the partners of, and/or prospective investors in, such Member or its Affiliates and such partner or prospective investor is bound by the confidentiality provisions of a customary non-disclosure agreement entered into with the disclosing party that covers the Confidential Information so disclosed.

(b) “Confidential Information” shall mean any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto, but not including information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c) In the event that any Member or any Member Parties of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts, at the cost and expense of the Company, to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 11.02, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is required by applicable law, regulation or legal process to be disclosed and shall exercise commercially reasonable efforts, at the cost and expense of the Company, to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d) Notwithstanding anything in this Agreement to the contrary, each Member may disclose to any persons the U.S. federal income tax treatment and tax structure of the Company and the transactions set out in the Transaction Agreements. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Company and does not include information relating to the identity of the Company or any Member. For the avoidance of doubt, any Director may disclose Confidential Information to the Member that designated such Director or any of such Member’s Related Persons.

(e) Notwithstanding anything in this Agreement to the contrary, each Member may disclose to any potential purchaser of Common Units the information provided pursuant to Section 6.07(d) and Section 6.08 so long as such parties execute a confidentiality agreement with the Company.

(f) From and after the Closing (as defined in the Purchase Agreement), none of the Company and the Members shall (or shall permit their Affiliates to) issue any public release or make any public announcement or public disclosure concerning the Purchase Agreement or the transactions contemplated thereby without the prior written consent of the Company, except in accordance with the terms of Section 12.11 of the Purchase Agreement (other than the term of such Section 12.11 that limits such section to the period from the date of the Purchase Agreement until the Closing).

Section 11.03 UFC Management Holdco. UFC Management Holdco has been established as a special purpose investment vehicle through which certain members of UFC Management Holdco indirectly hold interests in the Company. In applying the provisions of this Agreement, and in order to determine equitably the rights and obligations of UFC Management Holdco and the members thereof, the Board may, in its discretion, treat UFC Management Holdco for all purposes of this Agreement as if each member of UFC Management Holdco were a Member of the Company with an interest in the Profits Units held by UFC Management Holdco equal to the portion of such member’s interest in UFC Management Holdco. Accordingly, without limiting anything in Section 11.04 (but, for the avoidance of doubt, subject in all cases to approval pursuant to Section 9.01(c) (which approval may be granted at the time that the issuance of the applicable membership interests to UFC Management Holdco is approved)) and subject to any applicable restrictions or consent rights of the Class P Members in accordance with Annex A hereto, (a) upon any grant of a series of membership interests to a member of UFC Management Holdco or a withdrawal by a member from UFC Management Holdco (or any other event that causes the cancellation, or repurchase of any series of membership interests of UFC Management Holdco) or (b) upon the Transfer of Profits Units by UFC Management Holdco, UFC Management Holdco shall, and the Board shall take all necessary actions or make other adjustments to cause the Company and UFC Management Holdco as a Member of the Company to, replicate such actions at the level of the Company (including if a series of membership interests of UFC Management Holdco are forfeited or cancelled, cancelling or forfeiting the corresponding series of Profits Units held by UFC Management Holdco), in each case, so long as each such action taken at the level of the Company is on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities).

Section 11.04 UFC Management Holdco Put Rights. If UFC Management Holdco is required pursuant to an agreement approved by the Board or other managing body of UFC Management Holdco, or the applicable Board or other managing body of UFC Management Holdco otherwise elects or agrees, to repurchase membership interests of UFC Management Holdco, in each case, on arm’s length or superior terms from the perspective of the Company (including, for clarity, a one-for-one exchange of corresponding equity securities) (the “Indirect Management Purchase Units”) held by a member of UFC Management Holdco (an “Indirect Management Member” and any such repurchase, an “Indirect Management Repurchase”), then UFC Management Holdco shall have the right (a “Put Right”), exercisable by delivering a written notice to the Company (a “Put Notice”), to require the Company to repurchase any or all of the Units held by UFC Management Holdco that are attributable to the Indirect Management Repurchase Units (the “Corresponding Direct Management Units”) at a price per Corresponding Direct Management Unit equal to the Equivalent Price; provided, however that such Put Right shall be subject in all respects to approval by the Board pursuant to Section 9.01(c) (which approval may be granted at the time that the Indirect Management Purchase Units are issued) and subject to any applicable restrictions or consent rights of the Class P Members in accordance with Annex A hereto. The Put Notice shall set forth the number and class of Corresponding Direct Management Units to be repurchased by the Company and shall include a copy of any notice(s) delivered in connection with the Indirect Management Repurchase. Subject in all respects to approval by the Board pursuant to Section 9.01(c) (which approval may be granted at the time that the Indirect Management Purchase Units are issued), and subject to any applicable restrictions or consent rights of the Class P Members in accordance with Annex A hereto, the Company shall, promptly after receiving a Put Notice, deliver to UFC Management Holdco a notice setting forth the Equivalent Price to be paid for the Corresponding Direct Management Units and the date (not later than sixty (60) days after receipt of the Put Notice) and place for the closing of the transaction. The Company may elect, in its sole discretion, to pay for the Corresponding Direct Management Units by any combination of the following: (a) delivery of a cashier’s check or wire transfer of immediately available funds; (b) issuance of an unsecured subordinated note bearing interest (payable at maturity) at a simple rate per annum equal to the prime rate; or (c) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, UFC Management Holdco or any of their respective Subsidiaries by the applicable Indirect Management Member subject to the Indirect Management Repurchase; provided, that if the Company does not elect a method of payment, the Corresponding Direct Management Units shall be paid for in accordance with clause (a). Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Corresponding Direct Management Units by the Company pursuant to this Section 11.04 shall be subject to applicable federal and state laws and to any restrictions contained in Annex A and the debt financing arrangements of the Company and/or its Subsidiaries from time to time. If any such laws or contractual restrictions prohibit or otherwise restrict the repurchase of the Corresponding Direct Management Units that the Company is otherwise required to repurchase pursuant to this Section 11.04, to the extent permitted thereby, the repurchase by the Company of such Corresponding Direct Management Units shall nevertheless be deemed to have occurred for purposes of this Agreement and the Company shall make payment for the Corresponding Direct Management Units as soon as it is permitted to do so under such laws or contractual restrictions. Promptly following the repurchase of Corresponding Direct Management Units and payment therefor pursuant to this Section 11.04, UFC Management Holdco shall repurchase from the applicable Indirect Management Member the Indirect Management Repurchase Units. Notwithstanding anything in this Section 11.04 to the contrary, if UFC Management Holdco, on the one hand, and an applicable Indirect Management Member, on the other hand, agree that, or it otherwise becomes the case that, the consideration payable by UFC Management Holdco to such Indirect Management Member in connection with an Indirect Management Repurchase shall be less than one hundred percent (100%) of the Equivalent Price of the Corresponding Direct Management Units (or Indirect Management Purchase Units), then the consideration payable by the Company to the applicable UFC Management Holdco pursuant to this Section 11.04 shall be reduced accordingly so that the Company shall only be obligated to pay a price per Corresponding Direct Management Unit equal to the price per Indirect Management Repurchase Unit attributable to such Corresponding Direct Management Unit actually paid by such UFC Management Holdco to the applicable Indirect Management Member, it being understood and agreed that if UFC Management Holdco is or becomes permitted to retain any portion of such consideration from the Company without payment to the applicable Indirect Management Member, UFC Management Holdco shall promptly remit such excess consideration to the Company, without any obligation to return to UFC Management Holdco any repurchased Corresponding Direct Management Units related thereto, within thirty (30) days of such determination. The repurchase described in this Section 11.04 may be effected by causing the membership interests of UFC Management Holdco being repurchased to be exchanged for Corresponding Direct Management Units followed by a repurchase of such interests by the Company.

Section 11.05 Syndication of Equity and Debt Securities. Following the Restatement Date and prior to an IPO, so long as the KKR Member holds Units equal to at least the Ownership Minimum, (a) an Affiliate of the KKR Member shall have the right to make a bona fide offer to participate as an underwriter in connection with any underwritten issuance of Equity Securities (other than an IPO) or Debt Securities of the Company or any of its Subsidiaries and (b) if an Affiliate of the KKR Member makes such a bona fide offer to serve as an underwriter in connection with any such issuance described in clause (a) (other than an IPO) on the most favorable economic terms (with respect to an underwriter discount) to the Company or its applicable Subsidiary that is offered to the Company or its applicable Subsidiary by any other potential underwriter, then such Affiliate of the KKR Member shall have the right to serve as a lead underwriter on the most favorable economic terms given by the Company or its applicable Subsidiary (with respect to the underwriter discount) to any other lead underwriter in connection with such issuance (it being acknowledged and agreed that such Affiliate of the KKR Member’s percentage of any such issuance and any titles awarded in connection with such financing shall be determined by the Directors designated to the Board by the WME Member and the SL Member (if any Director designated by each such Member is then serving on the Board). For clarity, notwithstanding anything herein to the contrary, the provisions of this Section 11.05 shall not apply to any syndication of any Common Units by the SL Member or its Related Persons in accordance with Section 10.02(d) or any syndication of Class P Units and/or Warrants in accordance with Annex A hereto.

Section 11.06 Restrictions on Holders of Class P Units. Notwithstanding anything in this Agreement to the contrary, in no event shall any Member (other than the MSD Member), and each such Member shall cause its affiliated investment funds not to, acquire (whether by purchase, transfer or otherwise) any Class P Units at any time following the Restatement Date.

Section 11.07 Restricted Businesses. With respect to each Common Member, excluding (x) each Rollover Member (but without limitation of any of such Rollover Member’s obligations under the Purchase Agreement) and (y) for the avoidance of doubt, the MSD Member (each such Member, excluding the Members described in clauses (x) and (y), a “Restricted Member”), from and after the date hereof until the first anniversary of the date that the Restricted Member (and its Permitted Transferees) shall cease to own any Equity Securities of the Company, the Restricted Member shall not, and shall cause its Restricted Affiliates not to acquire or otherwise own any interest (debt, equity or otherwise) in any Person that primarily engages in a Competitive Business (other than an interest in the WME Member, the Company and its and their respective Subsidiaries) without the prior consent of the Board, acting unanimously, provided, however, that no Restricted Member or any of its Restricted Affiliates shall be prohibited from acquiring or owning: (i) up to five percent (5%) in the aggregate (together with its directly or indirectly controlled Affiliates) of the outstanding stock of any corporation that is primarily engaged in a Competitive Business and publicly traded on a national securities exchange or in the over the counter market, (ii) up to five percent (5%) in the aggregate (together with its directly or indirectly controlled Affiliates) of a private entity primarily engaged in a Competitive Business through passive investments, in each case in this clause (ii), so long as such Restricted Member (or its Restricted Affiliate) has no active governance authority in connection with the business of any such entity, (iii) securities of a Person that holds securities or assets of a Competitive Business so long as such securities or assets of such Competitive Business constitute less than twenty-five percent (25%) of the consolidated assets of such Person holding securities of such Competitive Business (measured by Fair Market Value) or the revenues attributable to such Competitive Business constitute less than twenty-five percent (25%) of the revenues of such Person holding securities or the assets of such Competitive Business at the time of such acquisition and/or (iv) securities of a Competitive Business to the extent that such securities were acquired as consideration for the sale of any portfolio company (x) in which such Restricted Member and/or its Restricted Affiliates do not own a majority of the outstanding voting equity securities or (y) that has equity securities that are traded on any securities exchange, in each case, so long as the primary purpose of such transaction was not to circumvent the restrictions contained in this paragraph. Notwithstanding the foregoing, no provision set forth in this Section 11.07 shall in any way limit or restrict the activities of any Restricted Member or its Affiliates in its businesses separate and distinct from the private equity business.

Section 11.08 Other Businesses. Subject at all times to Section 11.07, each of the Common Members and each of the Directors may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, and make or manage other investments or ventures. No Common Member or Director shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper under this Agreement. In furtherance of the foregoing, the parties hereto hereby agree that, (a) each Common Member and each Director is permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the business of the Company, and in related businesses other than through the Company or its Subsidiaries (an “Other Business”), and have and may develop a strategic relationship with businesses that are and may be competitive with the Company, (b) no Common Member or Director will be prohibited by virtue of any Person’s investment in the Company (if any) or status as a member of the Board, as the case may be, from pursuing and engaging in any such activities, (c) no Common Member or Director will be obligated to inform the Company of any such opportunity, relationship or investment, (d) the involvement of a Common Member and/or a Director in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, and (e) no Common Member or Director shall have any duty or obligation to bring any “corporate opportunity” to the Company, regardless of whether such opportunity is, from its nature, in the line of the Company’s business, is of practical advantage to the Company or is one that the Company is financially able to undertake. For the avoidance of doubt, nothing contained in this Section 11.08 shall limit the obligations of the Rollover Members under Section 6.5 of the Purchase Agreement.

ARTICLE XII

LIMITATION ON LIABILITY, EXCULPATION

AND INDEMNIFICATION

Section 12.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 12.02 Exculpation and Indemnification.

(a) Subject to the duties of Officers and employees (including as set forth in the proviso in the last sentence of Section 9.08 and from time to time in any employment agreement and restrictive covenants agreement with the Company or any of its Subsidiaries (collectively, the “Specified Covenants”), no Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) (i) The Company and its Subsidiaries shall, jointly and severally indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable and documented fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs (including based upon or relating to the Securities Act, the Exchange Act or any other applicable securities or other laws in connection with any offering of securities by the Company and any related document in connection therewith), or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (A) is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (B) results from its contractual obligations under any Transaction Agreement to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than the Purchase Agreement or any other Transaction Agreement), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable and documented out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(ii) The obligations of the Company under this Section 12.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(iii) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent (collectively, the “Indemnifiable Positions”) of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Persons. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Persons and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Persons shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Persons shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Person making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Person, (ii) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Person making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Persons effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Persons shall be third-party beneficiaries with respect to this Section 12.02(c), entitled to enforce this Section 12.02(c) as though each such Indemnitee-Related Person were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 12.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 12.02(c), the following terms shall have the following meanings:

(1) The term “Indemnitee-Related Persons” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(2) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Person pursuant to any other agreement between any Indemnitee-Related Person and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Person and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Person, on the other hand.

ARTICLE XIII

DISSOLUTION AND TERMINATION

Section 13.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 6.05.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Membership Interests pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by applicable law, hereby waives any rights to take any such actions under applicable law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) by unanimous action of the Board in compliance with Section 9.01(c)(iv); or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, expulsion, bankruptcy, insolvency or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not in and of itself cause the dissolution of the Company.

Section 13.02 Winding Up of the Company.

(a) The Board shall promptly notify the Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Board shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the Liquidation shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the reasonable judgment of the liquidating trustee, reasonably necessary therefor);

(ii) second, to the Members, in accordance with Section 7.03(c).

(c) The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the distribution of the Company’s assets pursuant to Section 10.02(b)(ii) being equal to the amount distributable to such Member pursuant to Section 10.02(b)(ii) (taking into account the amounts, if any, held in reserves pursuant to Section 10.02(b)(i) above); provided, that this Section 13.02 shall not impact the distributions to the Members under Section 13.02(b) or Section 4.03(c).

(d) Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 13.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member, corresponding as nearly as possible to the distributions such Member would receive under Section 10.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 13.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XIII, and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware Act.

Section 13.04 Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except as provided in Section 8.02 or by the Registration Rights Agreement or any Transaction Agreements.

Section 14.02 Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including a facsimile, e-mail or similar writing) and shall be given to such party at the following addresses or facsimile numbers or e-mail addresses:

(1)	if to the Company, to:

Zuffa Parent, LLC

6650 S. Torrey Pines Drive

Las Vegas, Nevada 89118

Attention: Hunter Campbell

Email: hcampbell@ufc.com

Fax: 702-221-4703

if to any Member, to such Member’s address set forth on Schedule C hereto.

Each such notice, request or other communication shall be effective (i) if given by facsimile or e-mail, at the time such facsimile or e- mail is transmitted and the appropriate non-automated written confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (ii) if given by registered or certified mail, three (3) Business Days (or, if to an address outside the United States, seven (7) days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 14.02.

Section 14.03 No Third-Party Beneficiaries. Except as otherwise provided under Section 9.11, this Agreement is not intended to confer any rights, benefits or remedies, obligations or liabilities upon, and shall not be enforceable by any Person other than the Members and the parties hereto, their respective successors and permitted assigns, the Company and, with respect to the provisions of Article XII, each Covered Person.

Section 14.04 Assignment.

(a) Except as expressly provided in Article X or this Section 11.04 and subject to the limitations therein and herein, respectively, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the unanimous consent of the Board.

(b) Each of the WME Member, the SL Member, the KKR Member, the Dana White Member, the January Capital Member and the Fertitta Member (x) may assign or transfer any of the following rights set forth in this Section 11.04(b) (without any consent of the Board) to any Transferee to whom any such Member Transfers at least fifty percent (50%) of its (1) Common Units held as of the Restatement Date (with respect to the WME Member, the Dana White Member, the January Capital Member and the Fertitta Member) or (2) Post-Syndication Units (with respect to the SL Member and the KKR Member), as applicable, including the right to be deemed the WME Member, SL Member, KKR Member, Dana White Member, January Capital Member, Fertitta Member, Restatement Date Member, Rollover Member and/or Sponsor Member, as the case may be, and (y) shall, at its election, be permitted to retain such assigned and/or transferred rights, including the right to be deemed the WME Member, SL Member, KKR Member, Dana White Member, January Capital Member, Fertitta Member, Restatement Date Member, Rollover Member and/or Sponsor Member, as the case may be: the provisions of Section (i) 5.01 (Tax Election, Reporting, and Audit Reports), (ii) 7.02(a)(ix) (Pledges of Membership Interests) and (iii) 8.01(a) (but solely with respect to the proviso set forth in the fourth sentence thereof).

(c) Each of the WME Member, the SL Member, the KKR Member, the Dana White Member, the Fertitta Member and the January Capital Member (x) may assign or transfer any of the following rights of such Member (or a Blocker Member with respect to such Member) set forth in this Section 11.04(c) (without any consent of the Board) to any Transferee to whom any such Member Transfers (whether directly or indirectly through the ownership of any Blocker) at least thirty-three percent

(33%) of its (1) Common Units held as of the Restatement Date (with respect to the WME Member and the Rollover Members) or (2) Post-Syndication Units (with respect to the SL Member and the KKR Member), as applicable, including the right to be deemed the WME Member, SL Member, KKR Member, Dana White Member, Fertitta Member, January Capital Member, Restatement Date Member, Rollover Member, Sponsor Member and/or have a Blocker be a Blocker Member, as the case may be, and (y) shall, at its election, be permitted to retain such assigned and/or transferred rights, including the right to be deemed the WME Member, SL Member, KKR Member, Dana White Member, Fertitta Member, January Capital Member, Restatement Date Member, Rollover Member, Sponsor Member and/or have a Blocker be a Blocker Member, as the case may be: the (i) right to have a Blocker be deemed a Blocker Member and (ii) provisions of Sections 6.11 (Information Rights), 7.10 (Transfer of Equity of Blocker Members), 8.01(e) (IPO Conversion Structure) and 11.14 (Amendments).

(d) Each of the WME Member, the SL Member, and the KKR Member (x) may assign or transfer any of the rights of such Member set forth in Section 8.01(a) (Initial Public Offering) (without any consent of the Board) for purposes of initiating an IPO (provided, that with respect to any Transferee (other than a Permitted Transferee of such Member), the time period contained in the first clause (y) of Section 8.01(a) shall be deemed to commence on the date of such Transfer instead of the Restatement Date), to any Transferee to whom any such Member Transfers at least fifty percent (50%) of its (i) Common Units held as of the Restatement Date (with respect to the WME Member) or (ii) Post-Syndication Units (with respect to the SL Member and the KKR Member), as applicable including the right to be deemed the WME Member, the SL Member, and the KKR Member, as the case may be, and (y) the Transferring Member shall retain no such rights.

(e) Each of the WME Member, the SL Member and the KKR Member (x) may assign or transfer the right to consent to any of the following Specified Matters to any Transferee (in such Transferee’s capacity as a Member) to whom any such Member Transfers at least fifty percent (50%) of its (i) Common Units held as of the Restatement Date (with respect to the WME Member) or (ii) Post-Syndication Units (with respect to the SL Member and the KKR Member), as applicable and (y) the Transferring Member shall retain no such rights: Section 9.01(c)(iii) (Redemptions of Equity Securities), Section 9.01(c)(xii) (Tax Elections), and Section 9.01(c)(xv) (Related Party Transactions) (“Transferred Specified Matters”). For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the WME Member, the SL Member and the KKR Member shall be permitted to assign or transfer any of such Member’s rights to appoint or designate a Director or Board Observer without the unanimous approval of the Board; provided, that in addition to the approval required pursuant to Section 9.01(c) of the Transferred Specified Matters, the consent or approval of the Transferee described in this Section 11.04(e) shall be required to approve such matters.

(f) Each of the Fertitta Member and the January Capital Member (x) may assign or transfer the right to consent to any of the following Specified Member Matters to any Transferee to whom any such Member Transfers at least fifty percent (50%) of its Common Units held as of the Restatement Date, and (y) the Transferring Member shall retain no such rights: Section 9.06(a)(iii) (Redemptions of Common Units), Section 9.06(a)(iv) (Related Party Transactions) and Section 9.06(a)(vi)(A) (Tax Elections and Controversies); provided, that in addition to the approval required pursuant to Section 6.06(a) of the Specified Member Matters, the consent or approval of the Transferee described in this Section 11.04(f) shall be required to approve such matters.

(g) Notwithstanding anything herein to the contrary, to the extent any Person has been assigned or Transferred any right of the WME Member, the SL Member, the KKR Member, the Dana White Member, the Fertitta Member or the January Capital Member, which right provides that the WME Member, the SL Member, the KKR Member, the Dana White Member, the Fertitta Member or the January Capital Member is entitled to exercise such right only to the extent that the WME Member, the SL Member, the KKR Member, the Dana White Member, the Fertitta Member or the January Capital Member, as the case may be, owns or maintains beneficial ownership of a specified number, percentage or amount of Units or Membership Interests, such Transferee shall only be permitted to hold and/or exercise any such assigned or transferred right if such Transferee holds and maintains beneficial ownership of such specified number, percentage or amount of Units or Membership Interests as if it were the WME Member, the SL Member, the KKR Member, the Dana White Member, the Fertitta Member or the January Capital Member, as the case may be from whom such Transferee acquired such right.

Section 14.05 Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party, by notice given in accordance with Section 14.02, may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

Section 14.06 Dispute Resolution Procedures. Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term or provision of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, or the organization or internal affairs of the Company (in each case, a “Dispute”), the parties shall engage in informal, good faith discussions and attempt to resolve the Dispute for a period of no more than thirty (30) days. If the parties are unable to resolve the Dispute, then the parties shall comply with the following dispute resolution procedure:

(a) Mediation. The Dispute shall first be submitted to mediation on an expedited basis in Los Angeles, California, administered by Judicial Arbitration & Mediation Services (“JAMS”), or its successor, in accordance with JAMS rules and procedures then in effect. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the Dispute and the relief requested, with the expectation that the first mediation session shall occur within forty-five (45) days of such written request. The parties will cooperate with JAMS and with one another in selecting a neutral mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The mediator must be a retired judge or an attorney licensed to practice law in California and experienced in complex commercial transactions. If the parties are unable to select the mediator within ten (10) Business Days after receipt of the mediation notice by JAMS, then JAMS shall designate the mediator. The parties covenant that they will (i) participate in the mediation in good faith, (ii) share equally in the costs of the mediator and related JAMS administrative costs, and (iii) pay in advance the estimated reasonable fees and costs of the mediation, as may be specified in advance by the mediator. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any reference, arbitration, litigation or other proceeding involving the parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief in the Superior Court of Los Angeles County prior to the mediation to preserve the status quo pending the completion of that process. In the event it is necessary, any party may file a motion in the Superior Court of Los Angeles County to compel the other party to participate in the mediation and the prevailing party shall be awarded its costs and expenses, including reasonable attorneys’ fees, in connection with such motion. If the Dispute is not resolved within ten (10) Business Days after the first mediation session, either party may (A) give written notice to JAMS and the other party that the mediation is terminated and (B) submit any remaining Disputes to arbitration pursuant to Section 14.06(b).

(b) Arbitration. If the parties are unable to resolve the Dispute pursuant to Section 14.06(a), then the parties shall submit the Dispute to final and binding arbitration in Los Angeles, California, administered by JAMS, or its successor, in accordance with the rules and procedures of JAMS then in effect. The parties agree that any and all Disputes (which for purposes of this Section 14.06 will be deemed to include any action pursuant to the immediately preceding sentence) that are submitted to arbitration in accordance with this Agreement shall be decided by three (3), neutral arbitrators who are retired judges or attorneys licensed to practice law in California who are experienced in complex commercial transactions. Each party shall select one (1) arbitrator and those party-selected arbitrators shall jointly select the third arbitrator, who shall act as chairman of the arbitral tribunal. If the party-selected arbitrators are unable to select the third arbitrator, JAMS shall designate the third arbitrator. The parties will cooperate with JAMS and with one another in selecting such arbitrators and in scheduling the arbitration proceedings in accordance with applicable JAMS procedures. The arbitration shall be conducted in accordance with the JAMS Comprehensive Rules.

Any party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The parties agree that they will participate in the arbitration in good faith and that they will share equally in the administrative costs and arbitrator’s fees associated with the arbitration; provided, however, that each party will bear its own attorneys’ fees and costs associated with the arbitration, unless a party is ordered to pay reasonable costs and expenses pursuant to Section 14.08. The arbitrator shall apply Delaware law without reference to conflicts of laws principles that would result in the application of the law of a jurisdiction other than Delaware. Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties expressly acknowledge and understand that by entering into this Agreement, they each are waiving their respective rights to have any Dispute between the parties hereto adjudicated by a court or by a jury.

(c) Confidentiality. Except as may be required by applicable law or court order, the parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The parties further agree to obtain the agreement of the arbitral tribunal to preserve the confidentiality of the arbitration.

(d) Equitable Relief. By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or to order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate.

(e) Survival of this Section. The arbitration provisions of this Section 14.06 shall survive any termination or expiration of this Agreement.

Section 14.07 January Capital Member. The January Capital Member is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance by the January Capital Member of this Agreement constitutes and will constitute private and commercial acts rather than public or governmental acts. The January Capital Member is a commercial limited liability company distinct from its ultimate shareholders and/or the executive organs of the government of any state and with the legal capacity to sue and be sued.

Section 14.08 Attorneys’ Fees. In the event that any Dispute between or among any of the Company or the Members should result in litigation or arbitration, the prevailing party in such Dispute shall be entitled to recover from the other party all reasonable attorneys’ fees, costs and other expenses incurred by the prevailing party in connection with such Dispute. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees, costs and other expenses incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 14.08, attorneys’ fees shall include, fees incurred in the following: (a) post judgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third-party examinations; (d) discovery; and (e) bankruptcy litigation; and the prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

Section 14.09 Counterparts.

(a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(b) This Agreement shall become effective as of the Restatement Date.

Section 14.10 Integration. This Agreement and the other Transaction Agreements constitute the entire agreement among the parties hereto and thereto pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings of such parties in connection with the subject matter hereof and thereof, and no covenant, representation or condition not expressed in the Transaction Agreements shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement. Further, other than with unanimous Board approval, (a) the Company shall not enter into any side letter or similar agreements with any Member or any of Member’s Affiliates, and (b) no Member or any Member’s Affiliates shall enter into any side letter or similar arrangement with any other Member or its Affiliates which, in either case of clause (a) or (b), has the effect of establishing rights under, or altering or supplementing the terms of this Agreement; provided, that in no event shall any side letter or similar agreement constitute an amendment hereto binding on all Members or have the effect of reducing, limiting or eliminating any rights of any Member hereunder without the consent of such affected Member, provided, further, that nothing in this sentence shall prohibit any amendment, modification, supplement, restatement, waiver or consent of or under this Agreement, or any actions taken by the Members or the Board, or any agreement by or among Persons described herein, in each case, to the extent the same are otherwise permitted or contemplated by the terms of this Agreement.

Section 14.11 Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

Section 14.12 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof that would result in the application of the law of a jurisdiction other than Delaware.

Section 14.14 Amendment. Subject to any applicable approval rights of the Class P Members set forth in Annex A, this Agreement can be amended at any time and from time to time with the approval of Directors then serving on the Board that were designated by Members that collectively hold a majority of all Common Units held by Members then entitled to designate one or more Directors to serve on the Board, which Board approval must also include a Director designated by each of the WME Member, SL Member and KKR Member (if any Director designated by each such Member is then serving on the Board); provided, that any amendment, (i) the express terms of which adversely affect the WME Member, the SL Member or the KKR Member, (ii) that would extend or increase any financial obligation of the WME Member, the SL Member, or the KKR Member, or (iii) that disproportionately adversely affects (A) the rights of the WME Member, the SL Member or the KKR Member relative to (w) the other Restatement Date Members (or any other Members) or (x) the Rollover Members or (y) the Profits Members or (z) the Class P Members, or (B) the rights of the Restatement Date Members as a group relative to the Rollover Members (or any other Members), shall, in each of the case of the foregoing clauses (i) through (iii), require the prior written consent of the WME Member, the SL Member, or the KKR Member, as the case may be; provided, further, that any amendment (a) of Section 7.03(g), Section 8.01(f) or Annex B (Registration Rights Terms) shall, in each case, require the approval of the Fertitta Member, the Dana White Member and the January Capital Member to the extent that such amendment disproportionately adversely affects (i) the rights of such Member relative to (x) the other Rollover Members or (y) the Restatement Date Members (or any other Members) or (ii) the rights of the Rollover Members as a group relative to the Restatement Date Members (or any other Members), (b) of Section 9.06(a) shall require the approval of the Fertitta Member, the Dana White Member and the January Capital Member, respectively, (c) of Section 9.06(b) shall require the approval of the Fertitta Member, the January Capital Member and the Dana White Member, respectively, (d) that disproportionately adversely affects (i) the rights of the Fertitta Member, the January Capital Member or the Dana White Member relative to the other Rollover Members, the Restatement Date Members or any Additional Member shall require the approval of such affected Member or (ii) the rights of the Rollover Members as a group relative to the Restatement Date Members (or any other Members) and (e) that would extend or increase any financial obligation of, or impose other material obligations on, the Fertitta Member, the January Capital Member or the Dana White Member shall, in each case, require the approval of the Fertitta Member, the January Capital Member and the Dana White Member, respectively. For the avoidance of doubt and notwithstanding anything in this Section 14.14 to the contrary, any amendments in connection with (A) the creation and/or the issuance by the Company of any new class of Equity Securities or Debt Securities, subject to the Company’s compliance with Section 3.06, (B) the right of the holders of any Membership Interests or Equity Securities to have registration rights with respect to such Membership Interests or Equity Securities that are subordinate to, or pari passu with, the registration rights of the Investors (as defined in Annex B), or (C) Board representation rights, or consent or approval rights or other governance rights provided to the holders of such Membership Interests or Equity Securities as long as such rights do not eliminate, reduce or otherwise adversely affect any consent or approval rights of any of the Members, affording holders thereof with the same rights and privileges generally afforded to Members pursuant to this Agreement (but without limiting the foregoing matters specified in this clause (C)), including information rights and the inclusion of such Membership Interests, Equity Securities or the holders thereof on a pro rata basis in Section 10.04, Section 10.06 or Section 10.07, shall in any such case not require consent or approval of any Members pursuant to this Section 11.14; provided, further, that except as otherwise set forth on Annex A, any amendment to Annex A shall require the unanimous approval of the Board (and not, for the avoidance of doubt, any Member other than the Class P Members to the extent required in accordance with Annex A); provided, that the foregoing shall not negate any of the rights of the Fertitta Member, the January Capital Member or the Dana White Member (or the Rollover Members as a group) set forth in this Section 14.14 nor permit any amendment to Annex A which has the effect of establishing rights under, or altering or supplementing, the terms of this Agreement other than such Annex in a manner that reduces, limits or eliminates the rights of the Fertitta Member, the January Capital Member or the Dana White Member or the Rollover Members as a group. Any amendment to Section 8.01(f) or Annex B shall require the approval of the MSD Member to the extent that such amendment disproportionately adversely affects the rights of the MSD Member relative to the rights of the other Members, and any amendment to this Agreement that disproportionately adversely affects the rights of the holders of any Warrants relative to the Class A Common Members shall require the approval of the MSD Member.

Section 14.15 Aggregation; Beneficial Ownership. For purposes of Section 10.06, Section 10.07, Section 10.08, Section 10.09, Section 14.14 and the definition of “Ownership Minimum”, all Membership Interests held or acquired by a Member and any of such Member’s Related Persons shall be aggregated together for the purpose of determining the availability of any rights under and application of any limitations under this Agreement, and such Member and Related Persons may apportion such rights as among themselves in any manner they deem appropriate.

Section 14.16 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 14.17 Attorney-In-Fact. Each Member (other than the WME Member, the SL Member, the KKR Member, the MSD Member, the Fertitta Member, the January Capital Member and the Dana White Member) hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 14.18 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other Party or third-party beneficiary specified in Section 14.03 will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at law.

Section 14.19 Conflicts and Privileges. Each Member hereby waives and agrees not to assert, and agrees to cause each of its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation, before or after the Restatement Date, of the Company or the WME Member, the SL Member, the KKR Member, the Fertitta Member, the January Capital Member or the MSD Member or any of their Affiliates in any matter involving this Agreement or any other agreements or transactions contemplated hereby by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Simpson Thacher & Bartlett LLP, Kirkland & Ellis LLP, Freshfields Bruckhaus Deringer US LLP, Milbank, Tweed Hadley & McCloy LLP or Akin Gump Strauss Hauer & Feld LLP.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Members party hereto have caused this Agreement to be executed effective as of the day and year first above written.

COMPANY:

ZUFFA PARENT, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

[***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Second Amended & Restated Limited Liability Company Agreement of Zuffa Parent, LLC]

EXHIBIT A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, LLC (the “Company”), dated as of August 18, 2016 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “LLC Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the LLC Agreement.

By executing and delivering this Joinder Agreement to the LLC Agreement, the undersigned hereby agrees to be admitted as a [Member] of the Company and to become a party to, to be bound by, and to comply with the provisions of the LLC Agreement in the same manner as if the undersigned were an original signatory to such agreement as a [Member].

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the             day of             , 20            .

Signature of [Member]

Print Name of [Member]

Address of [Member]

EXHIBIT B

FORM OF JOINDER AGREEMENT

(PARTIES FOR PURPOSES OF SECTION 11.18)

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, LLC (the “Company”), dated as of August 18, 2016 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “LLC Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the LLC Agreement.

By executing and delivering this Joinder Agreement to the LLC Agreement, the undersigned hereby agrees to become a non-Member party to the LLC Agreement solely for the purpose of Section 11.18 thereof, to be bound by, and to comply with the provisions of the LLC Agreement in the same manner as if the undersigned were an original signatory to such agreement solely for the purpose of such Section 11.18.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the             day of             , 20            .

[Name of party], solely for the purpose of
Section 11.18

By:
Name:
Title:

Address:

SCHEDULE 6.01(c)(x)

[***]

SCHEDULE 6.10(c)

Officers

[***]

SCHEDULE A

Prohibited Holders

See attached.

[***]

SCHEDULE B

MSD Member Prohibited Holders

See attached.

[***]

SCHEDULE C

Members

See attached.

[***]

SCHEDULE D

A&M Report

See attached.

[***]

ANNEX A

Terms of the Class P Units of Zuffa Parent, LLC

ANNEX A

TERMS OF THE CLASS P UNITS

OF

ZUFFA PARENT, LLC

These Terms (these “Terms” or this “Annex A”) of the Class P Units of Zuffa Parent, LLC (the “Company”) supplement the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 18, 2016 (including all exhibits, annexes and schedules thereto, as amended, further supplemented, modified or restated from time to time pursuant to Section 11.14 thereof, the “LLC Agreement”). To the extent that these Terms conflict with the other terms of the LLC Agreement, these Terms shall control. The LLC Agreement as supplemented hereby shall be read, taken and construed as one and the same instrument. All references to Sections in these Terms mean the Sections of these Terms, except where otherwise stated.

The designations, powers, preferences and privileges, and the relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, in respect of the Class P Units of the Company are as follows:

Section 1. Definitions.

As used in this Annex A, the following terms shall have the meanings set forth below. Defined terms used in this Annex A and not otherwise defined in this Annex A shall have their respective meanings as set forth elsewhere in the LLC Agreement.

“Administrative Agent” has the meaning set forth in the First Lien Credit Agreement.

“Annex A Affiliate Transactions” has the meaning set forth in Section 10(c).

“Applicable Distribution Rate” means the Fixed Distribution Rate or the Floating Distribution Rate, as applicable.

“Applicable Premium” means, with respect to a Class P Unit, the difference of (a) the present value at the applicable redemption date of (x) the premium portion (i.e., the percentage in excess of 100% in the applicable amount set forth in the table in Section 4(a)) of the redemption amount of such Class P Unit at the third anniversary of the Closing Date, calculated based on the Preferred Base Amount, plus the Compounded Return of such Class P Unit as of the third anniversary of the Closing Date, with such Compounded Return determined based on the assumption set forth in the parenthetical in clause (y) of this definition, plus (y) all scheduled payments of Preferred Return from such redemption date through the third anniversary of the Closing Date (assuming an allocation of all such scheduled payments of Preferred Return between cash and in-kind distributions that is the same as the allocation of historical distributions between cash and in-kind distributions), computed using a discount rate equal to the Treasury Rate as of such redemption date, plus 50 basis points, minus (b) any Preferred Return on such Class P Unit that has accrued from the last Distribution Payment Date to, but not including, the date of redemption and remains unpaid. For purposes of determining the Applicable Premium, it shall be assumed that there is sufficient gross income to cover accrued and unpaid dividends.

“Borrower” means UFC Holdings, LLC, a Delaware limited liability company (including a Successor Borrower).

“Buyer Merger” has the meaning set forth in the Purchase Agreement.

“Capital Lease Obligation” has the meaning set forth in the First Lien Credit Agreement.

“Cash Management Obligations” has the meaning set forth in the First Lien Credit Agreement.

“Change of Control” means a Sale Transaction; provided that, for the purpose of Section 5, the term Change of Control shall include a Deemed Change of Control.

“Change of Control Offer” has the meaning set forth in Section 5(a).

“Change of Control Offer Notice” has the meaning set forth in Section 5(b).

“Change of Control Payment Date” means the redemption date in respect of a Change of Control Offer pursuant to Section 5, which date shall be a Business Day selected by the Company that is no later than the later of (i) the date of consummation of the applicable Change of Control and (ii) thirty (30) days after the date on which the Company sends the Change of Control Notice to Holders pursuant to Section 5(b).

“Change of Control Redemption Price” has the meaning set forth in Section 5(a).

“Class P Preemptive Rights Exercise Notice” has the meaning set forth in Section 10(f)(i).

“Class P ROFR” has the meaning set forth in Section 10(f).

“Class P ROFR Exercise Notice” has the meaning set forth in Section 10(f).

“Class P ROFR Interests” has the meaning set forth in Section 10(f).

“Class P ROFR Members” has the meaning set forth in Section 10(f).

“Class P ROFR Notice” has the meaning set forth in Section 10(f).

“Class P ROFR Period” has the meaning set forth in Section 10(f).

“Class P ROFR Terms” has the meaning set forth in Section 10(f).

“Class P Unit Liquidation Preference” means, with respect to a Class P Unit as of any date of determination, the sum of the Unreturned Preferred Base Amount and the Unreturned Preferred Return with respect to such Class P Unit as of such date of determination.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” means August 18, 2016.

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“Company” has the meaning set forth in the preamble hereto.

“Compliance Certificate” has the meaning set forth in the First Lien Credit Agreement.

“Compounded Return” has the meaning set forth in Section 2(a).

“Consolidated EBITDA” has the meaning set forth in the First Lien Credit Agreement and, for purposes of Section 10(b)(vii), shall be based on the calculation thereof as certified in the most recent Compliance Certificate delivered to the Administrative Agent giving effect to pro forma and other financial definition and calculation principles provided in the First Lien Credit Agreement.

“Cure Right” has the meaning set forth in Section 11(c).

“Deemed Change of Control” means a transaction or series of transactions following which (i) the Sponsor Members (aggregated together with all Membership Interests held or acquired by the Sponsor Members and any of the Sponsor Members’ respective Related Persons) cease to own collectively at least 50% of the Common Units such holders held as of the Closing Date after giving effect to the Specified Syndication (subject to the proviso in the definition thereof) or (ii) the WME Member (aggregated together with all Membership Interests held or acquired by the WME Member and any of its Related Persons) acquires, directly or indirectly, from the Sponsor Members (or any of their transferees of Common Units that are not Affiliates or Related Persons of the Sponsor Members (other than transferees in a Specified Syndication) that Transfer or agree to Transfer such Common Units to the WME Member or any of its Related Persons within three (3) months after acquisition of such Common Units from the SL Member or the KKR Member) any Common Units in excess of 33% of the aggregate number of Common Units acquired by the Sponsor Members or any of their Affiliates or Related Persons from and after the Closing Date after giving effect to the Specified Syndication. For the avoidance of doubt, (x) Common Units transferred to syndication investors not Affiliated with the SL Member or the KKR Member in a Specified Syndication shall not be included in the denominator in clause (i) or clause (ii) of this definition, and such Transfers, and any subsequent Transfers by such non-Affiliate investors, shall not trigger a Deemed Change of Control pursuant to clause (i) or clause (ii) of this definition or be considered in determining whether a Deemed Change of Control has occurred, and (y) a Transfer of Common Units to an Affiliate or Related Person of the SL Member or the KKR Member, including a co-investment vehicle controlled by the SL Member or the KKR Member, shall not reduce the denominator in clause (i) or clause (ii) of this definition and shall not be considered in determining whether a Deemed Change of Control has occurred, but a subsequent Transfer of such Common Units to a transferee not Affiliated with, or a Related Person of, the SL Member or the KKR Member shall be considered in determining whether a Deemed Change of Control has occurred. In the event of an IPO of the Company, including using an Up-C Structure, any Common Units converted or exchanged by the SL Member or the KKR Member, or their respective Related Persons, into common Equity Securities of the IPO Entity, including via mergers of Blocker Members into the IPO Entity, in accordance with the terms of the LLC Agreement, shall not be deemed to have been Transferred by the SL Member or the KKR Member, respectively, but a subsequent Transfer of any such Equity Securities of the IPO Entity to a transferee not Affiliated with, or a Related Person of, the SL Member or the KKR Member shall be considered in determining whether a Deemed Change

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of Control has occurred. For the avoidance of doubt, any parent of the Company shall not be considered a Related Person of a Sponsor Member, and any Transfer by a Sponsor Member or any of a Sponsor Member’s Related Persons of Common Units to any parent of the Company (other than the IPO Entity) shall be considered in determining whether a Deemed Change of Control has occurred.

“Delivered Tax Value” has the meaning set forth in Section 7(a).

“Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2016.

“Earnout Cap” has the meaning set forth in Section 10(a)(iv).

“Event of Default” has the meaning set forth in Section 11(a).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fixed Distribution Rate” has the meaning set forth in Section 2(b).

“Floating Distribution Rate” has the meaning set forth in Section 2(b).

“Floating Rate Election” has the meaning set forth in Section 2(b).

“Foregone Step-up Payments” means distributions made by the Company pursuant to the last sentence of Section 6.6(n) of the Purchase Agreement.

“GAAP” has the meaning set forth in the First Lien Credit Agreement.

“Guarantee” has the meaning set forth in the First Lien Credit Agreement.

“Holders” means, at any time of determination, the holders of record of the outstanding Class P Units.

“Indebtedness” has the meaning set forth in the First Lien Credit Agreement.

“Intermediate Parent” means any Subsidiary of the Company of which the Borrower is a Subsidiary.

“Investment” has the meaning set forth in the First Lien Credit Agreement.

“Lenders” has the meaning set forth in the First Lien Credit Agreement.

“LLC Agreement” has the meaning set forth in the preamble to these Terms.

“Loan Documents” has the meaning set forth in the First Lien Credit Agreement.

“Lookback Period” has the meaning set forth in Section 8.

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“Management Holdco” means a special purpose investment vehicle through which the directors, officers, employees or consultants of the Company or any Subsidiary of the Company indirectly hold interests in the Company or any Subsidiary of the Company issued in connection with the Company’s or the applicable Subsidiary’s equity incentive, employment or consulting arrangements, including UFC Management Holdco.

“New Controlling Member” means any Member who has the right to appoint a Director.

“Optional Call Event” means (a) an IPO, including an IPO using an Up-C Structure, or (b) a Change of Control.

“Optional Redemption” means a redemption of Class P Units at the option of the Company pursuant to Section 4.

“Optional Redemption Date” means a date on which Class P Units are to be redeemed pursuant to Section 4(a), Section 4(b) or Section 4(c), as the case may be.

“Optional Redemption Notice” has the meaning set forth in Section 4(d).

“Optional Redemption Price” means the applicable redemption price set forth in Section 4(a), Section 4(b) or Section 4(c), as the case may be, in connection with an Optional Redemption.

“Permitted Priority Distributions” has the meaning set forth in Section 2(c)(iv).

“Permitted Receivables Financings” has the meaning set forth in the First Lien Credit Agreement.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, original issue discount, upfront fees and other fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 10(b) immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made.

“Permitted Tax Distributions” means distributions in the amount permitted by Section 4.03(d) of the LLC Agreement at the time of the distribution (whether or not made pursuant to such section).

“PPV Payments” has the meaning set forth in Exhibit A to the Purchase Agreement.

“Preferred Base Amount” means $1,000 per Class P Unit.

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“Preferred Return” has the meaning set forth in Section 2(a).

“Preferred Return Period” means, with respect to a Class P Unit, the period from the date of issuance of such Class P Unit to the first Distribution Payment Date following the date of issuance of such Class P Unit and each quarterly period thereafter ending on a Distribution Payment Date.

“Prior Preferred Redemptions” has the meaning set forth in Section 2(a).

“Ratable Share” has the meaning set forth in Section 7(a).

“Requisite Class P Members” means, as of any date of determination, the Class P Members holding a majority of the then outstanding Class P Units.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistance treasurer, or other similar officer, manager, director, manager, sole member, managing member or general partner of the Company. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Securities in the Company or any Subsidiary of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Securities in the Company or any Subsidiary of the Company or any option, warrant or other right to acquire any such Equity Securities.

“Restricted Payments Covenant” means the covenant set forth in Section 10(a).

“Restricted Subsidiaries” means the “Restricted Subsidiaries” from time to time under the First Lien Credit Agreement.

“Rollover Members’ True-up Payment” has the meaning set forth in Section 10(a)(iv).

“RP Election” has the meaning set forth in Section 10(a).

“RP Specified Amount” has the meaning set forth in Section 10(a).

“Second Lien Credit Documents” has the meaning set forth in the First Lien Credit Agreement.

“Senior Equity” means Equity Securities of the Company that (A) rank senior to or equally with the Class P Units (including for the avoidance of doubt any Class P Units issued after the date hereof, other than in-kind distributions in respect of the Class P Units issued on the Closing Date) (x) with respect to distributions or (y) upon Liquidation or (B) are mandatorily

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redeemable (other than Equity Securities required pursuant to contractual obligations to be repurchased from any future, present or former employee, director, officer or consultant not Affiliated with any Sponsor Member (or any estate planning vehicle, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with such Person’s termination of services with the Company or its Subsidiaries (including repurchases of membership interests or other Equity Securities of a Management Holdco held by any such Person), or otherwise in accordance with the Company’s equity incentive, employment or equityholders’ arrangements, provided that (i) this parenthetical shall not be available for repurchases of equity held by Ariel Emanuel or Patrick Whitesell and (ii) such payments contemplated by this parenthetical, measured at the time made, do not exceed the amount then permitted by the first proviso to Section 10(a)(vi), after giving effect to the second proviso thereof). For the avoidance of doubt, the right to, or provision for, Permitted Priority Distributions with respect to a Unit shall not cause such Unit to be Senior Equity.

“Specified Syndication” means one or more syndications by the SL Member and the KKR Member of Common Units up to an aggregate of the number of Common Units purchased by the SL Member and the KKR Member on the Closing Date in excess of Common Units purchased for $600,000,000, which amount shall not exceed Common Units representing in the aggregate $200,000,000 of the Common Units purchased by the SL Member and the KKR Member on the Closing Date based on the purchase price on the Closing Date, occurring no later than the six-month anniversary of the Closing Date, other than Transfers to an Affiliate or Related Person, including a co-investment vehicle controlled by the SL Member or the KKR Member; provided that Specified Syndication shall not include any Common Units sold to the WME Member.

“Successor Borrower” has the meaning set forth in the First Lien Credit Agreement.

“Swap Agreement” has the meaning set forth in the First Lien Credit Agreement.

“Synthetic Secondary Transaction” has the meaning set forth in Section 10(e).

“Term Loan” has the meaning set forth in the First Lien Credit Agreement.

“Test Period” has the meaning set forth in the First Lien Credit Agreement.

“Total Leverage Ratio” means the “Total Leverage Ratio” as defined under the First Lien Credit Agreement (as applied to the Company, any Intermediate Parent, the Borrower and its Restricted Subsidiaries mutatis mutandis), which, for purposes of Section 10(b)(vii), shall be calculated with respect to the Company, any Intermediate Parent, the Borrower and its Restricted Subsidiaries based on the calculation thereof certified in the most recent certificate of a Financial Officer delivered pursuant to Section 9(a)(i) and giving effect to pro forma and other financial definition and calculation principles set forth in the First Lien Credit Agreement.

“Transactions” has the meaning set forth in the First Lien Credit Agreement.

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“Treasury Rate” means, as of any redemption date (or, with respect to a quarterly determination pursuant to the Floating Rate Election, the first day of the relevant quarterly accrual period), the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least twelve Business Days prior to the redemption date in the case of a redemption, or on or before the first day of the relevant quarterly accrual period, in the case of a determination pursuant to the Floating Rate Election (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the third anniversary of the Closing Date for make-whole, and equal to the five-year U.S. Treasury Rate for all other purposes; provided, however, that, in the case of a redemption, if the period from the applicable redemption date to the third anniversary of the Closing Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Except as otherwise provided in these Terms, any reference in these Terms to any term contained in (i) the First Lien Credit Agreement shall be a reference to such term in the First Lien Credit Agreement as in effect as of the Closing Date and (ii) any other agreement shall be deemed to be a reference to such term in the applicable agreement as in effect as of the Closing Date, together with any amendments thereto that, in respect of the terms of such agreement that are referred to or applied to provisions of these Terms, are not individually or in the aggregate adverse to the Holders in any material respect, unless the Requisite Class P Members have consented to any other amendment of such applicable agreement since the date hereof, in which case such reference shall be deemed to be a reference to such term in the applicable agreement, as amended in accordance with such consent by the Requisite Class P Members.

Section 2. Distributions.

(a) Preferred Return. Holders shall be entitled to receive, with respect to each of their Class P Units, distributions payable quarterly in arrears, accruing daily from the date such Unit is issued, on the basis of a 360-day year composed of twelve 30-day months, on a cumulative basis at the Applicable Distribution Rate on the sum of (i) the Preferred Base Amount of such Class P Unit and (ii) the aggregate accrued distributions at the Applicable Distribution Rate (the “Preferred Return”) that have compounded on such Class P Unit but remain unpaid at the beginning of the relevant Preferred Return Period (whether or not declared by the Board) (such compounded and unpaid amount, the “Compounded Return”). If the Preferred Base Amount or the Compounded Return is reduced by any redemption or repurchase of a Class P Unit pursuant to Section 4 or Section 5 or pursuant to an RP Election (collectively, “Prior Preferred Redemptions”) made between Distribution Payment Dates, from such date of payment the Preferred Return shall accrue at the Applicable Distribution Rate on the basis of such reduced sum of the Preferred Base Amount and Compounded Return. The Preferred Return shall be payable quarterly in arrears on each Distribution Payment Date. If any scheduled Distribution Payment Date for Preferred Return falls on a date that is not a Business Day, the payment due on such date shall be postponed until the next succeeding Business Day, and no additional amount shall accrue as a result of such postponement if payment is made on such date. Distributions shall be payable to Holders of record of Class P Units as they appear on Schedule C to the LLC Agreement at 5:00 p.m., Las Vegas time, on the applicable record date, which shall be the Business Day immediately preceding the applicable Distribution Payment Date. The Preferred Return on a Class P Unit for any Preferred Return Period shall accrue and be payable

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in kind by adding to the then-existing Class P Unit Liquidation Preference of such Class P Unit an amount equal to the amount of such Preferred Return (but only to the extent such Preferred Return in respect of such Class P Unit has not previously been paid, including pursuant to an RP Election or Section 4.03(b), Section 4.03(c), Section 4.03(d) or Section 10.02 of the LLC Agreement). Notwithstanding anything to the contrary in this Annex A or the LLC Agreement (but without prejudice to the assumption stated in the final sentence of the definition of Applicable Premium), any payments in respect of the Preferred Return, Preferred Discount and Compounded Return (including determinations of amounts that would be payable in respect of Preferred Return, Preferred Discount and Compounded Return that is accrued and otherwise payable upon redemption or repurchase of a Class P Unit, an RP Election or the Liquidation) will be subject to the Gross Income Principle.

(b) Distribution Rate. The Preferred Return shall accrue at a per annum rate of 13.0% initially (the “Fixed Distribution Rate”). At the fifth (5th) anniversary of the Closing Date, the Requisite Class P Members may make a one-time irrevocable election (the “Floating Rate Election”) for all outstanding Class P Units to accrue Preferred Return from and after the fifth (5th) anniversary at a rate equal to the five-year Treasury Rate, plus 1,000 basis points, resetting quarterly to reflect the then current five-year Treasury Rate (the “Floating Distribution Rate”). The Floating Rate Election shall be made by means of a written notice delivered, in accordance with Section 11.02 of the LLC Agreement, by the Requisite Class P Members to the Company at any time during the thirty (30) days immediately prior to the fifth (5th) anniversary of the Closing Date, and the Company shall promptly notify all non-electing Holders of such election. On the seventh (7th), eighth (8th) and ninth (9th) anniversaries of the Closing Date, the Fixed Distribution Rate or, if the Floating Distribution Rate is then applicable, the spread over the then applicable five-year Treasury Rate, will increase by 100 basis points per annum, 100 basis points per annum and 50 basis points per annum, respectively.

(c) Priority of Distributions. So long as any Class P Units remain outstanding, no distribution shall be made on any other Units other than:

(i) distributions made on Senior Equity issued in compliance with the LLC Agreement;

(ii) Permitted Tax Distributions;

(iii) compensation paid in the form of distributions to any employee, director, officer or consultant not Affiliated with any Sponsor Members (or any estate planning vehicle, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including distributions to any Management Holdco in furtherance of the foregoing, provided that this Section 2(c)(iii) shall not be available for compensation paid in the form of distributions paid in respect of equity held by Ariel Emanuel or Patrick Whitesell; and

(iv) distributions permitted by the Restricted Payments Covenant (such distributions in clauses (i) through (iv), “Permitted Priority Distributions”).

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The Class P Units will not participate in distributions made to Units of any other class. For the avoidance of doubt, this Section 2(c) does not prohibit repurchases of Units made in accordance with the Restricted Payments Covenant or pursuant to Synthetic Secondary Transactions.

Section 3. Liquidation.

In the event of a Liquidation, Holders shall be entitled to receive distributions (if any) pursuant to and in accordance with Section 10.02 of the LLC Agreement.

Section 4. Redemption at Option of the Company.

(a) From and after the third (3rd) anniversary of the Closing Date, the Company shall have the right, at its sole option, on one or more occasions, to redeem any or all (subject to Section 4(e)) of the outstanding Class P Units, at an amount per Class P Unit, payable in cash, equal to the applicable redemption price (expressed as a percentage of the Preferred Base Amount, plus the Compounded Return as of the last Distribution Payment Date) set forth in the table below, plus, any Preferred Return on such redeemed Class P Units that has accrued from the last Distribution Payment Date to, but not including, the date of redemption and remains unpaid:

For Optional Redemptions occurring in:	Percentage of Preferred Base Amount plus the Compounded Return:
the 12-month period commencing on the third (3rd) anniversary of the Closing Date	105.0%
the 12-month period commencing on the fourth (4th) anniversary of the Closing Date	102.5%
on and after the fifth (5th) anniversary of the Closing Date	100.0%

(b) At any time prior to the third (3rd) anniversary of the Closing Date, the Company shall have the right, at its sole option, on one or more occasions, to redeem any or all of the outstanding Class P Units at a redemption price equal to 100.0% of the sum of (i) the Preferred Base Amount of the Class P Units being redeemed and (ii) the Compounded Return on such Class P Units as of the last Distribution Payment Date, in the case of each of clause (i) and clause (ii), that has not previously been redeemed or repurchased pursuant to a Prior Preferred Redemption, plus the Applicable Premium with respect to such Class P Units as of the date of redemption, plus, any Preferred Return on such Class P Units that has accrued from the last Distribution Payment Date to, but not including, the date of redemption and remains unpaid.

(c) At any time prior to the third (3rd) anniversary of the Closing Date, the Company shall have the right, in the event of the consummation of an Optional Call Event, at its sole option on one or more occasions, to redeem any or all of the outstanding Class P Units at a redemption price equal to 105.0% of the sum of (i) the Preferred Base Amount of the Class P Units being redeemed and (ii) the Compounded Return on such Class P Units through the last Distribution Payment Date, in the case of each of clause (i) and clause (ii), that has not previously been redeemed or repurchased pursuant to a Prior Preferred Redemption, plus, any Preferred Return on such redeemed Class P Units that has accrued from the last Distribution Payment Date to, but not including, the date of redemption and remains unpaid.

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(d) The Company shall send to each Holder, in accordance with Section 11.02 of the LLC Agreement, a notice (an “Optional Redemption Notice”) of any Optional Redemption at least three (3) Business Days prior to the Optional Redemption Date (or as provided by Section 6(b), if applicable), stating:

(i) that an Optional Redemption is being made pursuant to this Section 4;

(ii) the number of Class P Units to be redeemed from each Holder, the Optional Redemption Price and the anticipated Optional Redemption Date which shall be no more than 60 days from the giving of such Optional Redemption Notice;

(iii) if the Class P Units are certificated, that Holders shall surrender their certificates representing that portion of the Class P Units to be redeemed with respect to such Holder (or, if the Class P Units are certificated, in the event of a lost certificate, deliver a customary indemnity in lieu thereof satisfactory to the Company from a creditworthy entity) to the Company at the address specified in the Optional Redemption Notice on or prior to the date specified in the Optional Redemption Notice;

(iv) that, with respect to any Class P Units to be redeemed pursuant to this Section 4, on and after the Optional Redemption Date (or, if the Company defaults in the payment of the Optional Redemption Price for any Class P Units, on and after the date such default is cured), (x) Preferred Return shall cease to accrue with respect to such Class P Units, (y) all other rights with respect to such Class P Units, except (1) the right to receive the applicable Optional Redemption Price and the right, if applicable, to receive payments pursuant to Section 7 and Section 8 and (2) any other right or obligation which survives the Transfer of any Membership Interest pursuant to the terms of the LLC Agreement, shall cease and terminate, and (z) such Class P Units shall no longer be deemed to be outstanding as of the Optional Redemption Date;

(v) if the Class P Units are certificated, that Holders whose Class P Units are being redeemed only in part will be issued new certificates representing the number of Class P Units equal to the unredeemed portion of the certificates surrendered; and

(vi) any other reasonable procedures that a Holder must follow in connection with such Optional Redemption.

Any Optional Redemption and the accompanying Optional Redemption Notice may be made prior to, and subject to, one or more conditions precedent, including the completion of a financing or Change of Control. If the Company redeems less than all the outstanding Class P Units at any Optional Redemption Date, the outstanding Class P Units shall be redeemed on a pro rata basis from among all Holders (or as close thereto as possible in order to permit the redemption of whole Units) based on the number of Class P Units that each Holder holds.

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(e) Any Optional Redemption shall be for Class P Units with an aggregate Class P Unit Liquidation Preference of at least $200,000,000 or, if less, all outstanding Class P Units. For the avoidance of doubt, a redemption as a result of an RP Election pursuant to Section 10(a) need not be in an amount of at least $200,000,000. A partial redemption (including as a result of an RP Election) that results in the MSD Member failing to meet the Ownership Minimum shall not cause the MSD Member to lose its rights to receive board materials or to appoint a Board Observer pursuant to Section 6.05 of the LLC Agreement; provided, however, that any further Transfer of Class P Units by the MSD Member, other than in connection with an Optional Redemption or a subsequent RP Election, shall cause the MSD Member to lose such rights.

(f) On any Optional Redemption Date, or, if the Class P Units are certificated, actual delivery on or after the applicable Optional Redemption Date to the Company or its agent of the certificates representing the Class P Units to be redeemed (or indemnities in respect thereof as contemplated by Section 4(d)(iii)), the Holders of Class P Units to be redeemed in accordance with this Section 4 shall be entitled to receive the applicable Optional Redemption Price in cash, by wire transfer. For the avoidance of doubt, the amount payable with respect to any redemption of Class P Units shall include any Preferred Return on such redeemed Class P Units that has accrued from the last Distribution Payment Date to, but not including, the date of redemption and remains unpaid.

(g) With respect to any Class P Units to be redeemed pursuant to this Section 4, on and after any Optional Redemption Date (or, if the Company defaults in the payment of the applicable Optional Redemption Price payable on such date, on and after the date such default is cured), (x) Preferred Return shall cease to accrue with respect to the Class P Units to be redeemed, (y) all other rights with respect to such Class P Units, except (1) the right to receive the applicable Optional Redemption Price and the right, if applicable, to receive payments pursuant to Section 7 and Section 8 and (2) any other right or obligation which survives the Transfer of any Membership Interest pursuant to the terms of the LLC Agreement, shall cease and terminate, and (z) such Class P Units shall no longer be deemed to be outstanding, whether or not the certificates representing such Class P Units, if certificated, shall have been received by the Company.

Section 5. Repurchase at Option of Holders Upon a Change of Control.

(a) In the event of a Change of Control, contemporaneously with such Change of Control or within thirty (30) days thereafter, the Company shall deliver, in accordance with Section 5(b), an offer to purchase all of the outstanding Class P Units at a price (the “Change of Control Redemption Price”) in cash equal to 101% of the sum of (i) the Preferred Base Amount of the Class P Units being redeemed and (ii) the Compounded Return on such Class P Units as of the last Distribution Payment Date, in the case of each of clause (i) and clause (ii), that has not previously been redeemed or repurchased pursuant to a Prior Preferred Redemption, plus any Preferred Return on such redeemed Class P Units that has accrued from the last Distribution Payment Date to, but not including, the date of redemption and remains unpaid (a “Change of

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Control Offer”). For the avoidance of doubt, a sale or Transfer by the SL Member or the KKR Member of an interest in any Affiliated Blocker shall be treated as a sale or Transfer of a proportionate amount of the Common Units held by such Blocker for purposes of determining whether a Change of Control has occurred.

(b) Within the period set forth in Section 5(a), the Company shall send to each Holder, in accordance with Section 11.02 of the LLC Agreement, a notice (a “Change of Control Offer Notice”) stating:

(i) that a Change of Control Offer is being made pursuant to this Section 5(b) and that all Class P Units validly tendered and not withdrawn will be accepted for redemption;

(ii) the Change of Control Redemption Price and the anticipated Change of Control Payment Date;

(iii) if the Class P Units are certificated, that Holders accepting the Change of Control Offer shall surrender their certificates representing that portion of the Class P Units to be redeemed with respect to such Holder (or deliver an indemnity in lieu thereof as contemplated by Section 4(d)(iii)) to the Company at the address specified in the Change of Control Offer Notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date or such other date specified in the Change of Control Notice;

(iv) that Holders shall be entitled to withdraw their acceptance of the Change of Control Offer if the Company receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a notice setting forth the name of the Holder, the number of Class P Units delivered for redemption, and a statement that such Holder is withdrawing its election to have such Class P Units redeemed;

(v) that, with respect to any Class P Units to be redeemed pursuant to this Section 5, on and after the Change of Control Payment Date (or, if the Company defaults in the payment of the Change of Control Redemption Price for any Class P Units validly tendered and not withdrawn pursuant to the Change of Control Offer, on and after the date such default is cured), (x) Preferred Return shall cease to accrue with respect to such Class P Units, (y) all other rights with respect to such Class P Units, except (1) the right to receive the applicable Change of Control Redemption Price and the right to receive payments pursuant to Section 7 and Section 8 and (2) any other right or obligation which survives the Transfer of any Membership Interest pursuant to the terms of the LLC Agreement, shall cease and terminate, and (z) such Class P Units shall no longer be deemed to be outstanding as of the Change of Control Payment Date;

(vi) if the Class P Units are certificated, that Holders whose Class P Units are being redeemed only in part will be issued new certificates representing the number of Class P Units equal to the unredeemed portion of the certificates surrendered; and

(vii) any other reasonable procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

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(c) Notwithstanding anything to the contrary in these Terms, any Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(d) The Company shall not be required to make a Change of Control Offer in connection with a Change of Control if a third party makes the Change of Control Offer in the manner, and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company pursuant to this Section 5 and purchases all Class P Units validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary in these Terms, if the Company delivers written notice to the Holders that it intends to consummate an Optional Redemption pursuant to Section 4, the Company shall not be required to make a Change of Control Offer pursuant to this Section 5 for any Class P Units actually redeemed pursuant to such Optional Redemption. No Change of Control Offer shall be considered a redemption under Section 4.

(e) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for redemption the number of Class P Units validly tendered and not withdrawn pursuant to the Change of Control Offer and (ii) promptly deliver to each Holder redeeming Class P Units pursuant to this Section 5 by wire transfer of immediately available funds the Change of Control Redemption Price therefor and, if the Class P Units are certificated, execute and issue a new Class P Units certificate representing the number of Class P Units equal to any unredeemed Class P Units represented by a certificate so surrendered. With respect to any Class P Units to be redeemed pursuant to this Section 5, on and after the Change of Control Payment Date (or, if the Company defaults in the payment of the Change of Control Redemption Price for any Class P Units validly tendered pursuant to the Change of Control Offer, on and after the date such default is cured), (x) Preferred Return shall cease to accrue with respect to such Units, (y) all other rights with respect to such Units, except (1) the right to receive the applicable Change of Control Redemption Price and the right to receive payments pursuant to Section 7 and Section 8 and (2) any other right or obligation which survives the Transfer of any Membership Interest pursuant to the terms of the LLC Agreement, shall cease and terminate, and (z) such Class P Units shall no longer be deemed to be outstanding as of the Change of Control Payment Date. For the avoidance of doubt, any Holder that does not validly tender any portion of its Class P Units pursuant to the Change of Control Offer within the time period set forth in the Change of Control Notice (including any Class P Units validly tendered, but subsequently withdrawn pursuant to the terms of the Change of Control Offer) shall have waived any right under these Terms to have such Class P Units repurchased in connection with the Change of Control to which such Change of Control Offer relates.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any securities laws or regulations promulgated thereunder, to the extent applicable to the redemption of Class P Units in connection with a Change of Control Offer pursuant to this Section 5. To the extent any securities laws or regulations conflict with the provisions of this Section 5, the Company shall

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comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5 by virtue thereof. For the avoidance of doubt, without limiting the foregoing, in the event that a Change of Control occurs and the Holders exercise their right to require the Company to redeem Class P Units pursuant to this Section 5, if such redemption constitutes a “tender offer” for purposes of Rule 14e-1 at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such redemption.

Section 6. Matters Relating to an Initial Public Offering.

(a) In the event of an IPO, including an IPO using an Up-C Structure, the Company shall give the Holders written notice of such IPO at least forty-five (45) days prior to the anticipated date of closing of the IPO, and each Holder (with respect to its Class P Units) shall have the right (but not the obligation) to elect for any Class P Unit held by such Holder and outstanding upon completion of the IPO to convert into a number of Common Units equal to (i) the amount of the Class P Unit Liquidation Preference of such Class P Unit on the date of closing of the IPO that would be distributable to the Holder thereof upon Liquidation, divided by (ii) the product of (x) the number of shares of common stock of the IPO Entity into which one Common Unit may be converted or exchanged in connection with or following the IPO, multiplied by (y) the initial public offering price of a share of common stock of the IPO Entity in the IPO. Each Holder shall exercise such right by delivery to the Company of a written notice setting forth such Holder’s exercise of such right, and indicating the number of its Class P Units it wishes to convert into Common Units in connection with such IPO, within five (5) Business Days following such notice from the Company. If such IPO is not consummated within seventy-five (75) days following the date of such notice by the Company, any election notice from a Holder with respect to such IPO shall be of no further effect. If such IPO is not completed, or is not expected to be completed, within such 75-day period, the Company shall provide an additional notice with respect to an IPO that is completed following such period, and the Holders shall have a right to elect conversion in respect thereof as provided above in this Section 6(a).

(b) In connection with an IPO, the Company shall give the Holders irrevocable written notice at least forty-five (45) days prior to the anticipated date of closing of the IPO of any Optional Redemption of Class P Units in connection with, and conditioned on, the closing of the IPO, which notice shall apply to an IPO completed within seventy-five (75) days following the date of such notice. For the avoidance of doubt, any such Optional Redemption shall not apply to any Class P Units that are converted in accordance with Section 6(a).

(c) If, in connection with an IPO, Common Units receive voting rights, whether directly or indirectly (including through non-economic voting shares of the IPO Entity) and granting such voting rights to Holders is not then permitted by applicable antitrust law or other applicable law or regulation, then the Common Units into which each Class P Unit is converted shall not receive voting rights (but, for the avoidance of doubt, the shares of common stock of the IPO Entity issuable on exchange of such Common Units shall be the same class (with the same voting rights) as the class of shares issued in the IPO).

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Section 7. Delivered Tax Value in a Sale of the Company.

(a) The Holder of each Class P Unit outstanding at the time of the consummation of a Change of Control or a Deemed Change of Control to which the Company must make a Change of Control Offer pursuant to Section 5, or with respect to which the Company would have been required to make a Change of Control Offer but for a third party making a Change of Control Offer (in the case of a Deemed Change of Control, solely as provided in Section 7(b)), shall be entitled to receive, in addition to any consideration that may be paid to the Holders in respect of any redemption or repurchase of Class P Units in connection with such Change of Control or Deemed Change of Control (in the case of a Deemed Change of Control, solely as provided in Section 7(b)), an amount equal to the “Delivered Tax Value.” The Delivered Tax Value applies in respect of a Class P Unit that is repurchased or redeemed, or purchased by the buyer, in connection with such Change of Control or Deemed Change of Control, and shall be equal to such Class P Unit’s Ratable Share of: (i) the total Delivered Tax Value agreed with the buyer (such as in an ITR Agreement or another agreement or arrangement in which the buyer explicitly pays or increases consideration in respect of a step-up in tax basis) in the applicable transaction, and (ii) if no such amount is agreed with the buyer, 85.0% of the present value of any income tax benefit of the step-up in tax basis to the buyer in respect of such Class P Unit, assuming (w) amortization of the Company’s assets over applicable statutory terms, (x) the buyer has sufficient income to use the benefits from the tax basis step-up, (y) the buyer’s tax rate is the then-effective U.S. federal, state and local corporate tax rate that would apply to the Company if it were a corporation and (z) a discount rate of 15.0% and using the mid-year timing convention. “Ratable Share” means the “as if converted” value of a Class P Unit based on the value per Common Unit in a Change of Control or Deemed Change of Control transaction and assuming that the Class P Unit’s value at conversion will be the amount of the Class P Unit Liquidation Preference of such Class P Unit on the date of closing of such Change of Control or Deemed Change of Control transaction that would be distributable to the Holder thereof upon Liquidation at such time, divided by the total value of Common Units in such transaction (assuming that all Class P Units entitled to participate in the Delivered Tax Value are so converted and that any other outstanding units, options or warrants that are entitled to participate in the Delivered Tax Value are converted into Common Units on a fair market value basis). For the avoidance of doubt, this Section 7(a) does not give the Holders a right to convert Class P Units into Common Units.

(b) In the case of a Deemed Change of Control, a Holder of a Class P Unit that is redeeming or has redeemed such Class P Unit shall be entitled to a payment of the Delivered Tax Value payable as a result of a subsequent or simultaneous transaction within the Lookback Period for which the Holder of the Class P Unit would be entitled to payment pursuant to an Optional Redemption under Section 8.

(c) No Duplication. For the avoidance of doubt, if more than one event occurs that would give rise to a right to enter into a ITR Agreement pursuant to Section 6 or to a right to Delivered Tax Value or to a payment under Section 7(a), Section 7(b) or Section 8, any Holder of a Class P Unit that would have been entitled to payment in respect of more than one such event will be entitled to elect in respect of which such event such Holder will receive payment in accordance with these Terms. But, for the avoidance of doubt, no tax benefit or deemed tax benefit shall give rise in connection with more than one such event to a payment or right to payment in respect of a Class P Unit (or other securities into which such Class P Unit is converted or exchanged).

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Section 8. Payment in Connection with Lookback Period.

In the event that the Company (including an IPO Entity or a parent holding company formed in connection with an IPO whose primary direct or indirect assets consist of substantially all of the Common Units or assets of the Company, but excluding, for the avoidance of doubt, a holding company that acquires such Units or assets in connection with a Change of Control) completes an IPO, including an IPO using an Up-C Structure, or a Change of Control or a Deemed Change of Control that would have required (if such Class P Units were then outstanding) the delivery of a Change of Control Offer pursuant to Section 5 within six (6) months (the “Lookback Period”) of completing the redemption or repurchase of Holders’ Class P Units pursuant to (i) an Optional Redemption or (ii) a Change of Control Offer in respect of a Deemed Change of Control, the Holders shall be entitled to, and the Company shall pay (or cause to be paid) to them (subject to the immediately following sentence), (i) in connection with an IPO, the portion of any payment to be made, at the times such payment is to be made, under any ITR Agreement received by a participant in the IPO that is attributable solely to any tax benefit that would not have been delivered to the IPO Entity by such participant but for such acquisition of the Holders’ Class P Units in such Lookback Period (determined by (x) assuming any such ITR Agreement does not have any provisions reducing the amount payable under the ITR Agreement on account of this Section 8 and (y) comparing the hypothetical payments that would have been made under the ITR Agreement assuming such amount of Class P Units were not so acquired and instead were converted into Common Units at the time of the IPO as described under Section 6 to the payments to be made under the ITR Agreement (taking into account the assumption in clause (x) of this sentence)), or (ii) in connection with such Change of Control (other than a Deemed Change of Control), an amount equal to the Delivered Tax Value that the Holders would have been entitled to receive had such determination been made at the time of the consummation of the Change of Control as if the Holders then held such amount of their Class P Units that were redeemed during such period with the Class P Unit Liquidation Preference as of the date of such redemption, based on the procedures set forth under Section 7, or (iii) in the case of a Deemed Change of Control in the Lookback Period, the Holders of a Class P Unit previously redeemed or repurchased by the Company shall be entitled only to the portion of the Delivered Tax Value with respect to which the Sponsor Member(s) that sell in such transaction have agreed with the buyer to receive consideration as described in Section 7(a)(i), and solely to the extent attributable to any tax benefit that would not have been delivered by such Sponsor Member(s) to the buyer but for the redemption or repurchase of such Class P Unit, provided that any payment pursuant to this clause (iii) shall be an obligation solely of such selling Sponsor Member(s) and the Holders of the Class P Units shall have no recourse against the Company with respect thereto. Any amounts payable pursuant to the preceding sentence shall be reduced (but not below zero) by the amount of any premiums or make-whole payments made in respect of such redemption or repurchase of Class P Units.

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Section 9. Affirmative Covenants.

For so long as any Class P Units remain outstanding, the Company covenants and agrees with the Holders that the Company will:

(a) deliver to each Holder (i) the annual and quarterly financial statements (which may be financial statements of the Borrower or an Affiliate thereof) and each Compliance Certificate to be delivered to the Administrative Agent under the First Lien Credit Agreement or any refinancing thereof, on the date any such financial statements or Compliance Certificate are required to be delivered to the Administrative Agent thereunder (giving effect to any waiver), (ii) a certificate of a Financial Officer, substantially consistent with the form of Compliance Certificate under the First Lien Credit Agreement, certifying and setting forth the Total Leverage Ratio as of the most recently ended Test Period (and which, for the avoidance of doubt, need not set forth any calculation of first lien coverage ratio, excess cash flow or net proceeds from prepayment events under the First Lien Credit Agreement), not later than five (5) days after any delivery of financial statements for such Test Period under clause (i) above, and (iii) copies of any notice of default or any request for, or consent to any amendment or waiver under the First Lien Credit Agreement or any refinancing thereof (including such amendment or waiver) when delivered, or promptly following receipt thereof, by the Company or any Subsidiary of the Company;

(b) grant each Holder non-participatory access to quarterly conference calls for lenders, to the extent Borrower holds such calls; and

(c) promptly after any Responsible Officer of the Company obtains actual knowledge thereof, provide to each Holder written notice of any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Section 10. Negative Covenants.

For so long as any Class P Units remain outstanding, the Company covenants and agrees with the Holders that:

(a) Restricted Payments. The Company will not, and will not permit any Subsidiary of the Company to, pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Subsidiary of the Company may make Restricted Payments to the Company or any other Subsidiary of the Company (and, in the case of any such Subsidiary that is not a wholly owned Subsidiary, to each other owner of Equity Securities of such Subsidiary based on their relative ownership interests of the relevant class of Equity Securities), subject to Section 10(c);

(ii) payments or distributions to satisfy dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets (other than with respect to the Transactions);

(iii) the Company and any Subsidiary of the Company may declare and make dividend payments or other distributions, on a pro rata basis, payable solely in the Equity Securities of such Person making such declaration, dividend or other distributions;

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(iv) the following Restricted Payments made solely in connection with or in order to consummate the Transactions to the extent provided for in the Purchase Agreement or the LLC Agreement: (w) any earn-outs not in excess of $250,000,000 (the “Earnout Cap”), provided that any such dividends or distributions are paid, or redemptions effected, solely in connection with the payment of earn-outs due under the Purchase Agreement in accordance with Section 4.03(g) of the LLC Agreement, (x) redemptions pursuant to Section 7.11 of the LLC Agreement, (y) other purchase price adjustments, including the Foregone Step-up Payments and the PPV Payments, or (z) payments not to exceed $50,000,000 in the aggregate to the Rollover Members in accordance with Section 4.03(g) of the LLC Agreement for Earn-Out Payments described in clause (ii) of the definition thereof (the “Rollover Members’ True-up Payment”), but excluding, for the avoidance of doubt, other than as specified in the foregoing clauses (w), (x), (y) and (z), any redemptions of any Common Units held by, or distributions to, the Common Unit holders as provided in the LLC Agreement or otherwise;

(v) [Reserved];

(vi) Restricted Payments by the Company to redeem, acquire, retire or repurchase (or by the Company to any Parent (excluding the WME Member and its Subsidiaries, other than a holding company Parent of the Company) to allow such Parent to redeem, acquire, retire or repurchase) its Equity Securities (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Securities) held (whether directly or through a Management Holdco) by current or former officers, managers, consultants, directors and employees not Affiliated with any Sponsor Member (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Company (or any Parent), upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments permitted by this clause (vi) shall not exceed the sum of (A) the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year, (B) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Company or its Subsidiaries after the Closing Date and (C) the cash proceeds from the sale of Common Units, other than an issuance pursuant to Section 11(c); provided, further, that any unused portion for any fiscal year may be carried forward to the immediately succeeding fiscal year, after which it will be forfeited; provided, further, that this clause (vi) shall not be available for redemptions, acquisitions, retirements or repurchases of Equity Securities from Ariel Emanuel or Patrick Whitesell;

(vii) Restricted Payments (solely in the case of clauses (A), (C) and (E) below, in an amount not to exceed $10,000,000 in any fiscal year) to allow any Parent (excluding the Sponsor Members and the WME Member and its Subsidiaries, other than a holding company Parent of the Company) of the Company to pay: (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (B) any reasonable and customary indemnification claims

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made by directors or officers of the Company (or any Parent) attributable to the ownership or operations of the Company and its Subsidiaries, (C) fees and expenses due and payable by any of the Company and its Subsidiaries and not addressed by clause (A) above, (D) payments that would otherwise be permitted to be paid directly by the Company and its Subsidiaries pursuant to Section 10(c)(x) or Section 10(c)(xii) and (E) franchise and similar taxes, and other fees and expenses, required to maintain its organizational existence;

(viii) [Reserved];

(ix) redemptions in whole or in part of any Equity Securities of the Company, the UFC Co-Invest Member or a Management Holdco for another class of its Equity Securities or with proceeds from substantially concurrent equity contributions or issuances of new Equity Securities of the Company; provided that such new Equity Securities of the Company contain terms and provisions at least as advantageous to the Holders in all respects material to their interests as those contained in the Equity Securities redeemed thereby;

(x) [Reserved];

(xi) the Company may (a) pay cash in lieu of fractional Equity Securities in connection with any dividend, split or combination thereof or any acquisition or other similar investment and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) [Reserved];

(xiii) payments made or expected to be made by the Company or any Subsidiary of the Company in respect of withholding or similar taxes payable upon exercise of Equity Securities by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees or Permitted Transferees) and any repurchases of Equity Securities deemed to occur upon exercise of the Warrants or other options or warrants or other incentive interests if such Equity Securities represent a portion of the exercise price of such options or warrants or other incentive interests or required withholding or similar taxes, or deemed to occur upon the conversion of Class P Units in accordance with Section 6;

(xiv) [Reserved];

(xv) Restricted Payments constituting or otherwise made in connection with or relating to transactions permitted by Section 10(c)(xiii); provided, however, that this clause (xv) is not available for (A) payments pursuant to any ITR Agreement or (B) Restricted Payments in the form of cash, property or other assets, other than (1) a distribution of voting stock of an IPO Entity without rights to share in dividends or on liquidation, (2) a transaction with a Blocker pursuant to Section 8.01(e) of the LLC

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Agreement as a result of which the equityholders of such Blocker receive common equity interests of the IPO Entity that have substantially the same proportionate indirect interest in outstanding Common Units of the Company (before giving effect to issuance in the IPO) as such Blocker held in the Company before such transaction, (3) in connection with or following an IPO using an Up-C Structure, exchanges of Common Units (which exchange may be together with shares of non-economic voting stock of the IPO Entity) for common Equity Securities of the IPO Entity on a proportionate basis, and (4) in connection with the Optional Redemption of any outstanding Class P Units pursuant to Section 4 and/or the conversion of any outstanding Class P Units to Common Units pursuant to Section 6(a);

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

(xix) any Permitted Priority Distributions pursuant to clause (i), clause (ii) or clause (iii) of the definition thereof;

(xx) [Reserved];

(xxi) repurchases pursuant to Section 3.06(d)(ii)(C) of the LLC Agreement;

(xxii) distributions by the Company of Equity Securities of a Blocker acquired pursuant to the exercise in accordance with the terms of the Company’s rights in Section 7.06 or Section 7.07 of the LLC Agreement; and

(xxiii) subject to the right of the Holders to make an RP Election, any additional Restricted Payments.

In the event of any proposed Restricted Payment pursuant to Section 10(a)(xxiii), the Company shall give the Holders irrevocable written notice (or revocable written notice, in the case of a proposed redemption pursuant to Section 7.02(e) of the LLC Agreement or the proposed exercise by the Company of its rights pursuant to Section 7.06 or Section 7.07 of the LLC Agreement) of such proposed Restricted Payment, and the Requisite Class P Members shall have the opportunity to elect (an “RP Election”), by delivery to the Company of a written notice setting forth such RP Election within five (5) Business Days of the receipt by such Requisite Class P Members of the notice of such proposed Restricted Payment from the Company, that all Holders will receive pro rata out of such Restricted Payment, prior to any Units, an aggregate amount equal to the lesser of (i) the entire amount of such Restricted Payment and (ii) the amount of the outstanding Class P Unit Liquidation Preference of the outstanding Class P Units (the applicable amount under clause (i) or clause (ii), the “RP Specified Amount”). Subject to any such RP Election, the Company shall proceed, to the extent legally permitted, with such proposed Restricted Payment within the twelve (12) Business Days following the earlier of the receipt of such RP Election and payment in full of the RP Specified Amount or the expiration of such five (5) Business Day period without an RP Election; provided, that, with respect to a

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proposed redemption pursuant to Section 7.02(e) of the LLC Agreement or the proposed exercise by the Company of its rights pursuant to Section 7.06 or Section 7.07 of the LLC Agreement, the Company shall not be required to effect the proposed Restricted Payment earlier than the applicable time frames provided by Section 7.06 and Section 7.07 of the LLC Agreement or, in the case of Section 7.02(e) of the LLC Agreement, three months and forty-five (45) days after the Closing Date.

Any amounts received by the Holders pursuant to an RP Election shall reduce the Class P Unit Liquidation Preference of the outstanding Class P Units (but not below zero) in accordance with Section 4.03(b) or Section 4.03(c), as applicable, of the LLC Agreement, and a proportionate number of the outstanding Class P Units shall be deemed redeemed pro rata from the Holders so that (i) the Class P Unit Liquidation Preference per outstanding Class P Unit remains the same before and after the payment of the RP Specified Amount, and (ii) the sum of the Preferred Base Amount and Compounded Return per outstanding Class P Unit remains the same before and after the payment of the RP Specified Amount, and any excess of the amount of such Restricted Payment over the RP Specified Amount (or over zero, if the Holders do not make the RP Election) may be paid to other holders of Equity Securities of the Company or the applicable Subsidiary of the Company in accordance with the LLC Agreement and/or other applicable agreements.

For the avoidance of doubt, any redemption pursuant to Section 7.02(e) of the LLC Agreement and any exercise by the Company pursuant to Section 7.06 or Section 7.07 of the LLC Agreement shall be effected solely pursuant to Section 10(a)(vi) or Section 10(a)(xxiii), as the case may be.

(b) Indebtedness. The Company will not, and will not permit any Intermediate Parent, the Borrower or any Restricted Subsidiary of the Borrower, to, create, incur, assume or permit to exist any Indebtedness, except:

(i) (A) (1) the Term Loans incurred on the Closing Date under the Loan Documents in an aggregate principal amount not to exceed $1,375,000,000, (2) Indebtedness incurred on the Closing Date under the Second Lien Credit Documents in an aggregate principal amount not to exceed $425,000,000, and (3) without duplication of clause (1) and clause (2) the amount of Indebtedness under clause (1) and clause (2) permanently retired through voluntary prepayments, (B) revolving loans in an aggregate principal amount up to $150,000,000 and (C) incremental loans or incremental equivalent debt in an aggregate principal amount up to the amount set forth in clause (z) of Section 10(b)(vii), and, in each case, any Permitted Refinancing thereof;

(ii) Indebtedness (A) outstanding on the Closing Date and listed on Schedule 6.01 of the First Lien Credit Agreement, and (B) that is intercompany Indebtedness among the Company and its Subsidiaries outstanding on the Closing Date, and, in each case, any Permitted Refinancing thereof;

(iii) Guarantees by the Company or any Subsidiary of the Company in respect of Indebtedness of any Subsidiary of the Company otherwise permitted under this Section 10(b);

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(iv) Indebtedness of the Company, any Intermediate Parent, the Borrower or any Restricted Subsidiary of the Borrower owing to any other Restricted Subsidiary of the Borrower, the Borrower, any Intermediate Parent or the Company;

(v) (A) Indebtedness (including Capital Lease Obligations) of the Company, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries of the Borrower financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided, further, that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of $75,000,000 and 22.5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Swap Agreements (other than Swap Agreement entered into for speculative purposes);

(vii) any Indebtedness of the Company, any Intermediate Parent, the Borrower or any Restricted Subsidiary of the Borrower if, after giving effect to the incurrence of such Indebtedness, on a pro forma basis, the Total Leverage Ratio is equal to or less than 7.25 to 1.00 (provided that the amount of Indebtedness for purposes of calculating the Total Leverage Ratio shall exclude (x), to the extent provided for in the Purchase Agreement, (1) any earn-outs in the aggregate not in excess of the Earnout Cap plus any Rollover Members’ True-up Payment, (2) indemnification obligations of the Company and (3) other purchase price adjustments in connection with the Transactions, including the Foregone Step-up Payments and the PPV Payments (but for the avoidance of doubt, the incurrence of any Indebtedness to fund any such amounts set forth in this clause (x) shall not be excluded by this clause (x)), (y) the maximum principal amount available to be drawn under the Revolving Credit Facility as of Closing, provided that such amount shall not exceed $150,000,000, and (z) up to the greater of $235,000,000 and 75.0% of the amount of Consolidated EBITDA for the most recent Test Period under any incremental credit facility or incremental equivalent debt), and any Permitted Refinancing thereof;

(viii) Indebtedness in respect of Permitted Receivables Financings;

(ix) Indebtedness representing deferred compensation to employees of the Company, any Intermediate Parent, the Borrower and the Restricted Subsidiaries of the Borrower incurred in the ordinary course of business;

(x) Indebtedness consisting of unsecured promissory notes issued by the Company or any of its Subsidiaries to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Securities in the Company (or any Parent) permitted by Section 10(a);

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(xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Transactions (but for the avoidance of doubt, this clause (xi) shall not be available for the incurrence of any Indebtedness to fund any such obligations) or any other acquisition, any other investment or any disposition permitted under the First Lien Credit Agreement (as then in effect) or permitted under Section 6.04 or Section 6.05 of the First Lien Credit Agreement (as then in effect);

(xii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any other acquisition or other investment permitted under the First Lien Credit Agreement (as then in effect) or permitted under Section 6.04 of the First Lien Credit Agreement (as then in effect);

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company, any Intermediate Parent, the Borrower and their Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company, the Intermediate Parents, the Borrower and their Restricted Subsidiaries);

(xiv) [Reserved];

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvi) Indebtedness incurred by the Company, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries of the Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Company, the Intermediate Parent, the Borrower or any of the Restricted Subsidiaries of the Borrower or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

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(xviii) Indebtedness supported by a letter of credit issued pursuant to the First Lien Credit Agreement or any other letter of credit, bank guarantee or similar instrument permitted by this Section 10(b), in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xix) [Reserved];

(xx) Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof; and

(xxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 10(b).

For purposes of determining compliance with this Section 10(b), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b)(i) through (b)(xxi) above, the Company shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents (and any Permitted Refinancings thereof) and the Second Lien Credit Documents (and any Permitted Refinancings thereof) up to $1,950,000,000, will be deemed to have been incurred in reliance only on the exception in clause (b)(i) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Equity Securities will not be deemed to be an incurrence of Indebtedness or Equity Securities for purposes of this Section 10(b); provided that, for the avoidance of doubt, this sentence shall not affect whether such amounts are Indebtedness (as defined in the First Lien Credit Agreement) for purposes of calculating the Total Leverage Ratio under Section 10(b)(vii).

(c) Affiliate Transactions. The Company shall not, and shall not permit any Subsidiary of the Company to, Transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transaction of any kind with, any of the WME Member, a Sponsor Member, any New Controlling Member or any of their respective Affiliates, whether or not in the ordinary course of business (collectively, “Annex A Affiliate Transactions”), except:

(i) (x) transactions with the Company or any Subsidiary of the Company and (y) transactions involving aggregate payments or consideration of less than the greater of $10,000,000 and 3.5% of Consolidated EBITDA for the most recently ended Test Period prior to such transaction;

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(ii) on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii) issuances or Transfers of Equity Securities of the Company or any Subsidiary of the Company to any future, present or former employee, director, officer or consultant not Affiliated with any Sponsor Member (or any estate planning vehicles, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director profits interest or equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director or officer in connection with the termination of their services with the WME Member, the Company or any of their respective subsidiaries, or otherwise in accordance with the WME Member’s or the Company’s equity incentive, employment or equityholders’ arrangements;

(iv) (A) issuances of Common Units to such Persons for at least Fair Market Value, (B) issuances pursuant to the exercise or conversion of convertible securities or warrants for which the exercise or conversion price was at least Fair Market Value at the time of entry into a binding purchase agreement for issuance, (C) issuances of Additional Securities pursuant to the exercise of Preemptive Rights under Section 3.06 of the LLC Agreement, (D) issuances of Class P ROFR Interests in accordance with Section 10(f), (E) issuances of Earn-Out Funding Units by the Company in accordance with the terms of the LLC Agreement, (F) issuances of Class A Common Units to the UFC Co-Invest Member in an aggregate amount not to exceed $10,000,000 within thirty (30) days after the Closing Date and (G) payments with respect to Class P ROFR Interests acquired other than from the Company or its Subsidiaries or as described in Section 10(f)(iii).

(v) employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Company and its Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions;

(vi) payments by the Company (and any Parent) and any Subsidiary of the Company pursuant to tax sharing agreements among the Company (and any Parent) and the Subsidiaries of the Company on customary terms to the extent attributable to the ownership or operation of the Subsidiaries of the Company, to the extent such payments are permitted by Section 10(a);

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Company (or any Parent) or any Subsidiary of the Company in the ordinary course of business to the extent attributable to the ownership or operation of the Company or any Subsidiary of the Company;

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(viii) without giving effect to any Board approvals pursuant to Section 6.01(b) and Section 6.01(c) of the LLC Agreement of Specified Matters that constitute Annex A Affiliate Transactions, and without regard to the proviso in the definition of “Related Party Transaction”, and except as expressly addressed by another clause of this Section 10(c) (other than clause (i) hereof), transactions pursuant to, including the exercise by the Company or any Member of any rights under, the LLC Agreement as in effect on the Closing Date or as amended, subject to the limitations set forth in Section 12(b)(i);

(ix) Restricted Payments permitted under Section 10(a);

(x) customary payments by the Company or any Subsidiary of the Company made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the Board, or a majority of the disinterested members of the Board, in good faith, including pursuant to Section 6.01(c)(xv) of the LLC Agreement;

(xi) the Transactions and the payment of fees and expenses related to the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(p) of the First Lien Credit Agreement) in an aggregate amount to the WME Member or a Sponsor Member or any of their respective Affiliates not to exceed $35,000,000, and to the extent provided for in the Purchase Agreement or the LLC Agreement: (x) any earn-outs in the aggregate not in excess of the Earnout Cap, plus any Rollover Members’ True-up Payment, (y) redemptions pursuant to Section 7.11 of the LLC Agreement and (z) other purchase price adjustments pursuant thereto, including the Foregone Step-up Payments and the PPV Payments;

(xii) pursuant to the WME Services Agreement, including a management fee that is limited, for the five-year period commencing on the Closing Date, to $25,000,000 per year, and thereafter, to $35,000,000 per year, plus the payment by the Company or its Subsidiaries of out-of-pocket costs, fees, assessments or expenses and any sales, use, VAT or similar taxes or charges incurred in connection with the services provided under such agreement; and

(xiii) the Company and its Subsidiaries may undertake or consummate or otherwise be subject to the IPO Conversion in accordance with Section 8.01 of the LLC Agreement, including mergers of Blocker Members and the entry into ITR Agreements (but not payment thereunder, which such payment must be made pursuant to and in accordance with Section 10(a)(xxiii)) and Registration Rights Agreements.

(d) Guarantees. The Company will not, and will not permit any Subsidiary of the Company to, Guarantee the Indebtedness of any Affiliate of the Company (including the WME Member) or pledge its assets in support of the Indebtedness of any Affiliate of the Company (including the WME Member), other than, in each case, Guarantees or pledges in support of the Indebtedness of any Subsidiary of the Company; and

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(e) Preferred Equity. The Company will not permit any Subsidiary of the Company to issue any Equity Securities of such Subsidiary with a preference upon liquidation, unless the Company treats the issuance of such preferred Equity Securities as an incurrence of Indebtedness under Section 10(b) (including for purposes of calculating the Total Leverage Ratio under Section 10(b)(vii)) and, on such basis, the issuance is permitted thereby.

(f) Class P ROFR. If at any time the Company or any of its Subsidiaries intends to issue any Debt Securities (including for purposes of this Section 10(f) any credit facility or loan or debt financing agreement) or any Subsidiary of the Company intends to issue any Equity Securities that have a preference upon Liquidation or are mandatorily redeemable (such Debt Securities and such Equity Securities, collectively the “Class P ROFR Interests”) to any of the WME Member, a Sponsor Member, a New Controlling Member or any of their respective Affiliates (the “Class P ROFR Members”) pursuant to Section 3.06 of the LLC Agreement or otherwise, the Company shall, or shall procure that such Subsidiary shall, grant to the Holders a right, but not an obligation, to purchase all or any portion, of such Debt Securities or Equity Securities that such Class P ROFR Members elect to purchase (in the case of Section 10(f)(i)) or that are proposed to be issued to such Class P ROFR Members (in the case of Section 10(f)(ii)), but subject to the following provisions.

(i) In the case of any proposed issuance to Class P ROFR Members of Class P ROFR Interests pursuant to the potential exercise by any Class P ROFR Members of their Preemptive Rights pursuant to Section 3.06 of the LLC Agreement, the Company shall, or shall procure that such Subsidiary shall, first deliver a Preemptive Notice to the Preemptive Members in accordance with Section 3.06(b) or Section 3.06(d), as applicable, of the LLC Agreement. Promptly after the expiration of the fifteen (15) day period set forth in Section 3.06(b) of the LLC Agreement, the Company shall deliver to the Holders a copy of each Preemptive Notice sent to the Class P ROFR Members. For a period of fifteen (15) days after such Preemptive Notices have been sent to the Holders, each Holder shall have the right to elect to purchase up to its ratable share (determined pro rata among all Holders on the basis of the outstanding Class P Units held by each) of the aggregate number of such Class P ROFR Interests with respect to which such Class P ROFR Members exercise their Preemptive Right and Additional Purchase Right. Each Holder shall exercise its right under this clause (i) by delivering a written notice (the “Class P Preemptive Rights Exercise Notice”) to the Company and such Class P ROFR Members of its intent to purchase all or such portion of such Class P ROFR Interests, which notice shall contain the information required to be included in a notice delivered by a Preemptive Member wishing to exercise its Preemptive Right pursuant to Section 3.06(b) of the LLC Agreement. The issuance and sale of any Class P ROFR Interests covered by a Class P Preemptive Rights Exercise Notice shall thereafter be governed by the terms and conditions applicable to the issuance of such Additional Securities under Section 3.06 of the LLC Agreement, and any Holders who deliver a Class P Preemptive Rights Exercise Notice to the Company shall have the same rights and obligations as a Preemptive Member under Section 3.06 of the LLC Agreement with respect to the issuance of such Additional Securities, except that each such Holder shall only have the right to exercise the Additional Purchase Right with respect to the Additional Securities not accepted for purchase by the other Holders, in which event such Additional Securities not accepted by any other Holder shall be deemed to have been offered to and accepted

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by the Holders exercising such Additional Purchase Right in proportion to their respective ratable share (determined pro rata among all Holders on the basis of the outstanding Class P Units held by each) on the same terms and at the same price per Additional Security as those specified in the Preemptive Notice, but in no event shall any Holder exercising its Additional Purchase Right be allocated a number of Additional Securities in excess of the maximum number such Holder has offered to purchase in its notice of exercise. The Class P ROFR Members shall be obligated pursuant to Section 3.06 of the LLC Agreement to purchase only their respective Class P ROFR Interests with respect to which they have exercised their Preemptive Right and with respect to which the Holders have not exercise their right to purchase pursuant to this Section 10(f)(i).

(ii) In the case of any proposed issuance of Class P ROFR Interests to Class P ROFR Members other than pursuant to the potential exercise by any Class P ROFR Members of their Preemptive Rights pursuant to Section 3.06 of the LLC Agreement, the Company shall, or shall procure that such Subsidiary shall, first deliver a revocable written notice (the “Class P ROFR Notice”) to the Holders granting each Holder the right, but not the obligation, to purchase up to its ratable share (determined pro rata among all Holders on the basis of the outstanding Class P Units held by each) of the aggregate number of such Class P ROFR Interests offered to the Class P ROFR Members (the “Class P ROFR”). The Class P ROFR Notice shall specify in reasonable detail the number and type of Class P ROFR Interests proposed to be issued, the identities of the Class P ROFR Members to which the Company or such Subsidiary intends to issue the Class P ROFR Interests, the proposed purchase price for such Class P ROFR Interests, the use of proceeds of such Class P ROFR Interests and any other economic or material terms regarding such Class P ROFR Interests (the “Class P ROFR Terms”).

(A) For a period of fifteen (15) days after the Class P ROFR Notice has been delivered to the Holders (the “Class P ROFR Period”), the Holders shall have the right to elect to purchase (in the case of more than one Holder, their pro rata share of) all or any portion of such Class P ROFR Interests allocable to such Class P ROFR Member by delivering a written notice (the “Class P ROFR Exercise Notice”) to the Company or such Subsidiary (as applicable), prior to the expiration of the Class P ROFR Period, specifying the Holder’s acceptance of the Class P ROFR Terms.

(B) If a Holder fails to deliver the Class P ROFR Exercise Notice, or delivers the Class P ROFR Exercise Notice for less than the entire amount of the Class P ROFR Interests offered to such Holder, within the Class P ROFR Period, then the Company shall, or shall cause such Subsidiary to, offer any Class P ROFR Interests with respect to which a Class P ROFR was not exercised, to any other Holders who exercised their Class P ROFR for the entire amount of Class P ROFR Interests offered to such Holder, in accordance with preceding clauses (i) and (ii).

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(C) If, upon expiration of any applicable Class P ROFR Period, no Holder has elected to exercise its Class P ROFR for the entire amount of Class P ROFR Interests offered to such Holder, the Company may issue such portion of the Class P ROFR Interests with respect to which a Holder has not exercised its Class P ROFR, to the applicable Class P ROFR Members on terms no more favorable to such Class P ROFR Members than the Class P ROFR Terms.

(D) The closing of any issuance of any Class P ROFR Interests elected to be purchased by any Holder pursuant to this Section 10(f) shall be held within thirty (30) days (or such later date as may be necessary to satisfy applicable law) after the expiration of the applicable Class P ROFR Period, or such other time as the Company or such Subsidiary (as applicable) and the Holder shall mutually agree.

(iii) Any Class P ROFR Interests to be purchased by the Holders under this Section 10(f) shall be purchased pro rata from the Class P ROFR Members, (A) in the case of Section 10(f)(i), based on the relative number of Class P ROFR Interests that such Class P ROFR Members have elected to purchase pursuant to their respective Preemptive Notices and, (B) in the case of Section 10(f)(ii), based on the relative number of Class P ROFR Interests proposed to be issued to the Class P ROFR Members in the applicable offering.

(iv) Notwithstanding anything in the LLC Agreement or these Terms to the contrary, the Company and its Subsidiaries shall not be required to deliver a Preemptive Notice pursuant to Section 10(f)(i) or issue a Class P ROFR Notice pursuant to Section 10(f)(ii), and the Holders shall have no right under this Section 10(f) to make a purchase election, in respect of issuances of Class P ROFR Interests to any Class P ROFR Member who (A) is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course, as part of a syndicated transaction involving more than five (5) syndicate members and pursuant to which such Class P ROFR Member will hold no more than 20% of the Class P ROFR Interests being issued, (B) is a bona fide underwriter or initial purchaser of such Class P ROFR Interests or (C) acquires such Class P ROFR Interests pursuant to a refinancing of any Debt Securities purchased by such Class P ROFR Member other than from the Company or its Subsidiaries (whether directly or indirectly through a series of related transactions).

For the avoidance of doubt, nothing contained in these Terms shall prohibit a synthetic secondary transaction (a “Synthetic Secondary Transaction”) in which the Company or a Parent (including an IPO Entity in an Up-C Structure), repurchases Common Units with the proceeds from any issuance of common equity by the Company or a Parent.

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Section 11. Events of Default.

(a) So long as any Class P Units are outstanding, it shall be event of default (an “Event of Default”) under this Annex A if:

(i) the Company fails to repurchase or redeem the Class P Units on the date on which such Class P Units are required to be redeemed (including on an Optional Redemption Date or Change of Control Payment Date or pursuant to an RP Election);

(ii) the Company fails to make a distribution to the Class P Units required to be made pursuant to Section 4.03 of the LLC Agreement;

(iii) the Company (A) fails to observe any covenant, condition or agreement of the Company under Section 9(c), Section 10(a)-(e) or Section 12 (other than clause (b)(iii) thereof) or (B) issues Class P ROFR Interests to the Class P ROFR Members in violation of Section 10(f);

(iv) the Company fails to make the payment of quarterly distributions of Preferred Return and such failure shall continue unremedied for a period of five (5) Business Days after the occurrence thereof;

(v) the Company fails to deliver to the Holders any final Schedule K-1 (including any estimates of taxes delivered to any Sponsor Member in connection therewith), as required to be delivered pursuant to Section 3.07(b)(ii) of the LLC Agreement, substantially simultaneously with or before the time of delivery of such Schedule K-1 or estimates (as applicable) to any Sponsor Member; and

(vi) the Company fails to observe or perform any other covenant, condition or agreement of the Company contained in this Annex A or observe any other covenant, condition or agreement of the Company in the LLC Agreement that would entitle the Holders to enforce their rights thereunder and such failure shall continue unremedied for a period of 30 days after notice thereof to the Company from the Requisite Class P Members.

(b) Upon the occurrence and during the continuation of an Event of Default, without limiting any other right of the Holders under these Terms or the LLC Agreement (including the Holders’ rights pursuant to Section 9.02 of the LLC Agreement and Section 13 of these Terms), the Requisite Class P Members may, by written notice to the Company, elect to increase the Applicable Distribution Rate on the outstanding Class P Units, which increase may be in their discretion retroactive from the date of first occurrence of such Event of Default (provided that to the extent the Company has notified the Holders of such Event of Default, such increase in the Applicable Distribution Rate shall only apply retroactively from the date of first occurrence of such Event of Default where the Requisite Class P Members have provided such written notice to the Company within 30 days of receipt of such notice from the Company), in which case the Fixed Distribution Rate or, if the Floating Distribution Rate is then applicable, the then applicable spread over the then applicable five-year Treasury Rate will increase by (x) 100 basis points per annum during the 12-month period commencing on the date of such Event of Default (or in the case of a retroactive increase in the Applicable Distribution Rate as provided for above, the date of notification of such Event of Default), (y) an additional 100 basis points per annum during the 12-month period commencing on the first anniversary of the date of such Event of Default (or in the case of a retroactive increase in the Applicable Distribution Rate as

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provided for above, the date of notification of such Event of Default) and (z) an additional 50 basis points per annum on and after the second anniversary of such Event of Default (or in the case of a retroactive increase in the Applicable Distribution Rate as provided for above, the date of notification of such Event of Default). For the avoidance of doubt, (A) if there is at any time more than one Event of Default continuing, the time periods in the prior sentence shall be determined based on the date of notification (or, as applicable, occurrence) of the earliest Event of Default from which time there has continuously been one or more Events of Default continuing, (B) the occurrence of any Event of Default while another Event of Default is continuing shall not result in an additional increase in the Fixed Distribution Rate or Floating Distribution Rate, as applicable, and (C) the Fixed Distribution Rate or Floating Distribution Rate shall not be increased by more than 250 basis points per annum pursuant to this Section 11(b). The Requisite Class P Members may waive any Event of Default and its consequences by written notice to the Company (which the Company shall promptly provide to any non-consenting Holders).

(c) Notwithstanding anything to the contrary contained in Section 11(a) or Section 11(b), if the Company or any Subsidiary of the Company makes any Restricted Payment that results in an Event of Default hereunder, such Event of Default shall be deemed cured if the Company (i) rescinds, or causes the applicable Subsidiary to rescind, such dividend, distribution or other payment or (ii) issues, or causes the applicable Subsidiary to issue, common Equity Securities for cash or otherwise receives, or causes the applicable Subsidiary to receive, cash contributions to such Person’s capital as cash common equity or other similar common Equity Securities (collectively, the “Cure Right”); and if, upon and after giving effect to the receipt by the Company or the applicable Subsidiary of such rescinded payment or the net proceeds of such issuance pursuant to the exercise by the Company of such Cure Right, the Company shall then be in compliance with the covenant, condition or agreement that was breached when the payment that gave rise to the Event of Default was made, the Company shall be deemed to have satisfied the requirements of such covenant, condition or agreement as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured for the purposes of this Agreement.

Section 12. Voting and Consent Rights.

(a) The Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the members of the Company, except as otherwise required under Delaware law or as expressly set forth in this Section 12 or the LLC Agreement.

(b) For so long as any Class P Units remain outstanding:

(i) unless a greater percentage is then required by the Delaware Act, without the prior written consent of the Requisite Class P Members, voting or consenting, as the case may be, separately as one class, the Company shall not, directly or indirectly, whether by merger, consolidation or otherwise, amend, alter or otherwise modify the LLC Agreement (including these Terms) so as to affect adversely the specified rights, preferences, privileges or consent rights of the Class P Units. For the avoidance of doubt and notwithstanding anything in this Section 12(b)(i) to the contrary but subject to

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Section 12(b)(ii)(A) below, any amendments in connection with (A) the creation and/or the issuance by the Company of any new class of Equity Securities (other than Senior Equity), (B) the right of the holders of any Membership Interests or Equity Securities to have registration rights with respect to such Membership Interests or Equity Securities, (C) Board representation rights, or consent or approval rights or other governance rights provided to the holders of such Membership Interests or Equity Securities as long as such rights do not eliminate any consent or approval rights of any of the Holders hereunder, or (D) affording holders thereof with the same rights and privileges generally afforded to Members pursuant to the LLC Agreement, including information rights and the inclusion of such Membership Interests, Equity Securities or the holders thereof in Section 7.04, Section 7.06 or Section 7.07 of the LLC Agreement, shall not be deemed to “adversely affect the specified rights, preferences, privileges or consent rights of the Class P Units”;

(ii) without the prior written consent of the Requisite Class P Members, the Company shall not, directly or indirectly, whether by merger, consolidation or otherwise:

(A) issue Senior Equity, other than Preferred Return paid in kind;

(B) permit any entity that is an Intermediate Parent to issue any Equity Interest that has a preference with respect to distributions or upon Liquidation (other than Permitted Priority Distributions or provision therefor); or

(C) amend, alter or otherwise modify or waive any provision of these Terms; and

(iii) the prior written consent of the MSD Member shall be required to pursue any business activity in the gaming industry that would require the MSD Member or any of its Affiliates or employees to comply with licensing requirements or requirements for invasive or burdensome disclosure of private financial or personal information or that would impose any burdensome regulatory obligation or constraint on the MSD Member or such Affiliate or employee. It is acknowledged, pursuant to the representations and warranties provided in the Purchase Agreement, that the preceding sentence shall not be implicated by the business of the Company and its Subsidiaries as of the Closing Date. In addition, in the event that the MSD Member’s consent would be required pursuant to the first sentence of this Section 12(b)(iii), and the MSD Member’s withholding of such consent is preventing the Company or any Subsidiary from pursuing such gaming opportunities, the Company and the MSD Member shall negotiate in good faith to amend the MSD Member’s rights and obligations in a manner not materially less favorable to the MSD Member (for example, by converting any voting non-preferred equity into non-voting) so as to address such licensing or disclosure requirement or regulatory requirement, obligation or constraint on the MSD Member or its applicable Affiliates or employees. In addition, in the event any business activities of the Company or any Subsidiary, whether or not related to gaming, would impose any such requirement, obligation or constraint on the MSD Member or any of its Affiliates or employees, the Company shall reasonably cooperate with any request by the MSD Member to amend its rights and obligations in a manner no less favorable to the Company (for example, by converting any voting equity into non-voting) so as to address such regulatory requirement, obligation or constraint on the MSD Member or its applicable Affiliates or employees.

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Section 13. Specific Performance; Dispute Resolution.

(a) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that Holders would suffer if the Company fails to comply with any of its obligations in these Terms or the related provisions of the LLC Agreement, including for the avoidance of doubt, the failure to comply with any covenant set forth in Section 9, Section 10 or Section 12 in these Terms, and that, in the event of any such failure, the Holders will be irreparably damaged and will not have an adequate remedy at law. The Holders shall, therefore, be entitled (in addition to, and not in lieu of, any other remedy to which the Holders may be entitled at law or in equity) to equitable and injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of these Terms or such related provisions of the LLC Agreement, none of the Company or its Members shall raise the defense that the Holders have an adequate remedy at law. For the avoidance of any doubt, the Holders and the Company acknowledge and agree that any increase in the Fixed Distribution Rate or Floating Distribution Rate pursuant to Section 11(b) shall not be the Holders’ sole or exclusive remedy for any failure by the Company to comply with these Terms or such related provisions of the LLC Agreement and that the Holders shall be entitled (in addition to, and not in lieu of, the rights in respect of such increase under Section 11(b)) to all other rights and remedies available at law or in equity.

(b) Notwithstanding the dispute resolution proceedings set forth in Section 11.06 of the LLC Agreement, the Holders and the Company irrevocably agree that any legal action or proceeding with respect to these Terms and the rights and obligations arising under these Terms and the related provisions of the LLC Agreement, or for recognition and enforcement of any judgment in respect of these Terms and the rights and obligations arising under these Terms and the related provisions of the LLC Agreement brought by the Company or any Holder or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Holders and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to these Terms, the rights and obligations arising under these Terms and the related provisions of the LLC Agreement in any court other than the aforesaid courts. Each of the Holders and the Company hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to these Terms, the rights and obligations arising under these Terms and the related provisions of the LLC Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 13, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of

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judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) these Terms, the rights and obligations arising under these Terms and the related provisions of the LLC Agreement, or the subject matter thereof, may not be enforced in or by such courts. Each of the Holders and the Company agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.02 of the LLC Agreement.

*         *         *

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ANNEX B

Registration Rights Terms

Parties:	The Company, WME Member, SL Member, KKR Member (together with the SL Member, the “Sponsor Investors”, and, the Sponsor Investors, together with the WME Member, the “Equity Investors”), Former Preferred Investor (as defined below), Former Warrant Investors (as defined below), Fertitta Member, Dana White Member (together with the Fertitta Member, the “UFC Investors”) and January Capital Member (together with the UFC Investors, the “Rollover Investors”, and, the Rollover Investors, together with the Equity Investors and the Former Warrant Investors, the “Common Investors”).

“Former Preferred Investor” means each Class P Member (with respect to its Class P Units) who elects for any or all Class P Units held by such Class P Member and outstanding upon completion of an IPO to convert into Common Units (such converted Class P Units, the “Converted Units”), in accordance with such Class P Member’s conversion rights under Annex A of the LLC Agreement.

“Former Warrant Investor” means each holder of Class A Common Units issued to such holder pursuant to the exercise of Warrants.

“Investors” means, collectively, the Common Investors and the Former Preferred Investors.

For purposes of this Annex B, the “Company” shall include the IPO Entity in connection with or following an IPO using an Up-C Structure.

Demand Rights:

The WME Member will be entitled to six demand registrations in the aggregate, each Sponsor Investor will be entitled to four demand registrations in the aggregate, each Rollover Investor will be entitled to one demand registration in the aggregate, and the Former Preferred Investor, solely with respect to its Converted Units, will be entitled to a number of demand registrations equal to the greater of (i) one, if such Former Preferred Investor is unable to sell under Rule 144 of the Securities Act without the volume or manner of sale restrictions under such rule eighteen months after the IPO, or

(ii) from and after the IPO, the equivalent number of demand registrations afforded to any other Common Unit holder who, together with its Affiliated entities, as of immediately prior to the IPO, holds the same number of or fewer Common Units compared to the Former Preferred Investor and its Affiliated entities as of immediately prior to the IPO; provided, that, in each case, the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50,000,000 (each Investor entitled to a demand registration pursuant to this paragraph, a “Demand Investor”).

Any non-initiating party may participate in demand registrations or marketed or non-marketed underwritten shelf take-downs (which, in the case of non-marketed underwritten shelf take-downs, shall include appropriate notice provisions designed to take into account the anticipated abbreviated period of time that the holders of Registrable Securities will have to exercise such participation right in connection with any such non-marketed underwritten shelf take-down). The party initiating the demand registration may choose the underwriter to be used. The initiating party of a demand offering (including a marketed take-down) can abandon the offering without losing a demand right if (a) such party pays the Company’s registration expenses or (b) the Company or its stock price has undergone a material adverse change since the demand notice. The Company will reasonably assist and cooperate in the marketing process for demand registrations.

Form S-3 Rights:	The Company will use reasonable best efforts as promptly as reasonably practicable after the first anniversary of an IPO to become and remain eligible to use Form S-3. The Company will use commercially reasonable efforts to file a shelf registration statement, including a customary shelf registration statement for the exchange of Common Units into shares of common stock of the IPO Entity following an IPO using an Up-C Structure, and cause it to be effective as promptly as reasonably practicable following the first anniversary of an IPO and to keep such shelf registration effective for as long as any registration securities are outstanding. A shelf registration on Form S-3 (or any successor form then in effect) or a non-marketed take-down will not be counted as a demand registration, however, a marketed take-down will be counted as a demand registration. For purposes of this term sheet, a “marketed take-down” is a takedown that includes more than 48 hours of a road show or other substantial marketing effort by the underwriters with participation by Company management. If any Demand Investor exercises a demand right for an underwritten shelf takedown, such Demand Investor shall provide at least two (2) Business Days’ prior notice to the Company.

Piggyback Rights:	In the event of any registered public offering of Equity Securities by the Company (including an IPO), each Investor will have unlimited “piggyback” rights, subject to the cutback described below; provided that, in the case of an IPO, no Former Warrant Investor will have any such piggyback rights unless such registered public offering is an IPO using an Up-C Structure in which either the WME Member or the SL Member sell Equity Securities.

Blackout Period:	If an offering would (i) require the Company to disclose material non-public information and such disclosure would not be in the best interests of the Company as determined by the board of directors of the IPO Entity in good faith, (ii) materially interfere with a bona fide financing, acquisition or similar transaction by the Company, or (iii) could not be effected by the Company in compliance with the applicable financial statement requirements under applicable securities laws, the registration shall not be effected. However, the blackouts in any 12-month period shall not exceed more than 90 aggregate days or more than two separate blackouts periods. If such a blackout is instituted in connection with a demand registration initiated by a Demand Investor, such demand shall not constitute a demand registration right of such initiating Demand Investor.

Underwriting Cutback:	In connection with any underwritten offering, the managing underwriter may limit the number of Equity Securities that may be included in such registration, and the Equity Securities to be included in such registration will be allocated in accordance with the following priority:

•  In a demand registration initiated by a Demand Investor: first, to Demand Investors, pro rata based on ownership of Equity Securities of the Company to be included in the registration; second, to any other equityholders, pro rata based on ownership of Equity Securities of the Company; and third, all securities proposed by the Company, if any, to be sold for its own account.

•  In a piggyback registration initiated by the Company: first, all securities proposed by the Company, if any, to be sold for its own account; second, to Demand Investors, pro rata based on ownership of Equity Securities of the Company to be included in the registration; and third, to any other equityholders, pro rata based on ownership of Equity Securities of the Company.

Holdback Agreement:	In connection with any underwritten offering, each Investor will not, for a period of up to 180 days, in the case of an IPO, and in the case that such party holds at least 5% of the outstanding shares of the Company at the time of the relevant offering (i) 90 days for a post-IPO offering and (ii) 45 days for shelf offerings, effect any public sale of its Equity Securities of the Company, except for those Equity Securities included in such registration; provided, that, the holdback period shall be the same period as the holdback period that the managing underwriter requires for directors and officers of the Company if different than the foregoing. Any release from the holdback period of a Demand Investor shall apply to others pro rata based on ownership of Equity Securities of the Company; provided, further, that no holder of Warrants or Former Warrant Investor shall be required to agree to or otherwise abide by any such holdback agreement or other lock-up in connection with an underwritten offering, other than in connection with an IPO or any offering with respect to which such holder has piggyback registration rights (unless such holder has permanently waived its piggyback registration rights). Any release from the holdback period of a Demand Investor shall apply to others pro rata based on ownership of Equity Securities of the Company.

Assignment:	Each Investor may assign all or any portion of its registration rights to any Permitted Transferee in a Transfer permitted in accordance with Section 7.01(b) of the LLC Agreement or to bona fide unaffiliated purchasers of registrable securities with a market value at the time of purchase of at least $75 million.

Registrable Securities:	The registration rights of each Investor, respectively, shall apply to Equity Securities held by each party as of the date of the IPO and shall terminate on the earlier of (i) the date such Investor, as applicable, has sold all of its registrable securities pursuant to a registration statement and (ii) the date that such Equity Securities (and any publicly traded securities into which such Equity Securities are exchangeable under the Up- C Structure, if applicable) may be sold under Rule 144 without the volume or manner of sale restrictions under such rule.

Expenses:	The Company will bear all of the reasonable expenses of any piggyback, demand or Form S-3 registrations, including the reasonable expenses of (i) one counsel to the WME Member, (ii) one counsel to the SL Member, (iii) one counsel to the KKR Member, (iv) one counsel to the UFC Investors (v) one counsel to the January Capital Member and (vi) one counsel to the Former Preferred Investor and Former Warrant Investors (excluding, in each case of clauses (i), (ii), (iii), (iv), (v) and (vi), any under writing commissions or fees which shall be paid by the respective selling equityholder).